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PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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W. R. BERKLEY CORPORATION

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W. R. BERKLEY CORPORATION

Notice of 2018 Annual Meeting of Stockholders and Proxy Statement

W. R. Berkley Corporation	475 Steamboat Road Greenwich, Connecticut 06830 Tel: (203) 629-3000 • Fax: (203) 769-4098

To our fellow shareholders:

For over 50 years, we have managed our Company with a focus on creating long-term value for our shareholders. Every action we take and every part of our strategy, including our management compensation and board structure, is designed to generate the highest long-term risk-adjusted return.

2017 was a year marked by record catastrophe losses and significant earnings volatility in our industry. We were there to help our clients pick up the pieces in the aftermath of these disasters and still delivered a 10.9% return on beginning equity to our shareholders.

The culture of our Company emphasizes that everything we do and every person who participates is important to our enterprise, and that doing the right thing is the cornerstone of our success. Our values and principles are not printed on fancy plaques hung on the walls of our offices, but are demonstrated every day at each of our operating units in the way we conduct our business, engage with our team members and give back to our communities. These values are critical to managing volatility and delivering superior long-term results.

2017 was also noteworthy as our commitment to ensuring the competitiveness of U.S. insurance groups in our home country was rewarded. The Tax Cut and Jobs Act effectively eliminated an unfair advantage in the Tax Code for offshore groups writing business through a U.S. subsidiary. In addition, the reduction in the corporate tax rate has positive implications for the economy and the global competitiveness of our business.

Over the last few years, we have spent a significant amount of time talking to our largest shareholders about the unique nature of our business — particularly its long-term characteristics. We have better communicated through engagement and through our proxy how our executive compensation system is tied to the key elements that create economic value in a property casualty insurance company. It is performance based and emphasizes long-term risk-adjusted returns and value creation to give our people a vested interest in the long-term success of the enterprise.

We have also enhanced the discussion regarding our board structure and governance practices. This is a complex business that requires knowledge and expertise for the Board and Compensation Committee to differentiate performance over the long run. Making these judgments requires expertise provided by directors with diverse experience and skills, and we continue to search for Board members who can bring value and advice.

In addition, investors have become increasingly focused on corporate responsibility as a driver of success in recent years, and we have accordingly done more to highlight our principles and practices. We have always recognized that in order to achieve long-term success, we have an obligation to society and the sustainability of the world around us. Whether employing individuals with diverse backgrounds and demographics that reflect the geographic and cultural diversity within our business, giving back to the communities in which we live and work, or managing our own impact on the environment and working closely with our insureds to manage theirs, corporate responsibility has been embedded in our culture from the beginning.

We and our management team continue to be the Company’s largest shareholders. The direct line of communication with our non-management shareholders has never been stronger, and we look forward to continuing the dialogue with you, our fellow owners. We also remain optimistic that we can continue to create value by delivering outstanding risk-adjusted returns in the future.

Sincerely,

William R. Berkley	W. Robert Berkley, Jr.
Executive Chairman	President and Chief Executive Officer

“Always do right. This will gratify some people and astonish the rest.”

— Mark Twain

W. R. BERKLEY CORPORATION

475 Steamboat Road

Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 31, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of W. R. Berkley Corporation (the “Company”) will be held at its executive offices at 475 Steamboat Road, Greenwich, Connecticut, on Thursday, May 31, 2018 at 1:00 p.m. for the following purposes:

(1)	To elect as directors to serve until their successors are duly elected and qualified the five nominees named in the accompanying proxy statement;

(2)	To approve the W. R. Berkley Corporation 2018 Stock Incentive Plan (the “2018 Stock Incentive Plan”);

(3)	To consider and cast a non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say-on-pay” vote;

(4)	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018; and

(5)	To consider and act upon any other matters which may properly come before the Annual Meeting or any adjournment thereof.

In accordance with the Company’s By-Laws, the Company’s Board of Directors has fixed the close of business on April 4, 2018 as the date for determining stockholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

IRA S. LEDERMAN

Executive Vice President and Secretary

Dated: April 19, 2018

W. R. BERKLEY CORPORATION PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS May 31, 2018	.

Your proxy is being solicited on behalf of the Board of Directors of W. R. Berkley Corporation (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment thereof. On April 19, 2018, we began mailing to stockholders of record either a Notice of Internet Availability of Proxy Materials (“Notice”) or this proxy statement and proxy card and the Company’s Annual Report for the year ended December  31, 2017.

2018 Annual Meeting of Stockholders

Date and Time:	Thursday, May 31, 2018 at 1:00 p.m.

Location:	W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830

Record Date:	April 4, 2018

Proposal	Discussion Beginning on Page	Vote Required to Adopt Proposal	Board Recommendation	Broker Discretionary Voting Allowed	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of five directors	20	Majority of the votes cast at the Annual Meeting (i.e., more shares voted “FOR” election than “AGAINST” election)	FOR	No	No effect	No effect
2. Approval of the 2018 Stock Incentive Plan	25	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	FOR	No	Same effect as a vote against	No effect
3. Non-binding advisory vote to approve the 2017 compensation of our named executive officers	35	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	FOR	No	Same effect as a vote against	No effect
4. Ratification of appointment of independent registered public accounting firm for 2018	36	The vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting	FOR	Yes	Same effect as a vote against	Not applicable

In order for business to be conducted, a quorum of a majority of our common stock outstanding and entitled to vote must be present either in person or by proxy at the Annual Meeting. Abstentions and broker non-votes are included in determining whether a quorum is present. The effects of abstentions and broker non-votes on the matters to be voted on are described in the table above.

2018 Proxy Statement	1

ALIGNMENT WITH STOCKHOLDER INTERESTS

LONG-TERM VALUE CREATION

Performance	Governance	Alignment
MANAGEMENT AND THE BOARD OF DIRECTORS ARE FOCUSED ON LONG-TERM VALUE CREATION	CORPORATE GOVERNANCE IS ALIGNED WITH LONG-TERM PERSPECTIVE	COMPENSATION PROGRAMS ARE DESIGNED TO ALIGN INTERESTS WITH STOCKHOLDERS

✓Superior risk-adjusted underwriting results Please see pages 3 , 49, 51, 67

✓Above average risk-adjusted investment returns Please see
pages 3 , 6, 49, 67

✓Prudent capital management Please see pages 3, 49, 67

✓Disciplined cycle management is key to long-term success Please see page 4

✓We grow when pricing is strong and are willing to reduce volume when prices are inadequate Please see page 4

✓We effectively manage volatility, including from catastrophic events Please see pages 3, 5, 67

✓We pursue strategies designed to build value for the future Please see page 6

✓Over the long term, our return on equity (“ROE”) and total value creation have consistently outperformed the industry and our peers Please see pages 8, 51

✓Our three year average ROE ranks in the 90th percentile of our peers Please see pages 11, 53

✓Average annual gain in book value per share (with dividends included) since our first full year as a public company in 1974 of 17.1% has outpaced the S&P 500® Index by 4.7 points Please see page 8

✓80% independent directors (including the new director nominee) Please see pages 14, 39

✓Board members bring diverse backgrounds, skills, experience and perspectives on the Company’s strategy and operations Please see pages 13, 22-24, 41-42

✓Diversified tenure of directors balances Board refreshment with benefit of overseeing the Company over the full insurance cycle Please see pages 13-14, 44

✓30% of the Board has been refreshed in the last 7 years Please see page 14

✓Separate Executive Chairman and Chief Executive Officer (“CEO”) Please see page 43

✓Our Executive Chairman, who founded the Company, is its largest stockholder and has led the Company for more than 50 years, is best suited to lead the Board Please see pages 15, 42-43, 68

✓The Board requires significant stock ownership by our Named Executive Officers (“NEOs”) and Directors, and our policy prohibits pledging shares used to satisfy our NEO stock ownership requirements Please see pages 11, 73, 84

✓Directors and executive officers as a group own 22.2% of the Company’s stock as of April 4, 2018, aligning their interests with those of the stockholders Please see page 90

✓CEO and Named Executive Officer (“NEO”) pay are 90% and 83%, respectively, performance based and at-risk Please see pages 9, 52

✓68% of CEO and 56% of NEO pay are long-term and subject to clawback Please see pages 9, 52

✓Annual cash incentive awards are performance-based and non-formulaic to discourage short-term oriented behavior that can hurt long-term performance Please see pages 10, 55, 64-69

✓100% of long-term compensation, and 75% of CEO’s incentive compensation, is formulaic Please see pages 9, 52, 55

✓NEOs do not receive any shares from vested Restricted Stock Unit (“RSU”) awards until separation from service Please see pages 10, 56, 61

✓Executive Chairman’s compensation reflects his active role in operations, particularly in strategy and investments Please see pages 12, 68

✓Our CEO compensation has been well-aligned with performance, with both three year average pay and performance (as measured by either total stockholder return, return on equity or growth in book value per share) ranking in the top quartile of our peers Please see pages 11, 53

✓Compensation peer group comprised of appropriate industry peers Please see pages 11, 53, 63

FUNDAMENTAL UNDERSTANDING THAT PROPERTY CASUALTY INSURANCE IS A LONG-TERM AND CYCLICAL BUSINESS

2	W. R. Berkley Corporation

2017 Financial Highlights

10.9%	96.7%	$7.7B	$4.26	$44.53
Return on Stockholders’ Equity averaged 12% over the past 5 years.	Combined Ratio averaged 94.7% over the past 5 years.	Total Revenues increased 32% over the past 5 years.	Net Income Per Diluted Share grew 20% over the past 5 years.	Book Value Per Share grew 41% over the past 5 years.

In a year marked by record catastrophe losses for the industry, our focus on risk-adjusted returns has enabled us to produce excellent results with lower volatility than our peers.

Appropriately managing the insurance pricing cycle has always been critical to long-term success. Historically, catastrophe losses were a major catalyst for pricing increases, but excess capital and increased market fragmentation have dampened their effects, and underwriting expertise and prudent cycle management have become even more critical. During 2017, we maintained our discipline in both pricing and risk selection, while recording our 11th consecutive year of favorable loss reserve development.

$336 Million

Net Realized Investment Gains (Pre-Tax)

Sales of real estate and common stock investments in 2017 generated record net realized investment gains. We continue to invest in assets that we anticipate will provide additional meaningful gains in the future.

3.0 Years

Average Duration of Fixed income Portfolio

With a duration that is approximately one year shorter than the duration of our liabilities, we are well positioned to take advantage of rising interest rates in 2018 and beyond.

2018 Proxy Statement	3

A record year of U.S. insured catastrophe losses industry-wide. . . (2015 Dollars) $135 Billion Sources: Property Claims Service/ISO; Insurance Information Institute; Munich Re . . . Had dramatically less impact on our results Points on Combined Ratio from Catastrohpe Losses Sources A. M. Best; W. R. Berkley Corporation 10.9% Growth in Book Value Per Share Before Share Repurchases and Dividends $236 Million Capital Returned to Stockholders 8% Increase in Annual Ordinary Per Share Dividend Change in Volume vs. Pricing Quarterly Reserve Development

PROXY SUMMARY

Our Business Must Be Managed with a Long-Term Perspective

The property casualty insurance business has historically been cyclical. It can take an extended time for insured losses to be reported, ultimate costs to be determined and final payments to be made, especially for liability claims. The uncertainty of insurers’ ultimate loss costs and fluctuating competitive conditions result in alternating periods of “hard” markets (more profitable for insurers) and “soft” markets (less profitable for insurers).

Because this cyclicality can cause variability in results over time, an insurer’s results should be considered over the entire length of the cycle.

We manage our business to outperform over the full insurance cycle. Managing a property casualty insurance company for the long term requires discipline throughout the cycle, especially in soft markets. Companies that are too aggressive in soft markets can suffer large losses later.

The Classic Insurance Cycle

We will forgo top-line growth when necessary to maintain profitability.

4	W. R. Berkley Corporation

PROXY SUMMARY

Losses from large events cause significant volatility in industry results. We seek to maximize returns on a risk-adjusted basis. As a result, our catastrophe losses from major industry events have been significantly lower than industry averages.

We manage our business with an appropriate consideration of volatility in analyzing risk.

The lack of volatility in our results has contributed to superior long-term performance.

The graph above on the left shows historical insured catastrophe losses, highlighting a benign period from 2013 to 2015, and a record year in 2017. The graph above on the right shows our average accident year loss ratios compared to highly-rated competitors over periods of three, five, seven and ten years through 2017. (A lower loss ratio is better.)

Our outperformance appeared to have declined in the 5 year period ended 2017, as catastrophe activity was benign from 2013 to 2015. However, a return to normalized catastrophe losses in 2016 and a record level of catastrophe losses in 2017 demonstrated that the outperformance remains, a tribute to our disciplined underwriting and risk management.

The cornerstone to long-term success is understanding risk-adjusted return. All returns are not created equal, and we need to be conscious of the risks we are taking to achieve our returns.

2018 Proxy Statement	5

WRB: Write as much good business as possible WRB: Accelerate growth as price adequacy returns to various market segments WRB: Capitalize on market dislocations; Create new units/divisions to position for market turn WRB: Slower growth and more selective underwriting WRB: Focus on retention; maintain disciplined underwriting WRB: Be willing to sacrifice volume for profitability Price Increases High Profitability Increases Capital + New capacity = Increases competition Price Reduction Low Profitability capacity Withdrawal Reduced Competition Hard Market Cycle and Capital Management Soft Market Ratio of event loss to surplus for largest events since 1992* *Ratio is for end-of-quarter surplus immediately prior to event. **Change in surplus from 12/31/2007 peak to date of maximum capital erosion at 3/31/09. Reflects losses offset by earnings. ***Assumes $80B in aggregate losses from Hurricanes Harvey, Irma, Maria and earthquakes in Mexico. Sources: PCS; Insurance Information Institute; A.M. Best; WRB

PROXY SUMMARY

Strategies that we pursue to create long-term value may result in short-term expenses, but they ultimately benefit long-term ROE and build value for the future. An example is our strategy of starting businesses rather than acquiring them.

We make long-term decisions to enhance long-term ROE and build stockholder value.

Investing for capital gains enhances our ROE. Our investment strategy is designed to support our long-term return target. In response to the extended low interest rate environment, we have increased our investments in private equity, real estate and other assets. These changes have caused us to give up some current investment income, but the gains ultimately benefit our ROE when viewed over longer periods.

We continue to have a significant amount of unrealized gains, both on and off the balance sheet. For certain of our investments, accounting rules depart from the underlying economics and require us to carry the investments at a value other than fair value. The appreciation in the value of certain of these investments is not reflected in our financial statements until they are sold.

Realized gains have contributed an average of 3.2% to our ROE over the past 6 years.

6	W. R. Berkley Corporation

U.S. Insured Cat Losses (2015 Dollars) Sources: Property Claims Service/ISO; Insurance Information Institute; Munich Re Reported Accident Year Loss Ratio Averages As of December 31, 2017 Example of a Start Up Contribution of Realized Investment Gains to ROE Example of Off Balance Sheet Gains

PROXY SUMMARY

We have adopted a defensive posture with respect to inflation. Because of the extended low interest rate environment and relatively flat yield curve, we have shortened the duration of our bond portfolio over the past several years to approximately 3 years, which is approximately one year shorter than the duration of our liabilities. These changes have reduced the potential impact of mark-to-market accounting and positioned us well to take advantage of rising interest rates.

As investment income is an important component of our economic model, we anticipate improving returns in 2018 as interest rates move higher.

2018 Proxy Statement	7

Bond Portfolio Durations History

PROXY SUMMARY

Our Long-Term Perspective Has Driven Superior Stockholder Value Creation

Since our founding, our growth in book value per share with dividends compounded has far outpaced the S&P 500® Index. Our long-term approach to our business and careful exposure management have resulted in strong profitability, below average volatility and superior long-term value creation for stockholders.
Notes: Our book value per share has been adjusted for stock dividends paid from 1975 to 1983. Stock dividends were 6% in each year from 1975 to 1978, 14% in 1979, and 7% in each year from 1980 to 1983. We have paid regular cash dividends each year since 1976, as well as periodic special dividends.

We have delivered superior returns to stockholders over the past 15 years. The Company’s total stockholder return (“TSR”) over the past 15 years has exceeded by a wide margin the TSR of the S&P 500® Index and the S&P 500® Property & Casualty Insurance Index, as illustrated in the graph to the right.

Indexes are market-cap weighted (rebalanced periodically). Compensation peer group TSR composite weighted by market capitalization (reweighted annually).

Prepared by Zacks Investment Research, Inc. Used with permission. All rights reserved. Copyright 1980-2018.

There is a strong correlation between long-term value creation and long-term total stockholder return, as shown by the accompanying graph. The correlation improves over long periods of time. We have been a top performer compared to our compensation peer group over the past 15 years.

8	W. R. Berkley Corporation

Overall gain in book value per share with dividends compounded has far outpaced the S&P 500®Index Comparison of 15-year Cumulative Total Return Assumes Initial Investment of $100 on January 1, 2003 15 Year Total Value Creation vs. Total Stockholder Return

PROXY SUMMARY

Our Compensation Programs Are Structured to Align Employees’ and Directors’ Interests with those of Stockholders by Rewarding Long-Term Value Creation and to Retain Top Talent

Talent and expertise are the ultimate differentiators in our business. The combined expertise of our people in underwriting, risk management, claims handling and investing has delivered outstanding risk-adjusted returns. Our compensation programs appropriately balance the short term with the long term and our long-term incentive compensation awards vest after periods that are longer than the average duration of our liabilities.

Our NEO Compensation Reflects our Performance-based Philosophy and our Emphasis on the Long Term. The great majority of compensation for our CEO and other NEOs is linked to Company performance and the creation of stockholder value, and most of their compensation is long term.

➣	Annual cash incentive award is directly linked to operating performance as described on pages 64-69	➣	Performance-based RSUs are earned based on ROE performance.	➣	The 2017 LTIP awards are directly linked to growth in book value over five years (12.5% annual growth required to earn a maximum payout).

Compensation values reflected in the above illustration are based on 2017 base salary, the annual cash incentive award payment for 2017, the potential maximum value of the LTIP award for the 2017-2021 performance period, and the value of the 2017 performance-based RSU grant based on the target number of RSUs granted.

2018 Proxy Statement	9

2017 CEO Total Direct Pay 2017 All Other NEOs Total Direct Pay

PROXY SUMMARY

Annual Cash Incentive Awards

Annual cash incentive awards are performance-based. Award determinations are primarily based on annual ROE compared to our long-term 15% goal. The Compensation Committee also considers combined ratio, the impact of catastrophes, performance relative to the Company’s compensation peer group, growth in book value per share, net income per share, net investment income and consistency of management, as well as investments in new businesses and gains on long-term investments to understand the drivers of ROE.

Cash incentive awards are non-formulaic. In our industry, a formulaic short-term incentive award can encourage excessive risk taking and imprudent short-term oriented behavior that create near-term payouts at the expense of the longer-term health and value of the business.

Please see pages 55, 59-60 and 64-69 for additional information and key metrics.

Performance-Based Restricted Stock Units (“RSUs”)	RSUs vest based on our ROE and use a series of rolling three-year performance periods, with the last period extending five years from the grant date.

Please see pages 55-56, 60-61 and 69-70 for additional information.

Mandatory Deferral and Clawback: Key Features of our RSUs and Critical Differentiators. For our NEOs and other senior executives, shares earned upon vesting of RSUs are mandatorily deferred. Executives have no ability to monetize vested RSUs until they leave the Company. Executives forfeit unvested RSUs when they leave the Company. If an executive breaches post-employment restrictions, we are able to claw back vested shares.

Long-Term Incentive Plan (“LTIP”)	LTIP awards are performance-based awards that pay in cash after five years. Full payout is attained only if the Company’s book value per share grows at an annualized rate of 12.5% for awards since 2015 and 15% for awards made in 2013 and 2014. Unvested LTIP awards and vested LTIP payouts are also subject to clawback.

Please see pages 55-56, 60 and 70-71 for additional information.
		2013 – 2017 Cycle	2014 – 2018 Cycle	2015 – 2019 Cycle	2016 – 2020 Cycle	2017 – 2021 Cycle
	Years Completed in 5-Year Cycle	5	4	3	2	1
	Accrued Value as of December 31, 2017 (% of Maximum)	80%	62%	52%	33%	14%

10	W. R. Berkley Corporation

PROXY SUMMARY

NEO Stock Ownership Please see page 73 for additional information.	The Board’s policy requires significant stock ownership by our NEOs, and prohibits pledging shares used to satisfy our NEO stock ownership requirements. Our NEOs (other than one relatively new NEO) hold stock between 9 and 117 times our ownership guidelines.

Director Compensation Please see pages 84-85 for additional information.	Our directors’ interests are aligned with those of our stockholders through meaningful stock ownership. Continuing directors are granted annually shares of the Company’s common stock, constituting a substantial portion of their compensation, and such shares are to be held until a director is no longer a member of the Company’s Board. To enhance alignment further, our director stock ownership guidelines require directors with four or more years of tenure to own shares with a value equivalent to five times the annual stipend, or $420,000. All of our non-management directors with at least four years of service own shares in excess of the required amount, holding between 3 and 110 times their ownership guidelines.

Pay and Performance Alignment Please see page 53 for additional information.

The alignment of three-year performance versus CEO pay for the Company ranks in the top quartile as compared with our compensation peer group.

We believe it is important to compare the Company’s performance to a peer group comprised primarily of property and casualty insurance underwriters with whom we compete, which includes companies across a wide range of market capitalization.

2018 Proxy Statement	11

PROXY SUMMARY

NEO Compensation in 2017 Reflects Our Results

2017 Results Were Strong. Underwriting results were on par with prior years despite record industry catastrophe losses, and investment gains were strong. Please see 2017 Financial Highlights on page 3 and pages 49-51. The Company continued to take advantage of opportunities, started two new businesses in Mexico, launched a high net worth personal lines business and added many talented professionals.

Cash incentive awards in 2017 for our NEOs except Mr. Baio declined or remained flat in comparison to 2016, reflecting the decline in our overall results compared to results for the prior year. The absolute amount of the awards recognized the Company’s strong performance in a difficult environment. The increase in Mr. Baio’s award also reflects his increased role in 2017.

(10%)	(10%)	0%	1%	21%
Mr. Rob Berkley’s annual cash incentive award declined to $2,250,000, reflecting the decline in our overall results, tempered by their relative stability in a year marked by record catastrophes.	Mr. William Berkley’s annual cash incentive award declined to $3,150,000, reflecting the decline in our overall results, tempered by the Company’s strong investment performance.	Mr. Lederman’s annual cash incentive award remained flat based on the Company’s performance.	Mr. Shiel had a nominal increase to his annual cash incentive award based on the Company’s investment performance.	Mr. Baio’s cash bonus increased to $400,000, reflecting his role as Chief Financial Officer for a full year versus seven months in 2016 and the Company’s 2017 performance.

In February 2017, the Compensation Committee determined the maximum cash incentive awards for our NEOs other than our CFO for the year ended December 31, 2017. These maximums were each subject to negative discretion based on the Company’s 2017 performance. Such negative discretion is determined principally by evaluating the Company’s ROE compared to our long-term target of 15%. Other metrics are utilized to inform the Compensation Committee about the industry-specific and general economic environment in which these results were achieved. Please see pages 64-69.

RSUs and LTIP Awards are Performance-Based and Continue to Incentivize Long-Term Value Creation Please see pages 55-56, 60-61 and 69-71 for additional information.	The potential dollar value of performance-based RSUs granted to our continuing NEOs was flat compared to 2016, as was the potential value of LTIP awards. These awards are intended primarily to motivate future long-term performance rather than to differentiate and reward recent performance, so the amounts granted tend not to vary with short-term performance as much as cash incentive awards do. These amounts are at risk and actual amounts earned may be less than their maximum value, depending upon our future performance.

Executive Chairman’s Compensation Reflects the Importance of His Ongoing Role Please see page 68 for additional information.	As Executive Chairman, in addition to his Board leadership role, Mr. Wm. Berkley maintains an active and significant presence in the Company. He continues to provide executive services to the Company by working with senior management to source, evaluate and implement strategic business and investment opportunities that promote long-term stockholder value creation. Among other things, he works actively to recruit and develop talent, enhance intellectual capital and corporate culture and provide corporate memory. In conjunction with the CEO, he directs government and industry outreach to inform public policy, provides industry thought leadership and contributes significantly to outreach to stockholders and financial institutions.

12	W. R. Berkley Corporation

PROXY SUMMARY

Our Corporate Governance Is Aligned with Our Long-Term Perspective

Board Diversity and Experience Please see pages 20-24 and 41-42 for additional information.

We value having directors with diverse perspectives and experience. Each director has served in leadership roles and has significant experience in areas relevant to the Company. The Board has nominated Leigh Ann Pusey to stand for election to the Board of Directors at the 2018 Annual Meeting, following the addition of María Luisa Ferré in 2017. Ms. Pusey brings extensive leadership skills, insurance industry, regulatory and government affairs experience and expertise. The addition of these two directors refreshes our Board while enhancing its diversity.

Board Tenure Please see pages 20-24 and 44 for additional information.	Given the complexity and long-term nature of our business, our Company is best served by having a Board with an in-depth understanding of our Company and industry. Developing that expertise takes time, and directors who have overseen our business over the full cycle are most effective. The tenure of our directors and director nominee is distributed across periods that could be considered in the insurance industry to be relatively short-term, medium-term and long-term, providing a balance of perspectives.

2018 Proxy Statement	13

PROXY SUMMARY

Board Refreshment Please see page 44 for additional information.

The Nominating and Corporate Governance Committee and members of the Board identify well-qualified candidates who may have different skills or backgrounds needed for the Company to execute its strategic vision. Over the last seven years, we have refreshed 30% of the Board. In looking for candidates, we start with character, seeking candidates with the highest standards, who are committed to upholding our values and who will be independent, strong stewards of our investors’ capital. Then, as we go through the process of assessing future Board recruitment needs, we look to recruit candidates from different backgrounds so that they can contribute to the cognitive diversity on the Board. We continue to search for directors who can bring value, expert advice and diversity.

The Committee identifies director candidates through the advice and assistance of internal and external advisors as it deems appropriate.

Director Independence and Involvement	All of our directors, other than Messrs. Wm. and Rob Berkley, are independent.
The Board of Directors held five meetings during 2017. Every director attended at least 83% of the total number of meetings of the Board of Directors and all committees on which he or she served, and seven of our directors had perfect attendance records. All of the directors except one attended the Company’s
2017 Annual Meeting.

Please see pages 20-24 and 39 for additional information.

14	W. R. Berkley Corporation

PROXY SUMMARY

Board Leadership Structure Please see pages 42-43 for additional information.

Our Executive Chairman, Mr. Wm. Berkley, helps the Board identify strategic priorities, leads the Board in oversight responsibilities and facilitates and presides over Board meetings. He is our largest stockholder with approximately 20% of our common stock, founded the Company in 1967 and has led it for over 50 years. The Board considers that he is most familiar with the Company’s business and industry and has a unique perspective on the Company’s culture and values. As a result, he is best positioned to understand the issues, opportunities and challenges the Company faces and to lead the Board in discussions and execution of strategy. Consequently, the Board believes that the Company does not currently need a lead independent director.

Seven of the nine current directors (or eight of ten, including the director nominee) are independent, including all of the members of the Audit, Compensation and Nominating and Corporate Governance Committees. The independent directors have extensive leadership experience, provide oversight and meet regularly in executive sessions without any members of management present and have full access to the Company’s management. The presiding director of these executive sessions rotates.

The Board believes that its structure and process provide each director with an equal stake in the Board’s actions and oversight role and make them equally accountable to stockholders.

Classified Board	Our classified Board is important to our philosophy of managing for the long term. Because the cycle in the property casualty insurance industry can extend over many years, it can take several years to gain a robust understanding of our business and our Company. Standing for election every three years helps our directors maintain the long-term perspective needed to drive success in our business.

2018 Proxy Statement	15

PROXY SUMMARY

Oversight of Stock Pledging by our Executive Chairman Please see page 76 for additional information.

Our policy prohibits the pledging of shares used in fulfillment of our stock ownership guidelines. Mr. Wm. Berkley, our founder and Executive Chairman, has pledged a portion (35%) of the stock he owns in our Company. His unpledged shares, representing more than 65% of his total ownership, are 117 times his ownership requirement. The pledging is a unique circumstance given that he is the Company’s founder and served as its Chairman for over 50 years. The Compensation Committee reviews his pledging and the accompanying risks annually, and continues to be comfortable with the pledging.

➣  Pledging a portion of his holdings (i.e., 35% of overall) gives Mr. Wm. Berkley financial flexibility while maintaining his significant ownership.

➣  He has not sold a single share of stock since 1969, other than in connection with the cashless exercise of stock options or to cover taxes due upon vesting of restricted stock awards.

➣  He has reduced his pledged shares by almost 9.7 million (53%) since 2011, including almost 3.4 million since 2016. As of April 4, 2018, his unpledged shares represent more than 65% of his total ownership, with a total market value of approximately $1.2 billion.

Corporate Responsibility Please visit our website for additional information.	Doing the right thing for our people, our communities and our environment engenders the trust of our customers, distribution partners, employees and stockholders, enabling us to grow our business profitably and meet the diverse needs of all our constituents. The simple concept of doing the right thing embodies the principles that guide the way we do business. It is embedded in our culture and exemplified by our employees every day.

16	W. R. Berkley Corporation

PROXY SUMMARY

Stockholder Outreach

Compensation Committee Response to Say-on-Pay Advisory Vote Results and Investor Feedback. Last year, the Company’s say-on-pay vote was approved, receiving support of 75% of the shares voted. Our enhanced outreach, disclosure and presentation resulted in a dramatic increase in say-on-pay support since 2015, particularly among our largest stockholders and those with whom we engaged.

While we were pleased by the significant improvement, we strive to obtain greater support.

(1) Total votes cast “for” divided by total votes “for” or “against or abstentions”.

Following the 2017 Annual Meeting, we again reached out to many of our stockholders, representing more than 66% of the outstanding shares of the Company not held by management. We met, spoke to or corresponded with stockholders representing 61% of the outstanding shares of the Company not held by management, including several who declined meetings and indicated that they were comfortable with our governance and compensation practices. The predominant message from our outreach was that, in general, investors appreciate the alignment of our executive compensation programs with stockholder interests. There were no requests for modifications to the compensation program.

2018 Proxy Statement	17

PROXY SUMMARY

The conversations principally centered on governance practices. Some investors asked us to consider certain items or to increase disclosure regarding the reasons some of our practices differ from those they consider to be best practices, as they recognize that one size does not fit all.

Specific discussion topics included the following:

Issue	Response/Comments	Number of Investors Citing Issue	Page(s)
Explain the role of the Executive Chairman	Added a description of Mr. Wm. Berkley’s ongoing responsibilities as an executive of the Company.	5	12, 68

Explain why there is no lead independent director	Added a discussion of the Board’s view that Mr. Wm. Berkley is best suited to lead the Board, and the Company does not currently need a lead independent director.	2	15, 42-43

Explain why the board is classified	Standing for election every three years helps our directors maintain the long-term perspective needed to drive success in a business where ultimate results of business written in a given year may not be known for many years.	3	15

Proxy access	Although the topic came up in several discussions, investors generally did not consider proxy access a primary issue in determining their vote for directors. The Board regularly considers the issue of proxy access and expects to continue to do so in 2018. The Nominating and Corporate Governance Committee will evaluate qualified director candidates recommended by stockholders in accordance with its criteria for director selection on the same basis as any other candidates.	6	13-14, 41-42

Update information regarding board tenure, refreshment and diversity	Nominated Leigh Ann Pusey to stand for election at 2018 Annual Meeting. Elected María Luisa Ferré in 2017. Both bring refreshment, extensive experience and expertise in diverse businesses, and leadership skills, and they enhance the diversity of our Board. We continue to actively seek qualified candidates who add value and diverse skills, experience and perspectives to further refresh the Board.	3	13-14, 44

Articulate which is the primary factor in determination of annual cash incentive awards	Refined disclosure regarding metrics used in determining the annual cash incentive awards to clearly articulate that return on equity is the primary factor. Other metrics are utilized to inform the Compensation Committee about the industry-specific and general economic environment in which these results were achieved.	3	10, 55, 59, 64-69

18	W. R. Berkley Corporation

PROXY SUMMARY

Cumulative Program Changes in Response to Stockholder Outreach

The Compensation Committee has made a number of changes to the executive compensation program in response to stockholder feedback over the last several years. These changes and other changes made to our corporate governance over the preceding few years are summarized in the table below.

Feature	2013	2014	2015	2016	2017	2018
Performance-based RSUs, with higher performance threshold beginning in 2015
Double trigger vesting of long-term compensation in the event of a change in control
Annual grants of long-term awards
Stock ownership guidelines with a prohibition against pledging for NEOs
Reduction in maximum potential size of pool for NEO bonuses	5.0%	4.05%	3.3%	3.3% and $10 million per person cap
Majority voting in director elections
Board refreshment and diversity					Elected María Luisa Ferré	Nominated Leigh Ann Pusey
Corporate Responsibility Disclosure

We welcome the views of our stockholders and look forward to continuing our dialogue with you, our owners.

2018 Proxy Statement	19

PROPOSAL 1: ELECTION OF DIRECTORS

Proposal 1: Election of Directors

Our Directors and Director Nominees

You are being asked to vote for the election of five directors. Five other directors are continuing in office. Detailed information about each director’s background, skills and areas of expertise can be found beginning on page 22.

Name	Age	Director Since	Occupation and Experience	Term Expiring	Independent	Committee Memberships					Other Public Company Boards
						AC	BEC	CC	NCGC	EC
Director Nominees Standing for Election
William R. Berkley	72	1967	Executive Chairman of the Board of the Company	2021	No					✓	None
Christopher L. Augostini	53	2012	Executive Vice President—Business of Emory University	2021	Yes	✓			✓		None
Mark E. Brockbank	66	2001	Former Chief Executive Officer of XL Brockbank Ltd.	2021	Yes			✓	✓		None
María Luisa Ferré	54	2017	President and Chief Executive Officer of GFR Services, Inc.	2020	Yes	✓			✓		1 (Popular, Inc.)
Leigh Ann Pusey	55	N/A	Senior Vice President, Corporate Affairs and Communications Eli Lilly and Company	2019	Yes						None
Directors Continuing in Office
W. Robert Berkley, Jr.	45	2001	President and Chief Executive Officer of the Company	2019	No					✓	None
Ronald E. Blaylock	58	2001	Founder and Managing Partner of GenNx360 Capital Partners; founder and former Chairman and Chief Executive Officer of Blaylock & Company, Inc.	2019	Yes		✓	✓	✓		3 (Pfizer Inc., CarMax, Inc. and Urban One, Inc.)
Mary C. Farrell	68	2006	President of the Howard Gilman Foundation; former Managing Director of UBS	2019	Yes			C	✓		None
Jack H. Nusbaum	77	1967	Senior Partner at Willkie Farr & Gallagher LLP	2020	Yes		✓			✓	1 (Cowen Group, Inc.)
Mark L. Shapiro	74	1974	Former Senior Consultant to the Export-Import Bank of the United States; former Managing Director of Schroder & Co. Inc.	2020	Yes	C	✓		✓	✓	1 (Boardwalk Pipeline Partners, L.P.)
AC	Audit Committee
NCGC	Nominating and Corporate Governance Committee
BEC	Business Ethics Committee
EC	Executive Committee
CC	Compensation Committee
C	Chair

20	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors, which currently has nine directors, is divided into three classes, each class having a term of three years. Each year the term of office of one class expires. This year the term of a class consisting of four directors expires. If Ms. Pusey is elected as a director, the Board will have a class of four directors with terms expiring in 2019, three directors with terms expiring in 2020 and three directors with terms expiring in 2021.

The Board of Directors intends that the shares represented by proxy, unless otherwise indicated therein, will be voted for the election of William R. Berkley, Christopher L. Augostini and Mark E. Brockbank as directors to hold office for a term of three years until the Annual Meeting in 2021 and until their respective successors are duly elected and qualified, for María Luisa Ferré as director to hold office for a term of two years until the Annual Meeting in 2020 and until her successor is duly elected and qualified, and for Leigh Ann Pusey as director to hold office for a term of one year until the Annual Meeting in 2019 and until her successor is duly elected and qualified. There are no arrangements or understandings between the nominees for director and any other person pursuant to which the nominees were selected.

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any such nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than five nominees.

Following the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously recommends a vote “FOR” all of the nominees for director.

The following table sets forth biographical and other information regarding each nominee and the remaining directors who will continue in office after the Annual Meeting.

2018 Proxy Statement	21

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees Standing for Election

William R. Berkley	Christopher L. Augostini
Director Since: 1967 Age: 72 Occupation: Executive Chairman of the Board Expiring Term: 2021 Independent: No Committees: Executive Committee Other Public Company Directorships: None

Director Since: 2012

Age: 53

Occupation: Executive Vice President — Business of Emory University

Expiring Term: 2021

Independent: Yes

Committees: Audit, Nominating and Corporate Governance

Other Public Company Directorships: None

Key Experience: Chairman of the Board since the Company’s formation in 1967 and Executive Chairman since October 2015. He served as Chief Executive Officer from 1967 to October 2015, President and Chief Operating Officer from March 2000 to November 2009 and held such positions at various times from 1967 to 1995. He is the father of Mr. Rob Berkley.

Key Qualifications, Attributes or Skills: The founder of the Company, Mr. Wm. Berkley is widely regarded as one of the most distinguished leaders of the insurance industry. He provides the Company with strategic leadership, bringing to the Board of Directors deep and comprehensive knowledge of, and experience with, the Company and all facets of the insurance and reinsurance businesses. He has significant investment related experience, including oversight and management, since prior to his founding of the Company. His service as Executive Chairman of the Company creates a vital link between management and the Board of Directors, enabling the Board of Directors to perform its oversight function with the benefit of management’s insight on the business. In addition, his service on the Board of Directors provides the Company with effective, ethical and responsible leadership.

Key Experience: Executive Vice President — Business of Emory University since July 2017. Previously, Mr. Augostini was Senior Vice President and Chief Operating Officer of Georgetown University, where previously he served in various positions, including as Chief Financial Officer, from 2000 to 2017; a member of New York City Mayor Rudolph Giuliani’s administration in various capacities, including chief of staff to the deputy mayor for operations, director of intergovernmental affairs, and deputy budget director from 1995 to 2000; an analyst for the New York State General Assembly’s Higher Education Committee and its Ways and Means Committee in the late 1980s and early 1990s. He began his career conducting workforce and economic development research at the Nelson A. Rockefeller Institute of Government, the public policy arm of the State University of New York higher education system.

Key Qualifications, Attributes or Skills: Mr. Augostini’s extensive experience at senior levels of both a major university and in government enables him to provide valuable business, leadership and management insights to the Company’s Board of Directors. Mr. Augostini possesses operational, financial, management and investment expertise.

Mark E. Brockbank	María Luisa Ferré

Director Since: 2001

Age: 66

Occupation: Former Chief Executive Officer of XL Brockbank Ltd.

Expiring Term: 2021

Independent: Yes

Committees: Compensation, Nominating and Corporate Governance

Other Public Company Directorships: None

Director Since: 2017

Age: 54

Occupation: President and CEO of GFR Services, Inc.

Expiring Term: 2020

Independent: Yes

Committees: Audit, Nominating and Corporate Governance

Other Public Company Directorships: Popular, Inc.

Key Experience: Mr. Brockbank retired from active employment in November 2000. He served from 1995 to 2000 as Chief Executive of XL Brockbank Ltd., an underwriting management agency at Lloyd’s of London. He was a founder of the predecessor firm of XL Brockbank Ltd. and was a director of XL Brockbank Ltd. from 1983 to 2000.

Key Qualifications, Attributes or Skills: Mr. Brockbank’s service as Chief Executive of XL Brockbank Ltd. provides him with valuable entrepreneurial business, leadership and management experience, and particular knowledge of the insurance industry. He also brings significant business acumen to the Board of Directors, including a strong understanding of insurance and reinsurance risk evaluation, executive compensation and related areas.

Key Experience: President and Chief Executive Officer of GFR Services, Inc. since 1999 and, since 2001, of FRG, Inc., the holding company for GFR Media, LLC (formerly El Día, Inc.), the entity that publishes El Nuevo Día and Primera Hora, Puerto Rico newspapers. Ms. Ferré has also served as a member of the Board of Directors of GFR Media, LLC since 2003, serving as Chair from 2006 to February 2016. She is the Editor of El Nuevo Día and Primera Hora since 2006. Ms. Ferré is the President and Trustee of the Luis A. Ferré Foundation since 2003, and Trustee and Vice President of the Ferré Rangel Foundation since 1999.

Key Qualifications, Attributes or Skills: Ms. Ferré possesses executive leadership experience and a deep understanding of business operations as well as management and oversight skills that allow her to make significant contributions to the Board. Her deep media and publishing experience enable her to provide thoughtful insight regarding the communication needs of the Company.

22	W. R. Berkley Corporation

PROPOSAL 1: ELECTION OF DIRECTORS

Leigh Ann Pusey

Director Since: New Director Nominee

Age: 55

Occupation: Senior Vice President, Corporate Affairs and Communications, Eli Lilly and Company

Expiring Term: 2019

Independent: Yes

Committees: N/A

Other Public Company Directorships: None

Key Experience: Senior Vice President, Corporate Affairs and Communications, Eli Lilly and Company since June 2017. She previously served as president and chief executive officer of the American Insurance Association (AIA) from 2009 to June 2017 following several other AIA leadership positions, including chief operating officer and senior vice president for government affairs from 2000 and senior vice president of public affairs from 1997 to 2000. From 1995 to 1997, she served as director of communications for the Office of the Speaker of the U.S. House of Representatives, and from 1993 to 1994, she was the deputy director of communications for the Republican National Committee. From 1990 to 1992, she served as special assistant and then deputy assistant to the president for the White House Office of Public Liaison. She served on the board of the Insurance Institute for Highway Safety, was on the board of The George Washington Graduate School of Political Management and was a member of the U.S. Chamber of Commerce’s Committee of 100.

Key Qualifications, Attributes or Skills: Ms. Pusey possesses executive leadership experience and a deep understanding of the insurance business and governmental operations as well as management and oversight skills that will allow her to make significant contributions to the Board. Her experience as a past president and CEO of the AIA will enable her to provide thoughtful insight regarding the operations of the Company.

Directors Continuing In Office

W. Robert Berkley, Jr.	Ronald E. Blaylock
Director Since: 2001 Age: 45 Occupation: President and Chief Executive Officer Expiring Term: 2019 Independent: No Committees: Executive Committee Other Public Company Directorships: None

Director Since: 2001

Age: 58

Occupation: Founder and Managing Partner of GenNx360 Capital Partners

Expiring Term: 2019

Independent: Yes

Committees: Business Ethics, Compensation, Nominating and Corporate Governance

Other Public Company Directorships: Pfizer Inc., CarMax, Inc. and Radio One, Inc.

Key Experience: President and Chief Executive Officer of the Company since October 2015 and Vice Chairman and President of Berkley International, LLC since May 2002 and April 2008, respectively. President and Chief Operating Officer of the Company from November 2009 to October 2015, Executive Vice President from August 2005 to November 2009, Senior Vice President — Specialty Operations from January 2003 to August 2005, and a variety of positions of increasing responsibility since September 1997. From July 1995 to August 1997, Mr. Rob Berkley was employed in the Corporate Finance Department of Merrill Lynch Investment Company. He is the son of Mr. William R. Berkley.

Key Qualifications, Attributes or Skills: Mr. Rob Berkley’s substantial experience in all areas of the Company’s operations, as well as his service as a Director (and prior service as Chairman of the Board) of NCCI Holdings, Inc. (the nation’s largest provider of workers’ compensation and employee injury data and statistics), on the Board of Trustees of The Institutes and prior investment banking experience, enable him to bring to the Board of Directors insightful, working knowledge of the Company’s business and the insurance industry.

Key Experience: Founder and Managing Partner of GenNx360 Capital Partners, a private equity buyout firm, since 2006. In 1993, Mr. Blaylock was the Founder, Chairman and Chief Executive Officer of Blaylock & Company, Inc., an investment banking firm through 2006. Prior to that, he held senior management positions with PaineWebber Group and Citicorp.

Key, Qualifications, Attributes or Skills: Mr. Blaylock’s founding and management of two financial services companies has provided him with valuable business, leadership and management experience. As a result, he brings substantial financial expertise to the Board of Directors. In addition, his experience on the boards of directors of other public companies enables him to bring other public company leadership, operational perspectives and experience to the Board of Directors.

2018 Proxy Statement	23

PROPOSAL 1: ELECTION OF DIRECTORS

Mary C. Farrell	Jack H. Nusbaum

Director Since: 2006

Age: 68

Occupation: President of the Howard Gilman Foundation

Expiring Term: 2019

Independent: Yes

Committees: Compensation (Chair), Nominating and Corporate Governance

Other Public Company Directorships: None

Director Since: 1967

Age: 77

Occupation: Senior Partner, Willkie Farr & Gallagher LLP

Expiring Term: 2020

Independent: Yes

Committees: Business Ethics, Executive

Other Public Company Directorships: Cowen Group, Inc.

Key Experience: President of the Howard Gilman Foundation since September 2009, and a Director of Fidelity Strategic Advisor Funds since 2013. Retired in July 2005 from UBS, where she served as a Managing Director, Chief Investment Strategist for UBS Wealth Management USA and Co-Head of UBS Wealth Management Investment Strategy & Research Group.

Key Qualifications, Attributes or Skills: Ms. Farrell’s career in investment banking, including serving in various leadership roles at UBS, provides valuable business experience and critical insights regarding investments, finance and strategic transactions. She brings considerable financial expertise to the Board of Directors, providing an understanding of financial statements, corporate finance, executive compensation and capital markets.

Key Experience: Senior Partner in the international law firm of Willkie Farr & Gallagher LLP, where he has been a partner for more than the last five years and was Chairman of the firm from 1987 through 2009. Willkie Farr & Gallagher LLP is outside counsel to the Company.

Key Experience, Qualifications, Attributes or Skills: Mr. Nusbaum brings leadership, extensive legal, regulatory, financial and other broad-based business experience to the Board of Directors. In addition, Mr. Nusbaum’s service on the Company’s Board of Directors since its founding affords him extensive knowledge of the Company’s business, operations and culture.

Mark L. Shapiro

Director Since: 1974

Age: 74

Occupation: Private Investor

Expiring Term: 2020

Independent: Yes

Committees: Audit (Chair), Business Ethics, Nominating and Corporate Governance, Executive

Other Public Company Directorships: Boardwalk Pipeline Partners, L.P.

Key Experience: Since September 1998, Mr. Shapiro has been a private investor. From July 1997 through August 1998, Mr. Shapiro was a Senior Consultant to the Export-Import Bank of the United States. Prior thereto, he was a Managing Director in the investment banking firm of Schroder & Co. Inc.

Key Experience, Qualifications, Attributes or Skills: Mr. Shapiro’s career in investment banking and finance provides valuable broad-based business experience and insights on the Company’s business. In addition, he brings considerable financial expertise to the Board of Directors, providing an understanding of accounting, financial statements and corporate finance. In addition, he has a professional working knowledge of the Company and its operations since the Company’s initial public offering in 1973, and his extensive service on the Company’s Board of Directors affords him a depth of understanding of the Company’s business, operations and culture.

24	W. R. Berkley Corporation

PROPOSAL 2: APPROVAL OF THE 2018 STOCK INCENTIVE PLAN

Proposal 2: Approval of the 2018 Stock Incentive Plan

On February 28, 2018, the Board of Directors adopted the 2018 Stock Incentive Plan (the “2018 Plan”), subject to the approval of our stockholders. The purpose of the 2018 Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company and its affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with the interests of stockholders. The 2018 Plan authorizes the award of stock-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of stockholder value.

If approved by the stockholders at the meeting, the 2018 Plan will become effective on the date of such approval and no additional grants will be made under our 2012 Stock Incentive Plan (the “2012 Plan”). The Board of Directors is recommending that our stockholders approve the 2018 Plan, the material terms of which are as described below.

Key Features of the 2018 Plan

The 2018 Plan contains several key features that enhance our commitment to our stockholders’ long-term interests and sound corporate governance:

➣	No “Evergreen” Feature. The 2018 Plan has a fixed number of shares available for grant that will not automatically increase because of an “evergreen” feature; stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation program.

➣	No Dividend or Dividend Equivalent Rights on Unearned Awards. Unless expressly provided in an award agreement, under the 2018 Plan, no dividends and dividend equivalents may be paid in respect of unvested or unearned awards, unless and until such awards become vested or earned.

➣	No Repricing without Stockholder Approval. The 2018 Plan expressly prohibits repricing of awards, including stock options and stock appreciation rights, without prior stockholder approval.

➣	Limits on Share “Recycling.” The 2018 Plan includes a prohibition against re-granting shares used to pay stock option exercise prices or stock appreciation right base prices or shares withheld to pay taxes on awards.

➣	Minimum Vesting Period. Awards under the 2018 Plan generally must vest over a period of not less than one year from the date of grant.

➣	Minimum Holding Period. Awards to our named executive officers under the 2018 Plan generally must be held by such named executive officer for a period of not less than one year from the date such award vests or is exercised.

➣	Limited Term. The 2018 Plan sets a 10-year maximum term for stock options and will terminate on May 31, 2028.

➣	No Transferability. Awards granted under the 2018 Plan may not be transferred for value or consideration.

2018 Proxy Statement	25

PROPOSAL 2: APPROVAL OF THE 2018 STOCK INCENTIVE PLAN

➣	No Liberal Change in Control Definition. The 2018 Plan contains a definition of change in control whereby potential acceleration of awards will only occur in the event of an actual change in control transaction.

➣	Double-Trigger Vesting Upon a Change in Control. The 2018 Plan provides that the vesting of awards that are assumed or substituted in connection with a change in control only accelerates as a result of the change in control if a participant experiences a qualifying termination within 18 months following such change in control.

➣	No Discounted Stock Options or Stock Appreciation Rights. The 2018 Plan requires that stock option exercise prices and stock appreciation right base prices to be at least the fair market value of the Company’s common stock on the date of grant.

➣	No Automatic Grants. The 2018 Plan does not provide for automatic grants to any participant.

➣	Independent Compensation Committee. Our Compensation Committee, which will administer the 2018 Plan, consists entirely of independent directors.

➣	Awards Subject to Forfeiture/Clawback. Awards under the 2018 Plan will be subject to recoupment under certain circumstances.

➣	No Tax Gross-Ups. The 2018 Plan does not provide for any tax gross-ups.

➣	Limitation on Awards to Individual Participants. The 2018 Plan contains limits on the number of awards that may be granted to individual participants in a given calendar year.

Key Data

The following table includes information regarding outstanding awards and shares of common stock available for future awards under 2012 Plan as of April 4, 2018 (and without giving effect to approval of the 2018 Plan under this Proposal 2):

2012 Plan
Total shares underlying outstanding stock options	—
Total shares subject to outstanding unvested time-based restricted stock unit awards	2,718,394
Total shares subject to outstanding unvested performance-based restricted stock unit awards (assuming a maximum payout)	701,049
Total shares subject to vested restricted stock unit awards (including performance-based awards) that have been mandatorily deferred pursuant to their terms(1)	4,763,800
Total shares currently available for grant (assuming a maximum payout for performance-based awards)	2,858,630
(1)	After vesting, settlement of certain RSUs is deferred (on a mandatory basis) and shares are not delivered until after the executive’s separation from service with the Company. This mandatory deferral applies to our NEOs and other senior executives (a group of approximately 80 in total).

26	W. R. Berkley Corporation

PROPOSAL 2: APPROVAL OF THE 2018 STOCK INCENTIVE PLAN

The Company carefully monitors our annual burn rate and total dilution by granting only the appropriate number of stock-based awards that it believes are necessary to attract, reward and retain employees, non-employee directors and other service providers. Burn rate, or run rate, refers to how fast a company uses the supply of shares authorized for issuance under its stock incentive plan. Over the last three years, we have maintained an average burn rate of only 0.64% of shares of common stock outstanding per year. Dilution measures the degree to which our stockholders’ ownership has been diluted by stock-based compensation awarded under our stock plans. The following table shows our burn rate and dilution percentages over the past three years:

Key Equity Metric	2017	2016	2015
Stock Options Granted	—	—	—
Time-Based Full Value Awards Granted(1)	714,626	846,091	817,519
Potential Maximum Payout of Performance-Based Full Value Awards Granted(2)	141,358	154,438	179,753
Performance-Based Full Value Awards Vested	—	—	—
Total Time-Based Awards Granted and Performance-Based Awards Vested	714,626	846,091	817,519
Weighted-Average Shares of Common Stock Outstanding During the Fiscal Year	124,843,240	122,650,997	124,040,313
Annual Burn Rate(3)	0.57%	0.69%	0.66%
Three-Year Average Burn Rate	0.64%
Shares of Common Stock Outstanding at Fiscal Year End(4)	126,362,155	121,193,599	123,307,837
Dilution(5)	0.66%	0.77%	0.71%
(1)	Time-based full value awards granted during fiscal years 2017, 2016 and 2015 and subsequently forfeited are included here. The number of time-based full value awards granted in each of the last three fiscal years, but subsequently forfeited, was: 2017: 10,450; 2016: 64,603; and 2015: 111,271.
(2)	Performance-based awards granted during fiscal years 2017, 2016, and 2015 and subsequently forfeited are included here. No performance-based awards granted in each of the last three fiscal years have been forfeited. The actual number of shares awarded is adjusted to between zero and 110% of the target award amount based upon achievement of pre-determined objectives. The amounts that will actually vest with respect to these awards are not yet determinable. The number of shares of common stock subject to performance-based equity awards outstanding at the end of the last three fiscal years (assuming target payout) was: 2017: 128,507; 2016: 140,398; and 2015: 163,412.
(3)	Burn rate is calculated by dividing the number of shares of common stock subject to time-based equity awards granted during the year and performance-based equity awards vested during the year by the weighted average number of shares of common stock outstanding during the year.
(4)	Including shares held by a grantor trust established by the Company.
(5)	Dilution is calculated by dividing (i) the number of shares of common stock subject to equity awards outstanding at the end of the fiscal year (assuming a maximum payout for performance-based awards) by (ii) the sum of the number of shares of common stock outstanding at the end of the fiscal year and the number of shares of common stock subject to unvested equity awards outstanding at the end of the fiscal year (assuming a maximum payout for performance-based awards).

2018 Proxy Statement	27

PROPOSAL 2: APPROVAL OF THE 2018 STOCK INCENTIVE PLAN

Summary of the 2018 Plan

The following description of the 2018 Plan is only a summary of certain provisions thereof and is qualified in its entirety by reference to its full text, which is attached as Annex B to this proxy statement.

Purpose

The purpose of the 2018 Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company and its affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders.

Administration

The 2018 Plan will be administered by the Board of Directors or by a committee as may be appointed by our Board of Directors, which is intended to consist entirely of two or more “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and which is referred to in this summary as the “Committee.” It is intended that the Compensation Committee of the Board of Directors will serve as the Committee for the 2018 Plan; however, the 2018 Plan permits the Committee to delegate its authority to one or more persons with respect to awards that are not intended to be exempt from Section 16(b) of the Exchange Act. Under the terms of the 2018 Plan, the Committee can make rules and regulations and establish such procedures for the administration of the 2018 Plan as it deems appropriate. Any determination made by the Committee under the 2018 Plan will be made in the sole discretion of the Committee and such determinations will be final and binding on all persons.

General

Awards granted under the 2018 Plan may be in the form of:

➣	stock options,

➣	stock appreciation rights,

➣	restricted stock,

➣	restricted stock units,

➣	performance awards, and

➣	other stock-based awards.

No new awards may be made under the 2018 Plan on or after the tenth anniversary of the 2018 Plan’s effective date, May 31, 2018.

28	W. R. Berkley Corporation

PROPOSAL 2: APPROVAL OF THE 2018 STOCK INCENTIVE PLAN

Shares and Other Limits

The aggregate number of shares of our common stock that may be subject to awards under the 2018 Plan cannot exceed (i) 6,500,000, plus (ii) the number of shares of stock authorized for issuance or transfer under the 2012 Plan that are not subject to awards outstanding or previously exercised or settled as of the effective date of the 2018 Plan plus (iii) to the extent that an award outstanding under the 2012 Plan or the 2003 Stock Incentive Plan (the “2003 Plan”) as of the effective date of the 2018 Plan expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the grantee of the full number of shares to which the award related, the number of shares that are undelivered on a one-for-one basis, in the case of the 2003 Plan, and on a one-for-2.47 basis, in the case of awards under the 2012 Plan. During any calendar year, no participant may be granted awards of options, stock appreciation rights, and performance awards covering in excess of 2,250,000 shares. All shares of common stock reserved for issuance under the 2018 Plan may be granted pursuant to incentive stock options. For each share of stock delivered pursuant to any awards other than options and stock appreciation rights, the number of shares of common stock available for delivery under the 2018 Plan will be reduced by 2.47 for each share. These share limits are in all cases subject to adjustment in certain circumstances to prevent dilution or enlargement. For shares underlying awards that expire or are canceled, forfeited, settled in cash or otherwise terminated without a delivery to the participant of the full number of shares to which the award related, the undelivered shares will again be available for the grant of additional awards within the limits provided by the 2018 Plan. Shares withheld by or delivered to us to satisfy the exercise price of options or stock appreciation rights or tax withholding obligations with respect to any award under the 2018 Plan will be deemed to have been issued under the 2018 Plan and not available for issuance in connection with future awards. The closing price of the shares of our common stock on the NYSE on April 4, 2018 was $73.25 per share.

Eligibility

The 2018 Plan provides that awards may be granted to the directors, officers and employees of the Company and its affiliates, as well as consultants and advisors who provide substantial services to the Company and its affiliates, except that incentive stock options may be granted only to employees of the Company and its subsidiaries or any parent corporation. Awards may also be made to any person who has been offered employment or a consultancy by the Company or any of its affiliates; provided that such prospective employee or consultant may not receive any payment or exercise any right relating to the award until such person has commenced employment or services with the Company or its affiliates. As of April 4, 2018, there are approximately 6,821 directors, officers and employees who would be eligible to participate in the 2018 Plan if it were effective on such date. Our current executive officers named in the Summary Compensation Table under the caption “Executive Compensation” herein and each of our directors are among the individuals eligible to receive awards under the 2018 Plan.

Awards

Stock Options. Subject to the terms and provisions of the 2018 Plan, options to purchase our common stock may be granted to eligible individuals at any time and from time to time as determined by the

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PROPOSAL 2: APPROVAL OF THE 2018 STOCK INCENTIVE PLAN

Committee. Options may be granted as incentive stock options, which are intended to qualify for favorable treatment to the recipient under federal tax law, or as non-qualified stock options, which do not qualify for such favorable tax treatment. Subject to the limits provided in the 2018 Plan, the Committee will determine the number of options granted to any recipient. Each option grant will be evidenced by a stock option agreement that specifies the option exercise price (which may not be less than 100%, or, in the case of incentive stock options granted to a 10% or greater stockholder, 110%, of the fair market value of a share of our common stock on the date of grant), whether the options are intended to be incentive stock options or non-qualified stock options, the duration of the options, the number of shares to which the options pertain and such additional limitations, terms and conditions as the Committee may determine.

Any option granted under the 2018 Plan will expire no later than ten years from the date of its grant, or, in the case of incentive stock options granted to a 10% or greater stockholder, five years from the date of grant. The method of exercising an option granted under the 2018 Plan is set forth in the 2018 Plan, as are the general provisions regarding the vesting and exercisability of options.

Stock Appreciation Rights. A stock appreciation right entitles the holder to receive from us upon exercise an amount equal to the excess, if any, of the aggregate fair market value of a specified number of shares of our common stock that are the subject of such stock appreciation right over the aggregate base price for the underlying shares. The 2018 Plan provides that the base price of a stock appreciation right may not be less than 100% of the fair market value of a share of our common stock on the date of grant.

Each stock appreciation right will be evidenced by an award agreement that specifies the base price, the number of shares to which the stock appreciation right pertains and such additional limitations, terms and conditions as the Committee may determine. The Company may pay the amount to which the participant exercising stock appreciation rights is entitled by delivering shares of our common stock, cash or a combination of stock and cash as set forth in the award agreement. The method of exercising a stock appreciation right granted under the 2018 Plan is set forth in the 2018 Plan, as are the general provisions regarding the vesting and exercisability of stock appreciation rights.

Restricted Stock. The 2018 Plan provides for the award of shares of our common stock that are subject to forfeiture and restrictions on transferability as set forth in the 2018 Plan and as may be otherwise determined by the Committee. Such restricted stock awards may or may not be subject to performance conditions. Except for these restrictions and any others imposed by the Committee, the recipient of a grant of restricted stock will have rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock and to receive all dividends and other distributions paid or made with respect to the restricted stock. During the restriction period set by the Committee, the recipient may not sell, transfer, pledge, exchange or otherwise encumber the restricted stock.

Restricted Stock Units. Restricted stock units are not shares of our common stock and do not entitle the recipients to the rights of a stockholder, but rather represent the right to receive one share of our common stock, or the cash value thereof, on a specified settlement date. Restricted stock units granted under the 2018 Plan may or may not be subject to performance conditions. Restricted stock units will be settled in cash or shares of our common stock, in an amount based on the fair market value of our common stock on the settlement date.

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PROPOSAL 2: APPROVAL OF THE 2018 STOCK INCENTIVE PLAN

Performance Awards. The 2018 Plan provides that performance awards may be granted in the form of restricted stock, restricted stock units or other stock-based awards, in each case having a value that is subject to the attainment of specified performance objectives. Such performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual participant, the participant’s employer, or an affiliate, division, department, business unit, or function of or within the Company or the participant’s employer, or any combination thereof. Performance objectives may be measured on an absolute or relative basis. Relative performance may be measured by comparison to a peer company or group of peer companies, by comparison between one or more affiliates, divisions, departments, business units or functions or by comparison to a financial market index or indices.

The 2018 Plan provides for the Committee to adjust goals and the related minimum acceptable level of achievement if, in its sole judgment, events or transactions have occurred after the applicable date of grant of a performance award that are unrelated to the performance of the Company or participant and result in a distortion of the performance objectives or the related minimum acceptable level of achievement. Potential transactions or events giving rise to adjustment include, but are not limited to, (i) restructurings, discontinued operations, extra-ordinary items or events, and other unusual or nonrecurring charges; (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; and (iii) a change in tax law or accounting standards required by generally accepted accounting principles.

Other Stock-Based Awards. The 2018 Plan also provides for the award of shares of our common stock and other awards that are valued by reference to our common stock, including unrestricted stock, stock bonuses and dividend equivalents. Awards of unrestricted stock may only be granted in lieu of compensation that would otherwise be payable to the participant.

Fair Market Value. For purposes of the 2018 Plan, the fair market value of our common stock as of any given date means the average of the high and low prices reported on the principal national securities exchange (currently, the NYSE) on which our common stock is listed and traded on such date (or if such date is not a trading day for such exchange, the most recent trading day).

Change in Control. Pursuant to the 2018 Plan, the vesting, payment, purchase or distribution of any award that is assumed or substituted in connection with a change in control will not be accelerated by reason of the change in control for any participant unless the participant’s employment is involuntarily terminated (or, in the case of a non-employee director of the Company, if the non-employee director’s service on the Board terminated in connection with or as a result of a change in control) during the 18-month period commencing on the change in control. Any award not subject to performance-based vesting conditions that is held by a participant whose employment is involuntarily terminated during the 18-month period commencing on a change in control will immediately vest as of the date of such termination. With respect to an award subject to performance-based vesting conditions that is held by a participant whose employment is involuntarily terminated during the 18-month period commencing on a change in control, a prorated portion of such award will become vested based on actual performance through the date of the participant’s termination.

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PROPOSAL 2: APPROVAL OF THE 2018 STOCK INCENTIVE PLAN

For purposes of the 2018 Plan, “change in control” generally means:

➣	an acquisition (other than directly from the Company) by an individual, entity or group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company’s stockholders, Mr. Wm. Berkley and his family members and affiliates and an underwriter temporarily holding securities pursuant to an offering of such securities) of 25% or more of the Company’s stock or voting securities;

➣	a change in a majority of the current Board of Directors (excluding any persons approved by a vote of at least a majority of the current Board of Directors other than in connection with an actual or threatened proxy contest); and

➣	a reorganization, merger, sale, consolidation, amalgamation or share exchange, or the sale or disposition of all or substantially all of the assets of the Company, other than such a transaction following which (i) all or substantially all of the stockholders of the Company own, directly or indirectly, more than 50% of the stock or voting securities of the Company resulting from the transaction or the ultimate parent entity of such company, (ii) at least a majority of the board of directors of the resulting company or ultimate parent entity were members of the Board of Directors prior to the transaction and (iii) no person (other than Mr. Wm. Berkley and his family members and affiliates or an employee benefit plan of the surviving company or ultimate parent entity) owns 25% or more of the stock or voting securities of the resulting company or ultimate parent entity.

Termination of Employment/Services. Unless otherwise determined by the Committee, options and stock appreciation rights that are not vested as of a participant’s termination are forfeited, and options and stock appreciation rights that are vested may be exercised for a limited period of 90 days following the holder’s termination of employment (but in no event longer than expiration of the original term) for any reason.

Clawback/Restrictive Covenants. All awards granted under the 2018 Plan will be subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board of Directors. In addition, the Committee may subject any award to forfeiture or repayment in the event that the participant breaches post-termination restrictions.

Minimum Vesting Period. Except as provided below, no award granted under the 2018 Plan may vest over a period that is less than one year from the date of grant. The foregoing minimum vesting period will not apply: (i) to awards granted in payment of or exchange for an equivalent amount of salary, bonus or other earned cash compensation (including performance awards), and (ii) to awards involving an aggregate number of shares of our common stock not in excess of 5% of the aggregate number of shares of our common stock that may be delivered in connection with awards under the 2018 Plan.

Minimum Holding Period. The shares of our common stock underlying any award granted under the 2018 Plan to our named executive officers, or any other participants designated by the Committee, must be held by such participant for period of not less than 12 months, as measured from the date such award vests or is exercised. The minimum holding period does not apply in the case of a participant’s death, disability, retirement or other any other termination of employment events prescribed by the Committee.

32	W. R. Berkley Corporation

PROPOSAL 2: APPROVAL OF THE 2018 STOCK INCENTIVE PLAN

Effective Date; Amendment to 2018 Plan

The 2018 Plan is effective as of the date of our Annual Meeting, assuming approval by the stockholders. The Board of Directors or the Committee may amend, terminate or suspend the 2018 Plan at any time, but no amendment, termination or suspension may be made that would materially impair the rights of the participant with respect to a previously granted award without such participant’s consent, except such an amendment made to comply with applicable law or stock exchange rules or to prevent adverse tax or accounting consequences to the Company or participants under Section 409A of the Code or accounting rules. The 2018 Plan specifically provides that awards may not be repriced without stockholder approval. In addition, no such amendment may be made without the approval of the Company’s stockholders to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which our stock is listed.

Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of awards made under the 2018 Plan, based upon the laws in effect on the date of this proxy statement. The discussion is general in nature and does not take into account a number of considerations that may apply in light of the circumstances of a particular participant under the 2018 Plan. The income tax consequences under applicable state and local tax laws may not be the same as under U.S. federal income tax laws.

Non-Qualified Stock Options. A participant will not recognize taxable income at the time of a grant of a non-qualified stock option, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and be subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company generally will be entitled to a corresponding deduction.

Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option and will not recognize taxable income (except for purposes of the alternative minimum tax) upon the exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date the option was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as a long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within such two or one-year periods, then in the year of such disposition, the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and the Company generally will be entitled to a corresponding deduction. The excess of the amount realized through the disposition date over the fair market value of the stock on the exercise date will be treated as a capital gain.

Stock Appreciation Rights. A participant will not recognize taxable income at the time of a grant of a stock appreciation right, and the Company will not be entitled to a tax deduction at such time. Upon exercise, a

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PROPOSAL 2: APPROVAL OF THE 2018 STOCK INCENTIVE PLAN

participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company generally will be entitled to a corresponding deduction.

Restricted Stock. A participant will not recognize taxable income at the time of a grant of shares of restricted stock, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company is entitled to a corresponding deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. The Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units. A participant will not recognize taxable income at the time of a grant of a restricted stock unit, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2018 Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2018 Plan.

New Plan Benefits

The grant of awards under the 2018 Plan is entirely within the discretion of the Compensation Committee, and we cannot forecast the extent to which such grants will be made in the future.

The Board of Directors unanimously recommends a vote “FOR” the approval of the 2018 Plan.

34	W. R. Berkley Corporation

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3: Non-Binding Advisory Vote on Executive Compensation

We submit to our stockholders this non-binding advisory vote on the compensation of our NEOs, which gives stockholders a mechanism to convey their views about our compensation programs and policies. Although your vote on executive compensation is not binding on the Board of Directors or the Company, the Board of Directors values the views of our stockholders. The Board of Directors and Compensation Committee will review the results of the non-binding vote and consider them in addressing future compensation policies and decisions. In response to feedback from our stockholders, the Company has made changes to its executive compensation program over the preceding several years as described above under the heading “Proxy Summary — Stockholder Outreach.”

We believe that our executive compensation programs create a strong competitive advantage in the market both for retaining talent and for creating long-term stockholder value. They align the interests of our NEOs with those of our stockholders, and reward achievement of our strategic objectives. See “Compensation Discussion and Analysis — Objectives and Design of the Executive Compensation Program” below.

A substantial majority of our NEOs’ compensation is linked to Company performance and stockholder value over the long term.

➣	Because of the cyclical nature of our industry and the need to maintain a long-term perspective, we use a non-formulaic performance-based annual cash incentive program, which provides the Compensation Committee with flexibility to respond to market conditions and permits the application of judgment that is necessary to avoid creating incentives for our NEOs to engage in short-term oriented behavior that is detrimental to long-term value creation.

➣	RSUs for our NEOs are performance-based. Additionally, for our NEOs and certain other senior executives, Restricted Stock Unit awards contain a mandatory deferral feature that delays settlement and delivery of shares until the executive’s separation from service with the Company, which further promotes a long term perspective on performance.

➣	Our LTIP program promotes our long-term approach to compensation incentives, as well as our emphasis on pay for performance, because Long-Term Incentive Plan awards remain outstanding over a five-year period and have value only to the extent that the Company achieves growth in book value per share.

➣	Consistent with good corporate governance practices, we do not provide our NEOs with employment agreements or cash severance agreements.

The non-binding advisory vote on this resolution is not intended to address any specific element of compensation; rather, the vote is intended to provide our stockholders with the opportunity to approve, on an aggregate basis and in light of our corporate performance, the compensation program for our NEOs as described in this proxy statement. The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers listed in the 2017 Summary Compensation Table included in the proxy statement for the 2018 Annual Meeting, as such compensation is disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

The Board of Directors unanimously recommends a vote “FOR” this resolution.

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PROPOSAL 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP has been appointed by the Board of Directors as the independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2018. The appointment of this firm was recommended to the Board of Directors by the Audit Committee. The Board of Directors is submitting this matter to a vote of stockholders in order to ascertain their views. If the appointment of KPMG LLP is not ratified, the Board of Directors will reconsider its action and will appoint auditors for the 2018 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Board of Directors may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders.

It is expected that representatives of KPMG LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Information on KPMG’s fees for 2017 and our pre-approval policy for services provided by the Company’s independent auditors is provided under “Audit and Non-Audit Fees” on page 88.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of KPMG LLP.

36	W. R. Berkley Corporation

EXECUTIVE OFFICERS

Executive Officers

Each executive officer who does not also serve as a director is listed below. The executive officers are elected by the Board of Directors annually and serve at the pleasure of the Board of Directors. There are no arrangements or understandings between the executive officers and any other person pursuant to which the executive officers were selected. The information is provided as of April 19, 2018.

Name	Age	Position

Ira S. Lederman	64	Executive Vice President and Secretary

Lucille T. Sgaglione	68	Executive Vice President

James G. Shiel	58	Executive Vice President — Investments

Richard M. Baio	49	Senior Vice President — Chief Financial Officer and Treasurer

Matthew M. Ricciardi	50	Senior Vice President — General Counsel

Ira S. Lederman has served as Corporate Secretary since November 2001, as a Senior Vice President from January 1997 to June 2015 and as an Executive Vice President since June 2015. He was also General Counsel from November 2001 to May 2015. He joined the Company in 1983.

Lucille T. Sgaglione has served as Executive Vice President of the Company since December 2015. She joined the Company in 2010 as a Senior Vice President working with several of the Company’s operating units and has over 25 years of senior leadership experience in the commercial property casualty insurance industry.

James G. Shiel has served as Executive Vice President — Investments of the Company since June 2015. Previously, he was Senior Vice President — Investments from January 1997 to June 2015 and Vice President — Investments from January 1992. Since February 1994, Mr. Shiel has been President of Berkley Dean & Company, Inc., a subsidiary of the Company, which he joined in 1987.

Richard M. Baio has served as Senior Vice President — Chief Financial Officer and Treasurer since May 2016. Previously he was Vice President and Treasurer since joining the Company in May 2009. He has over 25 years of experience in the insurance and financial services industry, having served prior to joining the Company as a director in Merrill Lynch & Co.’s financial institutions investment banking group and as a partner in Ernst & Young’s insurance practice.

Matthew M. Ricciardi has served as Senior Vice President — General Counsel since joining the Company in May 2015. Previously, he served as Chief Counsel, General Corporate from 2013 to 2015, and as Chief Counsel, Public Company & Corporate Law from 2008 to 2013, of MetLife, Inc. From 1995 to 2008, Mr. Ricciardi was with the New York office of the law firm Dewey & LeBoeuf and its predecessor firm, LeBoeuf, Lamb, Greene & MacRae LLP, where he was a partner from 2001 to 2008.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Board Matters

Highlights

✓	Majority Voting for Directors

✓	Majority of Independent Directors: 8 of 10 including new director nominee

✓	Separate Chairman and CEO

✓	Diversified Tenure of Directors balances board refreshment with benefit of experience of overseeing the Company over the full insurance cycle

✓	Regular Executive Sessions of Independent Directors

✓	Annual Board and Committee Self-Evaluations

✓	Independent Compensation Consultant Retained by Compensation Committee

✓	Risk Oversight by Full Board and Committees

✓	Enterprise Risk Management Committee: Management committee reports periodically to the Board

✓	Rigorous Stock Ownership Requirements for Executives and Directors

✓	Anti-Hedging Policy

✓	Anti-Pledging Policy for shares satisfying NEOs’ ownership requirement

✓	Compensation Clawback for long-term compensation vehicles

✓	Annual Equity Grant to Directors is a substantial portion of their compensation

✓	Statement of Business Ethics for the Board of Directors

✓	Robust Investor Outreach Program

Our Board of Directors is committed to sound and effective corporate governance practices. Accordingly, our Board of Directors has adopted written Corporate Governance Guidelines, which address, among other things:

➣	identification of director candidates;

➣	director qualification (including independence) standards;

➣	director responsibilities;

➣	director access to management and independent advisors;

➣	employees, officer or other interested party communications with non-management members of the board of directors;

➣	director compensation;

➣	director orientation and continuing education;

➣	director election procedures;

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CORPORATE GOVERNANCE AND BOARD MATTERS

➣	management succession; and

➣	annual performance evaluation of the Board of Directors.

Our Corporate Governance Guidelines are available on our website at www.wrberkley.com.

Director Independence. The Board of Directors is currently composed of nine directors and is expected to be ten following the election of Ms. Pusey at the 2018 Annual Meeting, all of whom, other than Messrs. Wm. Berkley and Rob Berkley, have been determined by the Board of Directors to be independent in accordance with applicable New York Stock Exchange (“NYSE”) corporate governance rules and not to have a material relationship with the Company which would impair their independence from management or otherwise compromise their ability to act as an independent director.

In making its determination with respect to Mr. Nusbaum, the Board of Directors considered the relevant facts and circumstances of Mr. Nusbaum’s business and personal relationships with Mr. Wm. Berkley, including (1) that Mr. Nusbaum is a Senior Partner in the international law firm of Willkie Farr & Gallagher LLP (“Willkie”), which serves as legal counsel to the Company, and (2) Mr. Nusbaum’s long service on the Board of Directors of the Company, his previous service on the board of directors of other companies affiliated with Mr. Wm. Berkley, and his personal relationship with Mr. Wm. Berkley over such time.

The Board of Directors determined that Mr. Nusbaum be classified as an independent director, based on (1) the relative insignificance of the Company’s annual legal fees paid to Willkie, representing less than 0.1% of Willkie’s total annual revenue (including that such fees fall below the NYSE’s materiality threshold); (2) Mr. Nusbaum’s reputation and professional background evidencing his independent nature, and particularly Mr. Nusbaum’s history of acting independently of Company management; and (3) Mr. Nusbaum’s personal financial substance and lack of economic dependence on Mr. Wm. Berkley and the Company. The Board of Directors also noted that Mr. Nusbaum did not have any transaction or other relationship that precludes a determination of independence under the specific tests in Section 303A.02(b) of the NYSE rules.

Board Committees

The Board has five standing committees: Audit, Business Ethics, Compensation, Nominating and Corporate Governance and Executive. The charters for the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at www.wrberkley.com. The committees’ membership and leadership are discussed on pages 20-24 .

Audit Committee. The Audit Committee is appointed by the Board of Directors to assist the Board of Directors in monitoring:

➣	the integrity of the financial statements of the Company;

➣	the independent auditors’ qualifications and independence;

➣	the performance of the Company’s internal audit function and independent auditors; and

➣	compliance by the Company with legal and regulatory requirements.

The Audit Committee has also adopted procedures to receive, retain and treat any complaints received regarding accounting, internal accounting controls or auditing matters and provide for the anonymous, confidential submission of concerns regarding these matters.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Each member of the Audit Committee is independent under the rules of the Securities and Exchange Commission (the “SEC”) and the NYSE. The Board of Directors has identified Mr. Shapiro as a current member of the Audit Committee who meets the definition of an “audit committee financial expert” established by the SEC.

The Audit Committee has determined to engage KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018 and is recommending that our stockholders ratify this appointment at the Annual Meeting. See Proposal 4, Ratification of Appointment of Independent Registered Public Accounting Firm on page 36 of this proxy statement.

The report of our Audit Committee is found on page 87 of this proxy statement.

Compensation Committee. The Compensation Committee has overall responsibility for discharging the Board of Directors’ responsibilities relating to the compensation of the Company’s senior executive officers and directors.

Each member of the Compensation Committee is independent under the rules of the NYSE, is a “non-employee director,” as defined in Section 16 of the Securities Exchange Act of 1934, and is an “outside director,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The report of our Compensation Committee on executive compensation is found on page  75 of this proxy statement.

Compensation Consultant. During 2017, the Compensation Committee retained the services of an external executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”). The mandate of the external compensation consultant is to serve the Company and work for the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of pay levels, executive compensation design issues, market trends, and technical considerations. The nature and scope of services rendered by the external compensation consultant on the Compensation Committee’s behalf includes:

➣	competitive market pay analyses, including proxy data studies, board of directors pay studies, and market trends;

➣	ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

➣	assistance with the redesign of any compensation or benefit programs, if desired/needed; and

➣	preparation for and attendance at selected Compensation Committee meetings.

The Compensation Committee did not direct the external compensation consultant to perform the above services in any particular manner or under any particular method. The Compensation Committee has the final authority to hire and terminate the external compensation consultant, and the Compensation Committee evaluates the external compensation consultant periodically.

In February 2018, the Compensation Committee assessed the independence of Meridian pursuant to SEC regulations, considering various factors bearing on adviser independence, including the six factors

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CORPORATE GOVERNANCE AND BOARD MATTERS

mandated by the SEC rules. The Compensation Committee concluded that Meridian is independent from the Company’s management and that no conflict of interest exists that would prevent Meridian from independently representing the Compensation Committee. The Compensation Committee also reviewed and was satisfied that there was no business or personal relationships between members of the Compensation Committee and the individuals at Meridian supporting the Compensation Committee. The Company does not engage Meridian for any services other than its services to the Compensation Committee.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was formed to assist the Board of Directors in:

➣	identifying individuals qualified to become members of the Board of Directors (consistent with criteria approved by the Board of Directors);

➣	recommending that the Board of Directors select the director nominees for the next annual meeting of stockholders or for other vacancies on the Board of Directors;

➣	overseeing the evaluation of the Board of Directors and management;

➣	reviewing the corporate governance guidelines and the corporate code of ethics; and

➣	generally advising the Board of Directors on corporate governance and related matters.

All of the members of the Nominating and Corporate Governance Committee are considered independent under the rules of the NYSE. The chair of the Nominating and Corporate Governance Committee is selected by rotation among the chair of the Audit Committee, the chair of the Compensation Committee and the non-management member of the Executive Committee who does not already chair another committee.

Identification of Director Candidates. The Committee may identify director candidates through the advice and assistance of internal and external advisors as it deems appropriate, and has the sole authority to retain and terminate any search firm to be used to identify director candidates on behalf of the Company.

Qualifications of Director Candidates. The Company’s Corporate Governance Guidelines (the “Guidelines”) set forth certain qualifications and specific qualities that candidates should possess. In accordance with the Guidelines, the Nominating and Corporate Governance Committee, in assessing potential candidates, considers their independence, business, strategic and financial skills and other experience in the context of the needs of the Board of Directors as a whole, as well as a director’s service on the boards of directors of other public companies. The Guidelines further state that directors should:

➣	bring to the Company a range of experience, knowledge and judgment;

➣	have relevant business or other appropriate experience;

➣	maintain an acceptable level of attendance, preparedness and participation with respect to meetings of the Board of Directors and its committees; and

➣	demonstrate competence in one or more of the following areas: accounting or finance, business or management experience, insurance or investment industry knowledge, crisis management, or leadership and strategic planning.

In identifying and recommending director nominees, the Nominating and Corporate Governance Committee members may take into account such factors as they determine appropriate and will assess the

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CORPORATE GOVERNANCE AND BOARD MATTERS

qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee will also assess the contributions of the Company’s incumbent directors in connection with their potential re-nomination.

The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. In accordance with the Guidelines, when considering the overall composition of the Board of Directors, the Nominating and Corporate Governance Committee seeks a diverse and appropriate balance of members who have the experiences, qualifications, attributes and skills necessary to oversee a publicly traded, financially complex, growth oriented, international organization that operates in multiple regulatory environments. Candidates should have the highest standards of character and be committed to upholding the Company’s values and be independent, strong stewards of our investors’ capital. The Committee seeks directors with diverse backgrounds and experience in a variety of professional disciplines and business ventures who can provide diverse perspectives on the Company’s operations. The Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board of Directors based on the foregoing factors and nominates candidates to fill vacancies accordingly.

The Committee identifies director candidates through the advice and assistance of internal and external advisors as it deems appropriate.

The Nominating and Corporate Governance Committee will evaluate qualified director candidates recommended by stockholders in accordance with the criteria for director selection described above, on the same basis as any other candidates. Nominations for consideration by the Nominating and Corporate Governance Committee, together with a description of the nominee’s qualifications and other relevant information, should be sent to the attention of the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. Stockholders may also follow the nomination procedures described under “Stockholder Nominations for Board Membership and Other Proposals” below.

Other Standing Committees. During 2017, the Board of Directors had two other standing committees in addition to the committees set forth above: the Executive Committee and the Business Ethics Committee.

The Executive Committee is authorized to act on behalf of the Board of Directors during periods between Board of Directors meetings.

The Business Ethics Committee administers the Company-wide business ethics program. The Business Ethics Committee reviews certain disclosures made by Company employees and directors under the Company’s Code of Ethics and Business Conduct and Statement of Business Ethics for the Board of Directors, determines if any issue presented raises an ethics concern and takes any appropriate action. The chair of the Business Ethics Committee is selected by rotation among the members.

Additional Information Regarding the Board of Directors

Board Leadership Structure. The Company’s By-Laws provide that the chairman of the board may, but is not required to, be the chief executive officer and/or any other executive officer or non-executive officer of the Company. The Board of Directors regularly reviews and considers the Board’s leadership structure, including whether separation of the positions of chairman and chief executive officer is desirable.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Since October 31, 2015, Mr. Rob Berkley, previously our President and Chief Operating Officer, has been our President and Chief Executive Officer, and Mr. Wm. Berkley, previously our Chairman and Chief Executive Officer, has been Executive Chairman, thereby separating the chairman and chief executive officer positions. This separation of roles allows the Chief Executive Officer to focus on executing the Company’s strategic plan, managing the Company’s operations and performance and the guidance and oversight of senior management.

Mr. Wm. Berkley founded the Company in 1967 and has been its Chairman of the Board since that time, a period of over fifty years, and also served as the Company’s Chief Executive Officer from 1967 to October 2015. Under Mr. Wm. Berkley’s strategic leadership, the Company has grown and prospered significantly, with Mr. Wm. Berkley being recognized for his extensive experience in and leadership of the insurance and reinsurance industries. Risk oversight is an especially complex issue for property casualty insurance companies, and the Board of Directors believes that the Company’s structure under Mr. Wm. Berkley’s leadership as Executive Chairman serves this function well.

The Board believes that its current leadership structure is effective and serves the Company and its stockholders well. Mr. Wm. Berkley, the Executive Chairman of the Board and largest stockholder with approximately 20% of our common stock, founded the Company in 1967 and has led it for over 50 years. The Board considers that he is most familiar with the Company’s business and industry and has a unique perspective on the Company’s culture and values. As a result, he is best positioned to understand the issues, opportunities and challenges the Company faces and to lead the Board in discussions and execution of strategy without the need for an independent lead director.

In his role as Executive Chairman, Mr. Wm. Berkley helps the Board identify strategic priorities and investments, leads the Board in oversight responsibilities and facilitates and presides over Board meetings.

Seven of the nine current directors (or eight of ten, including the director nominee) are independent, including all of the members of the Audit, Compensation and Nominating and Corporate Governance Committees. The independent directors have extensive leadership experience, provide oversight and meet regularly in executive sessions without any members of management present. The presiding director of these executive sessions rotates.

The Board believes that its structure and process provide each director with an equal stake in the Board’s actions and oversight role, and make them equally accountable to stockholders.

Executive Sessions. In accordance with applicable NYSE rules, the independent directors meet regularly in executive session, which serves to promote open discussion among these directors. The presiding director at these executive sessions rotates. The Board of Directors believes that this rotation provides different directors the opportunity to guide the Board’s agenda and facilitates collegiality among Board members.

Board Self-Assessment. Our Board recognizes that a thorough, constructive evaluation process enhances its effectiveness and is an essential element of good corporate governance. Accordingly, the Board of Directors conducts an annual self-assessment to determine whether it and each of its committees has the right skills, experience and perspectives. Each year, each director completes an evaluation covering:

➣	Board and committee composition, including appropriateness and diversity of skills, background and experience;

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CORPORATE GOVERNANCE AND BOARD MATTERS

➣	Key areas of focus and effectiveness of management oversight;

➣	Director performance, including knowledge of the Company and its business;

➣	Committee functions and effectiveness and quality of materials;

➣	Satisfaction with committee structure and performance of committee chairs in those positions;

➣	Board meeting process, including satisfaction with schedule, agendas, time allotted for topics and encouragement of open communication and robust discussion; and

➣	Access to management, experts and internal and external resources.

Responses are reviewed and presented to the Board of Directors. Feedback is solicited for enhancement and improvement.

We value having directors with diverse perspectives and experience. We have refreshed 30% of the Board over the past six years and continue to actively seek qualified candidates who add value and diverse skills, experience and perspectives to further refresh the Board.

The current average tenure of our directors is 24 years. Three of our directors, including our founder and Executive Chairman, who are at or over 72 years of age (the age at which we have historically not nominated a director to stand for reelection) have continued to serve at our request while we search for additional new directors to join our Board. The average tenure of the remaining six continuing directors is 12 years and, if our director nominee is included, the remaining seven directors have an average tenure of 10 years.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Board Role in Risk Oversight. Managing risk is a critical element of any property casualty insurance business. The Board of Directors believes that risk oversight is a key responsibility of the entire Board of Directors. Risk management is one of the core responsibilities of the Executive Chairman and the President and Chief Executive Officer and is a critical responsibility of every other senior officer of the Company and its operating units.

The strategic management of risk in an insurance business is a multi-level proposition. The Board of Directors has an active role, both as a whole and also at the committee level, in risk oversight. The Board of Directors and its committees receive periodic updates from members of senior management, including the Senior Vice President — Enterprise Risk Management, on areas of material risk to the Company, such as operational (including risks related to climate change, cyber security and technology), financial, strategic, competitive, investment, reputational, legal and regulatory risks. Among other things, the Board of Directors as a whole oversees management’s assessment of business risks relating to the Company’s insurance operations and investment portfolio.

At the committee level:

➣	Our Audit Committee regularly reviews our financial statements, financial and other internal controls, and remediation of material weaknesses and significant deficiencies in internal controls, if any.

➣	Our Compensation Committee regularly reviews our executive compensation policies and practices and the risks associated with each. See “Discussion of Risk and Compensation Plans” on page 76 .

➣	Our Nominating and Corporate Governance Committee considers issues associated with the independence of our Board of Directors, corporate governance and potential conflicts of interest.

While each committee is responsible for evaluating certain risks and risk oversight, the entire Board of Directors is regularly informed of risks relevant to the Company’s business, as described above.

Risk management is a core tenet of the Company, with the concept of achieving appropriate risk-adjusted returns in our business a driving principle since the Company was founded. As a key element of their duties, our senior executive officers are responsible for risks and potential risks as they arise from day to day in their various operational areas. The Company’s Senior Vice President — Enterprise Risk Management, who is responsible for enterprise risk management, reports directly to the President and Chief Executive Officer and also reports to the Board of Directors regarding the Company’s risk management. The Company’s Enterprise Risk Management Committee, which is composed of the President and Chief Executive Officer, Senior Vice President — Enterprise Risk Management, Executive Vice President — Investments and Executive Vice President and Secretary, meets quarterly, and more frequently as necessary, to review and monitor levels of risk of various types. In addition, our internal audit function reports to our Audit Committee on a quarterly basis, and more frequently to the extent necessary.

Our independent outside auditors regularly identify and discuss with our Audit Committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements, audit work and accounting matters associated with executive compensation.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Compensation Committee Interlocks and Insider Participation

During 2017, the Compensation Committee was composed of Ms. Farrell and Mr. Brockbank and Dr. Daly until Dr. Daly’s retirement from the Board of the Company in May 2017. For the remainder of 2017, the Compensation Committee was composed of Ms. Farrell and Messrs. Blaylock and Brockbank. No member of the Compensation Committee was, during 2017, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during 2017.

Code of Ethics

We have had a Code of Ethics and Business Conduct in place for many years. This code applies to all of our officers and employees. It is a statement of our high standards for ethical behavior and legal compliance, and governs the manner in which we conduct our business. This code covers all areas of professional conduct, including employment policies, conflicts of interest, anti-competitive practices, intellectual property and the protection of confidential information, as well as adherence to the laws and regulations applicable to the conduct of our business. We have also adopted a Statement of Business Ethics for the Board of Directors.

We have adopted a Code of Ethics for Senior Financial Officers. This code, which applies to our Chief Executive Officer, Chief Financial Officer and Controller, addresses the ethical handling of conflicts of interest, the accuracy and timeliness of SEC disclosure and other public communications and compliance with law.

Copies of our Code of Ethics and Business Conduct, Statement of Business Ethics for the Board of Directors and Code of Ethics for Senior Financial Officers can be found on our website at www.wrberkley.com. We intend to disclose amendments to these procedures, and waivers of these policies for executive officers and directors, if any, on our website.

Communications with Non-Management Directors

A stockholder who has an interest in communicating with management or non-management members of the Board of Directors may do so by directing the communication to the General Counsel, c/o W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830. With respect to communications to non-management members of the Board of Directors, the General Counsel will provide a summary of all appropriate communications to the addressed non-management directors and will provide a complete copy of all such communications upon the request of the addressed director.

Information about the Company, including with respect to its corporate governance policies and copies of its SEC filings, is available on our website at www.wrberkley.com. Our filings with the SEC are also available on the SEC’s website at www.sec.gov.

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TRANSACTIONS WITH MANAGEMENT AND OTHERS

Transactions with Management and Others

As described above, the Company has adopted both a Code of Ethics and Business Conduct that applies to all officers and employees and a Statement of Business Ethics for the Board of Directors (together, the “Statements”), each of which is administered by the Business Ethics Committee. The Statements address, among other things, transactions in which the Company is or will be a party and in which any employee or director (or members of his or her immediate family, as such term is defined by the NYSE rules) has a direct or indirect interest. The Statements require full and timely disclosure of any such transaction to the Company. Company management initially determines whether a disclosed transaction by an employee requires review by the Business Ethics Committee. Based on its consideration of all of the relevant facts and circumstances, the Business Ethics Committee decides whether or not to approve such a transaction and approves only those transactions that are not contrary to the best interests of the Company. If the Company becomes aware of an existing transaction which has not been approved, the matter will be referred to the Business Ethics Committee. The Business Ethics Committee will evaluate all available options, including ratification, revision or termination of such transaction.

During 2017, the Company continued to engage the services of Associated Community Brokers (“ACBrokers”), an insurance agency indirectly owned by Mr. Wm. Berkley, the Company’s Executive Chairman, and Mr. Rob Berkley, the Company’s President and Chief Executive Officer. During 2017, ACBrokers received commissions (both directly and indirectly) from the relevant insurance carriers in the amount of $1,259,778 in connection with insurance brokerage services provided to the Company and certain of its subsidiaries, and received a fee of $151,200 from the Company for services rendered in connection with the administration of the Company’s medical benefits program. In addition, ACBrokers may place business on behalf of unrelated third parties with insurance company subsidiaries of the Company.

Also during 2017, two of the Company’s non-officer employees performed services for Interlaken Capital, Inc. (“Interlaken”), a company substantially owned and controlled by Mr. Wm. Berkley, the Company’s Executive Chairman. Interlaken separately compensates those Company employees for providing such services.

The above transactions between the Company and ACBrokers and Interlaken, respectively, have been previously approved by our independent Business Ethics Committee in accordance with the procedures described above.

BlackRock, Inc., which beneficially owns more than 5% of the Company’s common stock, provides, on an arm’s length basis, investment management software to the Company for which the Company paid fees to BlackRock of approximately $1.35 million during 2017. As BlackRock is not an officer, employee or director of the Company, the Statements do not require approval of this arrangement by the Business Ethics Committee.

Mr. Nusbaum, a director of the Company, is a Senior Partner of Willkie Farr & Gallagher LLP, outside counsel to the Company.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis provides material information about the Company’s compensation policies, objectives and decisions regarding our NEOs as well as perspective for investors on the amounts disclosed in the Summary Compensation Table and other tables, footnotes and narrative that follow.

This Compensation Discussion and Analysis and the tables that follow cover the compensation paid in 2017 to the following five NEOs:

➣	W. Robert Berkley, Jr.: President and Chief Executive Officer (“CEO” or “Mr. Rob Berkley”);

➣	William R. Berkley: Executive Chairman of the Board (“Executive Chairman” or “Mr. Wm. Berkley”);

➣	Richard M. Baio: Senior Vice President — Chief Financial Officer and Treasurer;

➣	Ira S. Lederman: Executive Vice President and Secretary; and

➣	James G. Shiel: Executive Vice President — Investments.

Executive Summary

Business Highlights for Fiscal Year 2017. In 2017, our focus on risk-adjusted returns enabled us to produce excellent results with lower volatility than our peers, as management continued to create value while managing risk and volatility throughout the business, despite challenges created by the extended low interest rate environment, significant catastrophe activity and incrementally more competitive market conditions in many lines of insurance.

➣	Our after-tax ROE was 10.9% and pre-tax ROE(1) was 15.2% for the year. ROE benefited from realized investment gains of $336 million pre-tax, in accordance with our strategy of investing a portion of our portfolio for capital gains.

➣	Book value per share increased 6.9% to $44.53; our 2017 total value creation (growth in book value per share before dividends and share repurchases) was 10.9%.

➣	Our combined ratio of 96.7% outperformed the property casualty insurance industry by 7.1 points. With record industry losses from catastrophes in 2017, the Company’s combined ratio increased slightly compared to 2016. Combined ratio is a financial metric that represents our underwriting profitability excluding investment income; a value of less than 100% indicates an underwriting profit, and a lower combined ratio is better. A comparison to an industry benchmark automatically adjusts for competitive conditions and allows us to better gauge our performance relative to our competitors.

➣	Net investment income for 2017 was $576 million, and net realized investment gains before taxes were $336 million.

➣	2017 net income per diluted share was $4.26.

➣	We returned $236 million of capital to our stockholders in 2017 through special and ordinary cash dividends on our common stock of $188 million and share repurchases totaling $48 million.

(1)	See Annex A for a reconciliation of pre-tax income, a non-GAAP financial measure, to net income, its most directly comparable GAAP measure. Pre-tax ROE is calculated based on pre-tax income.

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COMPENSATION DISCUSSION AND ANALYSIS

➣	We started two new businesses in Mexico, realigned three operating units and added many talented professionals.

➣	We continued our practice of making certain investments and strategically divesting certain of those investments with the aim of generating capital gains that enhance long-term returns and stockholder value. Net realized investment gains net of performance-based compensation costs added 4.2 percentage points to our ROE in 2017.

Our reported 2017 results are prepared under U.S. generally accepted accounting principles (“GAAP”), which may not fully reflect the then current fair values of some of our assets.

➣	For real estate that we own, the accounting rules require us to record those properties in our financial statements at cost. As a result, any appreciation of these properties since we acquired them is not reflected in our financial statements. In 2017, we sold our investment in an office building in Washington, D.C., resulting in a pre-tax realized gain of $124.3 million.

➣	For certain equity securities that we own – either securities for which accounting rules require us to use the equity method of accounting, or securities that do not have a readily determinable fair value – appreciation in the value of the investments over time may not be reflected in our financial statements or results. (For some of these securities, changes in unrealized gains and losses may begin to be included in net income once the securities have a readily determinable fair value.) When these investments are sold, however, the gain is realized.

Long-Term Perspective and Performance

While these results reflect our most recent years’ performance, we hold to the fundamental belief that the Company should be managed over the long term, including the full extent of the property casualty insurance cycle. Managing over the cycle means growing when conditions, in pricing and terms, are favorable, and maintaining underwriting discipline ( i.e., forgoing top-line growth) when they are not. Our business model is therefore designed to produce superior returns over industry performance when pricing is favorable, or “hard,” and maintain at least adequate returns when pricing is less favorable, or “soft.” Accordingly, we believe that the most relevant performance comparisons should be made based on long-term measurements, consistent with our strategy.

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COMPENSATION DISCUSSION AND ANALYSIS

Our performance over the past five completed fiscal years is summarized in the graphs below:

(1)	A combined ratio below 100% indicates an underwriting profit; a lower combined ratio is better.

2017 Compensation Highlights

Compensation paid to our NEOs in 2017 reflected the Company’s performance. Although absolute performance was modestly lower than in 2016, the Company delivered strong risk-adjusted returns despite the challenges of low interest rates, high catastrophe losses and substantial competition in the pricing of insurance products. In 2017, base salaries for the NEOs remained the same as in 2016. Annual cash incentive awards for the CEO and the Executive Chairman each decreased 10% from 2016 to $2,250,000 and $3,150,000, respectively; Mr. Lederman’s award remained unchanged at $430,000 and Mr. Shiel’s increased slightly to $430,000. The annual cash incentive award for Mr. Baio, our Chief Financial Officer since May of 2016, increased 21% over 2016 to $400,000 reflecting his increased responsibilities for the full year.

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COMPENSATION DISCUSSION AND ANALYSIS

Pay at Risk and Pay-for-Performance Alignment. Compensation for our CEO is almost entirely linked to Company performance and the creation of stockholder value, as illustrated in the graph below. In addition, 68% of the compensation for our CEO is long term and subject to forfeiture/clawback in certain events. For all our other NEOs, 83% of their compensation in the aggregate is performance-based, of which 56% is long term and subject to forfeiture/clawback in certain events.

➣	Annual cash incentive award is directly linked to operating performance as described on pages 64-69.	➣	Performance-based RSUs are earned based on ROE performance.	➣	The 2017 LTIP awards are directly linked to growth in book value over five years (12.5% annual growth required to earn a maximum payout).

Compensation values reflected in the above illustration are based on 2017 base salary, the annual cash incentive award payment for 2017, the potential maximum value of the LTIP award for the 2017-2021 performance period, and the value of the 2017 performance-based restricted stock unit (“RSU”) grant based on the target number of RSUs granted.

In addition, for our NEOs and other senior executives, vested RSUs are mandatorily deferred and shares are not delivered until the executive has a separation from service with the Company. These executives have no opportunity to convert their deferred RSUs to cash for as long as they are employed by the Company. Mandatory deferral increases their focus on building long-term value and aligns their interests with those of our stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

The adjacent graphs plot relative rankings of three-year performance versus CEO pay for the Company and its compensation peer group. The graph on the top utilizes total stockholder return to measure performance, while the graph in the middle utilizes return on equity and the graph on the bottom utilizes growth in book value per share*. The graphs highlight our strong alignment between pay and performance relative to our peer group.

We believe it is important to compare the Company’s performance to a peer group comprised primarily of property and casualty insurance underwriters with whom we compete, which includes companies across a wide range of market capitalization. See “Use of Market and Peer Group Data” on page 63.

The Company utilizes ROE and growth in book value per share in its compensation programs. We believe that they are more appropriate indicators of management performance than stock price, and that over the long term, stock price will reflect the value created through strong ROE and growth in book value per share.

*	Compensation is based on proxy Summary Compensation Table disclosures. Where peer 2017 compensation has not been disclosed as of April 19, 2018 (one company in our compensation peer group), estimated values have been used, based on forward and/or historical disclosures. Financial and market data has been standardized across companies. Total stockholder return (“TSR”) is defined as stock price appreciation plus reinvested dividends. Book value per share is defined as common stockholders’ equity divided by common shares outstanding. Return on equity is defined as income before extraordinary items, over five-quarter average common stockholders’ equity. TSR and book value per share calculations reflect three-year annualized growth rates; return on equity calculations reflect a three-year average.

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COMPENSATION DISCUSSION AND ANALYSIS

Feedback from Stockholder Outreach

We engage in stockholder outreach regularly and the Compensation Committee has made a number of changes to the executive compensation program in response to stockholder feedback over the last several years. The predominant message from our outreach since our 2017 Annual Meeting was that, in general, investors appreciate the alignment of our executive compensation programs with stockholder interests. There were no requests for modifications to the compensation programs. For additional information, see “Proxy Summary — Stockholder Outreach” on pages 17-18.

We welcome the views of our stockholders and look forward to continuing our dialogue with you, our owners.

Philosophy of Our Executive Compensation Program

Our philosophy for our executive compensation program is to provide an attractive, flexible and market competitive program tied to performance and aligned with the interests of our stockholders. Our program is designed to recognize and reward the achievements of our executives and to attract, retain and motivate our leaders in a competitive environment. Key principles include the following:

Competitive and Market-Based Compensation. Provide base salary and benefits that are market competitive and ensure we are able to attract and retain high-caliber individuals with the leadership abilities and experience necessary to develop and execute business strategies and build long-term stockholder value.

Pay-for-Performance. Link a significant portion of compensation to Company performance, with an emphasis on long-term vehicles.

Reward Long-Term Performance. Consistent with managing the business over the long term, executive compensation should reward executives for the long-term performance of the Company.

Align Compensation with Stockholder Interests. Link executives’ and stockholders’ interests through the risks and rewards of common stock ownership. In addition, our programs should use metrics and provide compensation elements that closely align executives’ interests with the creation of stockholder value.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Policies and Practices

We implement our executive compensation philosophy through specific policies and practices that are designed to align our executive compensation with long-term stockholder interests.

Linking pay to performance. The vast majority of NEO pay (90% for the CEO and 83% for all other NEOs as a group) is variable, at-risk, and tied to short- or long-term business performance.

NEO compensation is heavily weighted toward performance-based pay.

➣  The NEO long-term equity compensation program is 100% performance-based — greater than is typical for many of our peers (a majority of which continue to use time-vested equity for a portion of their long-term equity programs).

➣  Based on grants made in 2017, 68% of total CEO compensation and 56% of the compensation of all other NEOs as a group is linked to long-term performance vehicles.

➣  Our focus on long-term performance mitigates the risk of and discourages short-term oriented behavior.

Non-formulaic performance-based annual cash incentive award program mitigates risk of short-term oriented behavior that is detrimental to long-term performance. We use a non-formulaic program to allow the Compensation Committee to consider all aspects of annual performance prior to approving payouts.

➣  Our financial results are the starting point for determining annual cash incentive awards, with a primary emphasis on ROE. The Compensation Committee also considers other performance-based metrics to understand the drivers of ROE in that particular period and the implications for the longer-term. The metrics and the measurement criteria are determined by the Compensation Committee at the beginning of the plan year as described on page 59.

➣  Formula-based short-term incentives are not well suited to our business due to the cyclical nature of the insurance industry and the fact that the ultimate results of business written in a given year may not be known for many years. It is easy, and can be misleading, to meet short-term targets. Formulaic incentives can encourage counterproductive behaviors that create near-term payouts at the expense of the longer-term health and value of the business, and may raise concerns from a risk management perspective, potentially undermining long-term stockholder value.

➣  Negative discretion permits the application of judgment that is necessary to align annual cash incentive award payouts with a holistic assessment of performance for the year, after considering all performance indicators in combination.

Incentive compensation programs are tied to the Company’s long-term performance.

➣  LTIP awards are earned over five-year performance periods — notably longer than the three-year period that is typical for many of our peer insurance companies.

➣  Performance periods for our performance-based RSUs also extend for a total of five years from grant.

➣  Longer performance periods are better suited to the cyclicality of our business.

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COMPENSATION DISCUSSION AND ANALYSIS

Alignment of interests through mandatory deferral and clawback of vested RSU awards.

➣  All RSU awards for NEOs and other senior executives (a group of approximately 80 in total), once vested, remain mandatorily deferred and the shares are not owned by or delivered to the executive until the executive has a separation from service with the Company. These executives have no opportunity to convert any of their deferred RSUs to cash for as long as they are employed by the Company.

➣  Over time, the accumulation of deferred RSUs results in a substantial portion of executives’ personal net worth being tied directly to the value of our stock, aligning their interests with long-term stockholder value creation.

➣  We believe the deferral practice to be unique to the Company among our peers.

➣  Executives forfeit all unvested LTIP awards and RSUs when they leave the Company (except to retire, in some cases) or if they engage in misconduct while employed. In addition, we can claw back LTIP payouts and vested RSUs if an executive engages in misconduct or breaches post-employment restrictions.

Robust share ownership by NEOs, prohibition on hedging and restrictions on pledging.

➣  Our NEOs hold equity many times in excess of their ownership guidelines (which we believe are themselves rigorous by market standards).

➣  For NEOs (other than one relatively new NEO), the multiple of stock owned to the required amount ranges between 9 and 117 times our ownership guidelines.

➣  NEOs may not hedge their exposure to the Company’s stock price.

➣  Shares used in fulfillment of ownership guidelines may not be pledged or encumbered.

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COMPENSATION DISCUSSION AND ANALYSIS

Practices that We Emphasize and Practices that We Avoid

We are committed to executive compensation practices that drive long-term value creation and mitigate risk, and that align the interests of our executives with the interests of our stockholders. Below is a summary of best practices that we have implemented and practices that we avoid, with the goal of promoting the best interests of the Company and our stockholders.

What We Emphasize	What We Avoid

✓  Pay for performance — A significant majority of our NEOs’ compensation is performance-based.

✓  Incentivize and reward long-term value creation — NEO equity compensation is 100% performance-based and principally tied to the Company’s long- term performance.

✓  Vested RSUs are mandatorily deferred and shares are not delivered until separation from service — This practice, which we believe to be unique among our peers, aligns executives’ interests with those of stockholders.

✓  Robust share ownership for senior executives — Our NEOs hold equity many times in excess of their ownership guidelines.

✓  Mitigate risk through non-formulaic performance-based annual cash incentive award program — In our industry, formula-based short-term incentives can encourage counterproductive behaviors and raise concerns from a risk management perspective. Non-formulaic analysis permits the application of judgment that is necessary to achieve superior risk-adjusted long-term results in our business.

✓  Capped maximum NEO annual cash incentive award — We limit the maximum aggregate cash award payouts to NEOs to a specified percentage of pre-tax income. Each NEO’s award is subject to a dollar cap.

✓  Clawback — If an executive engages in misconduct or breaches post-employment restrictions, all unvested LTIP awards and RSUs are forfeited and we can claw back LTIP payouts and vested RSUs.

✓  Restrictions on pledging Company stock by NEOs — NEOs may not pledge or encumber shares used to fulfill stock ownership guidelines.

✓  Independent compensation consultants — The Compensation Committee benefits from its use of an independent compensation consulting firm that provides no other services to the Company.

✓  Capped payout for LTIP awards — Our LTIP awards cannot pay out more than 100% of the target amount, and in recent years have paid out substantially less than 100%.

✓  Modest perquisites — We provide a limited number of perquisites to our executives.

✗   No employment agreements — All of our NEOs are employed on an at-will basis.

✗   No separate severance agreements or guaranteed cash severance — We do not have severance agreements with our executives or guarantee cash severance to our executives.

✗   No single-trigger vesting on change in control — LTIP and RSU awards granted after 2013 do not vest automatically in the event of a change in control.

✗   No liberal share recycling — We do not add back to our plan reserves any shares withheld for taxes.

✗   No stock options — We have not awarded stock options, which can motivate behaviors that pursue short-term gains to the detriment of long-term profitability, in almost 15 years.

✗   No tax gross-ups on perquisites — We do not pay executives additional amounts to reimburse them for income or excise taxes payable on perquisites.

✗   No dividend equivalents paid on unearned or unvested RSUs — We do not pay dividend equivalents on shares of stock underlying RSUs until the RSUs have vested.

✗   No hedging or derivative transactions on the Company’s stock by executive officers — NEOs may not hedge their exposure to Company stock.

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COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Design of the Executive Compensation Program

The executive compensation program for NEOs generally includes the following components:

Compensation Element	Role of the Element and Why W. R. Berkley Corporation Uses the Element

Annual Cash Compensation
Base Salary	➣ Attracts and retains NEOs. ➣ Provides a fixed level of compensation for NEO services rendered during the year.
Annual Cash Incentive Award

➣ Provides focus on short-term performance measures that are linked to the Company’s long-term success and stockholder value.

➣ Rewards NEOs for delivering ROE and other performance metrics consistent with the Company’s objectives.

➣ Enables the Compensation Committee to discourage excessive risk taking.

Long-Term Incentive Compensation
Mandatorily Deferred Performance-Based Restricted Stock Units

➣ Increases stock ownership among NEOs since RSUs are settled in shares of Company stock.

➣ Provides focus on mid-term ROE performance, with shares vesting in three tranches using three-year overlapping performance periods ending in years three, four and five of a five-year vesting period (described in more detail under “Additional Design Information” below). Ultimate award payouts depend on actual ROE performance.

➣ Promotes longer-term alignment of NEOs’ financial interests with those of Company stockholders since all shares earned upon vesting of RSUs are mandatorily deferred and not delivered until separation from service — akin to a requirement to hold all vested shares until separation from service.

➣ Retains NEOs through use of overlapping vesting periods and mandatory deferrals.

➣ Places focus on stock price and dividend yield, as NEOs receive dividend equivalent payments on vested RSUs.

➣ Discourages excessive risk taking.

Long-Term Incentive Plan (LTIP) Awards

➣ Places focus on growth in book value, a primary driver of stockholder value.

➣ Through a Company-wide goal, encourages teamwork and decision-making to further the long-term best interests of the Company.

➣ Encourages retention of NEOs through use of overlapping performance periods.

➣ Allows NEOs to realize a portion of long-term compensation at established intervals during employment through potential LTIP cash payments.

➣ Discourages excessive risk taking.

Benefits and Perquisites
Benefit Replacement Plan

➣ Makes up for the Code limits on Company contributions to the Company’s tax-qualified profit sharing plan.

➣ Allows for equal treatment of all employees who participate in the tax-qualified profit sharing plan.

➣ Provides a competitive compensation element designed to attract and retain NEOs.

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COMPENSATION DISCUSSION AND ANALYSIS

Benefits and Perquisites (continued)
Deferred Compensation

➣ Allows NEOs to defer receipt of all or part of their base salary, annual cash incentive award and excess profit sharing payments.

➣ Provides a strong retention feature through reasonable return potential.

➣ Enhances current year cash flow to the Company in a cost effective manner.

➣ Provides an attractive tax planning tool designed to attract and retain NEOs.

Additional Benefits

➣ Provides coverage for officers, including the NEOs, in the areas of life, travel accident, and long-term disability insurance.

➣ Provides a competitive compensation element designed to attract and retain NEOs.

Personal Use of Company Aircraft (CEO and Executive Chairman only)	➣ Enhances security and personal safety of the CEO and the Executive Chairman. ➣ Enhances productivity of the CEO and the Executive Chairman.
Supplemental Benefits Agreement (a legacy arrangement with Executive Chairman only)

➣ Provides continued health insurance benefits and certain perquisites to the Executive Chairman after employment ends.

➣ Provides consideration in exchange for a non-compete agreement with the Executive Chairman.

Other
Director Fees (CEO and Executive Chairman only)

➣ Compensates the CEO and the Executive Chairman, who are also members of the Board of Directors, for responsibilities and duties that are separate and distinct from their responsibilities as officers.

Additional Design Information

Annual Cash Incentive Award. In February 2017, the Compensation Committee determined maximum potential awards for the CEO and certain other NEOs for the year ended December 31, 2017. These maximum potential awards were each subject to negative discretion of the Compensation Committee based on the Company’s 2017 performance. Actual award amounts under the Amended and Restated Annual Incentive Compensation Plan (the “Annual Incentive Compensation Plan”) for the NEOs (other than the CFO) were determined in early 2018 by applying negative discretion to the maximum award using the following performance metrics considered by the Compensation Committee:

➣	ROE (primary metric)

➣	Combined Ratio

➣	Net Investment Income

➣	Net Realized Gains on Investment Sales

➣	Earnings per Share

➣	Book Value per Share Growth

➣	Investments in New Businesses

➣	Consistency of Management

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COMPENSATION DISCUSSION AND ANALYSIS

Performance was evaluated through a review of the 2017 results, a comparison of the 2017 results to the Company’s prior year results and a comparison of the results of the Company’s compensation peer companies. The actual award amounts paid for 2017 performance are described under “Executive Compensation Decisions During the Last Year — Annual Cash Incentive Award” on pages 64-69.

Long-Term Incentives. The Company’s long-term incentive program for the NEOs generally consists of two vehicles:

➣	Cash-denominated performance units under the LTIP; and

➣	Performance-based RSUs under the Company’s 2012 Stock Incentive Plan.

The long-term incentive compensation programs have been designed to vest after periods that are longer than the average duration of the Company’s liabilities to align the executives’ interests with those of the stockholders. The program supports the Company’s focus on long-term performance through multiple overlapping three- or five-year performance cycles for RSU and LTIP awards. These performance-based RSU and LTIP awards (as well as the mandatory deferral feature of vested RSU awards whereby shares are not delivered until separation from service) encourage our NEOs to achieve and sustain longer-term Company performance goals. These awards also align NEOs’ financial interests with those of the Company’s stockholders, as a significant portion of their annual compensation is tied directly to the value of our stock or metrics that are highly correlated with the value of our stock. The mandatory deferral feature of the RSUs also ties a significant portion of the NEOs’ personal net worth to the value of our stock.

LTIP Awards. In 2014, the Company adopted, and its stockholders approved, the 2014 Long-Term Incentive Plan, which is a cash-based long-term incentive plan. LTIP awards are performance units that grow in value based on one or more performance measures selected by the Compensation Committee and are settled, to the extent earned, in cash at the end of the performance period. The performance measure for current outstanding LTIP awards is the increase in book value per share, as adjusted, during a five-year performance period. In order to earn the maximum value of the LTIP award, prior to 2015 the Company’s book value per share needed to grow at an average annual rate of 15% for LTIP awards to pay out at the maximum potential value. Since 2015, the hurdle for maximum payout of awards has been set at 12.5%, in light of the extended period of historically low interest rates. The Compensation Committee believes a 12.5% average annual growth rate provides a significant stretch in performance goals that is reflective of current insurance market conditions. Over the five years ending December 31, 2017, only two companies in the Company’s compensation peer group achieved or exceeded this rate of growth, and over the ten years ending December 31, 2017 only one company in the peer group achieved a 12.5% growth rate and no company exceeded it. (Because of limitations in publicly available data, the method used to calculate book value per share growth for the peer group differed slightly from the formula used in our LTIP agreements.) Because of the rigor of the performance target for LTIP awards as demonstrated by these results, our LTIP awards have paid out at substantially less than the maximum potential value over the past several performance cycles. See page 71. The Compensation Committee reviews the growth rate annually for new grants to set an appropriately rigorous performance target in light of interest rates and other conditions. LTIP-based compensation can be recaptured (clawed back) for up to two years after settlement if a recipient breaches post-employment restrictions or violates misconduct provisions of the award agreement.

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COMPENSATION DISCUSSION AND ANALYSIS

Performance-Based RSUs. Prior to 2014, the Company issued time-based RSUs that cliff vested after five years. Beginning in 2014, the NEOs were awarded performance-based RSUs that are earned, or not, based on ROE performance. The performance-based RSUs consist of three tranches that vest, if earned, after three separate, but overlapping three-year performance periods, with the final tranche vesting only after five years. The diagram below explains the structure and performance periods for awards made in 2017.

Mandatory Deferral and Clawback: Key Features of Our RSUs and Critical Differentiators. After vesting, settlement of the RSUs is deferred (on a mandatory basis) and shares are not delivered until 90 days following the executive’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). This mandatory deferral applies to our NEOs and other senior executives (a group of approximately 80 in total). The mandatory deferral feature is akin to a requirement for executives to hold all shares they receive until their separation from service. We believe this deferral feature is unique to the Company’s program compared to peer companies.

Executives have no ability to monetize vested RSUs until separation from service. The amounts deferred remain at risk in the event of a decline in the value of the Company’s stock. Dividend equivalent payments are made only after RSUs vest. These deferred shares may not be pledged since they are not delivered until after a separation from service. Our NEOs and other senior officers are also prohibited from hedging or similar transactions with respect to the Company’s stock.

The mandatory deferral feature reinforces our executives’ incentive to maximize long-term stockholder value, as the value of the deferred shares cannot be realized until separation from service and the accumulated value can grow to represent a significant portion of an executive’s personal net worth. RSU-based compensation can be recaptured (clawed back) if a recipient breaches post-employment restrictions or violates misconduct provisions of the award agreement during employment and the one-year period following separation from the Company.

Deferred Compensation. The Company maintains the Deferred Compensation Plan for Officers, in which the NEOs may participate on a voluntary basis. Under the plan, eligible officers may elect to defer all or a portion of their base salary, annual cash incentive award, and excess profit sharing payments for any year. Amounts deferred accrue a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date which is prior to or on the date of the officer’s separation from service (subject to a six-month delay to comply with Section 409A of the Code). The amounts deferred are not secured or funded by the Company in any manner and therefore remain at risk in the event of an adverse financial impact to the Company. For 2017, the Compensation Committee determined to accrue interest on the deferred amounts at the prime rate of interest reported by JPMorgan Chase. The Non-Qualified

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COMPENSATION DISCUSSION AND ANALYSIS

Deferred Compensation for 2017 table and the associated narrative and footnotes on pages 81-82 provide additional information on the plan and NEO participation.

The Deferred Compensation Plan for Officers provides a valuable tax planning mechanism to the NEOs and thereby supports the Company’s objectives by providing a compensation program designed to attract talented executives and retain our current NEOs. In addition, deferrals under the plan allow for delayed compensation payments and thereby increase current year cash flow for the Company.

Benefit Replacement. The Company maintains a Benefit Replacement Plan, which provides participants with an annual payment equal to the amount they would have otherwise received under the Company’s tax-qualified profit sharing plan absent the limitations imposed by the Code on amounts that can be contributed under the tax-qualified profit sharing plan. This payment is made annually in a lump sum unless deferred by the participant under the Deferred Compensation Plan for Officers. Additional information on the amounts paid under this plan can be found in the “All Other Compensation” column of the Summary Compensation Table and the associated footnotes on pages 77-78 .

The Benefit Replacement Plan ensures that the full value of the intended benefits under the tax-qualified profit sharing plan is provided to the NEOs and as such supports the Company’s ability to attract talented executives and retain current NEOs.

Supplemental Benefits Agreement with the Executive Chairman. The Company has a Supplemental Benefits Agreement with Mr. Wm. Berkley, originally dating to 2004 and amended since then to comply with Section 409A of the Code and, in 2013, to terminate the retirement benefit that was originally included and subsequently liquidated. The remaining benefits to be provided to Mr. Wm. Berkley (or his spouse) under the agreement, as amended, are as follows:

➣	continued health insurance coverage (including coverage for his spouse) for the remainder of his or her life, as applicable;

➣	continued use of a Company plane and a car and driver for a period beginning with termination of employment and ending with the latest to occur of the second anniversary of such termination, the date he ceases to be Chairman of the Board, or the date he ceases to provide consulting services to the Company;

➣	office accommodations and secretarial support; and

➣	payment of any excise tax imposed upon the Executive Chairman under Section 4999 of the Code (plus payment of additional taxes incurred as a result of the Company’s payment of excise taxes), in the event of a change in control. As noted on pages 82-83, if a change in control and termination of the Executive Chairman’s employment had occurred on December 31, 2017, no excise tax would have been triggered.

In exchange for these benefits, the agreement prohibits Mr. Wm. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Wm. Berkley has agreed to be available to provide consulting services to the Company.

Additional detail on the agreement is provided under “Executive Compensation — Potential Payments Upon Termination or Change in Control” on pages 82-84 .

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COMPENSATION DISCUSSION AND ANALYSIS

Use of Market and Peer Group Data

The Compensation Committee reviews and analyzes market data on total direct executive compensation annually. Total direct compensation (defined as base salary, annual cash incentive awards, and the potential value of long-term incentive awards granted) for the NEOs is compared to that paid to individuals holding comparable positions at our peer companies.

In 2017, the Compensation Committee reviewed with its independent compensation consultant, Meridian, the composition of the peer group to be used for compensation market data, including the Company’s size and market positioning relative to potential peer companies as well as the impact of changes due to consolidations from acquisitions. The Compensation Committee approved the addition of Aspen Insurance Holdings Limited to the peer group, and the removal of Allied World Assurance Holdings (due to its acquisition).

The Compensation Committee believes that the peer group should be comprised primarily of property casualty insurance underwriters, and not include (as the peer groups used by proxy advisors do) brokerage firms or companies in the life (re)insurance business as such companies’ performance can be affected by factors not germane to the Company’s business. Further, the Compensation Committee believes that the peer group it has identified for the Company is appropriate because it includes companies across a wide range of market capitalization, with whom the Company competes for senior executive talent. The companies included in our compensation peer group, shown below, represent direct competitors of the Company for both business and executive talent and are believed to provide a reasonable assessment of industry market pay levels.

➣ Alleghany Corporation	➣ Fidelity National Financial Group
➣ American Financial Group, Inc.	➣ Markel Corporation
➣ Arch Capital Group Ltd.	➣ The Progressive Corporation
➣ Aspen Insurance Holdings Limited	➣ RenaissanceRe Holdings Ltd.
➣ Axis Capital Holdings Limited	➣ The Travelers Companies, Inc.
➣ Chubb Limited	➣ White Mountains Insurance Group, Ltd.
➣ CNA Financial Corporation	➣ XL Group Ltd
➣ Everest Re Group, Ltd.

The Compensation Committee reviews market data, together with performance data, for our peer companies to evaluate the overall alignment of total direct compensation paid and relative performance. In addition, the Compensation Committee also reviews broader industry survey data as an additional reference point. However, market data is only one of many factors considered in setting future compensation awards. We do not target a specific percentile for any pay component or for our total direct compensation, nor do we target any particular mix of base salary, annual cash incentive awards, and long- term incentive compensation. Our executives’ actual pay is determined primarily by Company operational and financial performance.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Decisions During the Last Year

General Approach. The Compensation Committee makes the determinations concerning NEO compensation. The CEO and the Executive Chairman make initial recommendations to the Compensation Committee with respect to compensation for NEOs other than themselves. The Compensation Committee then makes the final determination.

Base Salary. Base salaries for NEOs in 2017 were unchanged from 2016.

Mr. Rob Berkley’s annual salary was set at $850,000 effective January 1, 2010, and was not changed until January 1, 2016, when it was increased to $985,000 and then to $1 million effective June 1, 2016 in conjunction with his transition into the CEO role. His salary for 2017 was maintained at $1 million.

Mr. Wm. Berkley has received a base salary of $1 million since January 1, 2000; his salary has not increased since then, at his request. The Compensation Committee periodically reviews Messrs. Rob and Wm. Berkley’s base salaries.

Mr. Lederman’s and Mr. Shiel’s base salaries were set at $650,000 in 2015 and were not adjusted in 2016 or 2017. Mr. Baio’s annual base salary for 2017 remained unchanged at $550,000.

Name	2017 Annual Base Salary	2016 Annual Base Salary

Mr. Rob Berkley	$1,000,000	$1,000,000

Mr. Wm. Berkley	$1,000,000	$1,000,000

Mr. Baio	$550,000	$550,000

Mr. Lederman	$650,000	$650,000

Mr. Shiel	$650,000	$650,000

Annual Cash Incentive Award. Because of the cyclical nature of our industry, the Compensation Committee’s determination to assess ROE performance holistically based on a series of supplemental performance indicators, and the need to maintain a long-term perspective, we use a non-formulaic performance-based annual cash incentive award program. The Compensation Committee establishes a cap on these awards; actual payments are determined by applying negative discretion. This provides the Compensation Committee with flexibility to respond to market conditions and permits the application of judgment that is necessary to avoid creating incentives for our NEOs to engage in short-term oriented behavior that is detrimental to long-term value creation.

Under the Company’s Annual Incentive Compensation Plan, the Compensation Committee evaluates the Company’s performance across a number of measures. The primary performance measure considered is ROE, as it provides the most complete picture of the Company’s performance in a given year and across time periods.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee also considers other measures that inform the evaluation of ROE performance, as a property casualty insurance company has earnings streams from both underwriting activity and investment activity, and is dependent upon prudent capital management, strategic business and investment decisions and an appropriate long-term focus to maximize risk-adjusted return. These other measures are generally consistent from year to year. However, the Compensation Committee has the discretion to add/remove or change the degree of emphasis on certain measures, depending upon the business and economic environment.

➣	ROE. Our long-term goal of 15% ROE has remained consistent for our entire 50-year plus history. Although 15% is a demanding hurdle for a property casualty insurance company in the current low interest rate environment, the Compensation Committee believes it remains appropriate as a long-term goal in order to challenge management to maximize stockholder value.

➣	Combined Ratio. Combined ratio is a key measure of underwriting profitability for insurance companies. A combined ratio below 100% indicates that an insurance company’s underwriting activities are profitable. The appropriate combined ratio target for a company depends upon its mix of business. Companies that are concentrated in businesses characterized by low frequency and high severity (such as property catastrophe reinsurance) will generally target a very low annual combined ratio absent a major event, so that the earnings in low-catastrophe years can offset the severity of loss from a significant event. Such companies typically demonstrate a high degree of volatility in their underwriting results. Companies that have a higher frequency of loss, with less severity (as is often the case with casualty business) may target a relatively higher combined ratio and their results tend to be less volatile.

Because our business is predominately low-limit casualty insurance, the Compensation Committee considers our combined ratio target of 95% or lower (absent a major catastrophe) to be stringent, yet achievable. While an even lower combined ratio would be necessary to achieve our 15% ROE target in the current environment, the Compensation Committee recognizes that a willingness to walk away from underpriced business in a competitive rate environment requires us to accept a higher expense ratio at times, and thus a higher combined ratio. A combined ratio target that is too stringent would fail to incentivize proper underwriting discipline.

The Compensation Committee also considers our combined ratio as compared to the property casualty insurance industry as a whole, to account for cyclical changes derived from competitive conditions, as well as the impact of catastrophe events on the industry and our Company. The Compensation Committee also recognizes that in times of below average catastrophe activity, our outperformance compared to the industry will temporarily narrow.

➣

Net Investment Income. In the low interest rate environment of the last several years, the Compensation Committee expects consistent income from fixed-maturity securities while maintaining the same high quality portfolio, combined with a duration that positions us to take advantage of rising interest rates. This task has been difficult, as the reinvestment rate for new investments is generally below the expiring yield of maturing investments. Income from fixed-maturity securities has also been affected by the allocation of a modestly larger percentage of assets to other classes. The Compensation Committee recognizes that investments designed to generate capital gains may produce less annual income, and this income may be less predictable, but such investments are designed to generate a higher total return over the life of the investment. In addition, while

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COMPENSATION DISCUSSION AND ANALYSIS

investment funds and the merger arbitrage portfolio inherently have greater variability than fixed-maturity securities, the Company expects they will generate a higher average yield over time.

➣	Net Realized Gains on Investment Sales. In the current interest rate environment, the Company allocates an increased portion of the investment portfolio to assets designed to generate capital gains and above average total returns. Over the past several years, we have made a number of investments designed to generate capital gains, and continue to do so.

➣	Growth in Earnings Per Share. The Company measures growth in earnings per share while being mindful of capital management. We do not target a specific percentage growth in earnings per share so as not to improperly incentivize irresponsible growth in premiums written, particularly in competitive or weak pricing environments. The absence of a specific growth target also allows the Compensation Committee to take into account variability in income from investment funds and realized gains.

➣	Growth In Book Value Per Share. After giving effect to capital management and changes in accumulated other comprehensive income, growth in book value per share should be broadly in line with ROE. When we are generating more capital than can be reinvested in the business, the excess capital is returned to stockholders.

➣	Investments In New Businesses. Of the Company’s 54 operating units, 7 have been acquired and 47 have been started from scratch. We believe that starting new businesses when the best talent can be attained is better for long-term value creation than buying businesses that may have unknown balance sheet issues, add goodwill to the balance sheet, or be culturally incompatible. Disruptions in the market due to financial difficulties at other companies, mergers or acquisitions, or changes in strategic direction typically provide the best opportunities to find talented individuals who share our long-term vision. The Compensation Committee expects the number of businesses started in any given year to vary depending upon available opportunities, and recognizes that start up costs can negatively impact earnings for a period of time.

➣	Consistency Among Members of the Management Team. A significant amount of turnover in senior management can disrupt operations and detract from long-term focus. Recognizing that retaining and developing talent is difficult in today’s competitive job market, the Compensation Committee looks to incentivize retention of talented executives.

After the close of the year, the Compensation Committee, with the input of the CEO and the Executive Chairman and historical performance information for the Company’s compensation peer group provided by the independent compensation consultant, evaluated the Company’s performance across these measures. The primary performance measure considered was ROE. Overall, the Compensation Committee determined that the Company’s performance in 2017 was strong, considering the high level of catastrophes in 2017, the low interest rate environment and the Company’s strong investment gains.

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COMPENSATION DISCUSSION AND ANALYSIS

Observations regarding performance in relation to the principal criteria considered by the Compensation Committee to assist its annual cash incentive award decision-making are summarized in the table below:

	Objective	2017 Observations	2017 Performance
ROE (1)	15% ROE over the long term

Affected by competitiveness of underwriting environment, significant catastrophe activity and low interest rates, offset by significant realized capital gains. Excellent results in light of these conditions, despite falling short of target and 2016 ROE.

10.9% (2)
Combined Ratio	95% or less (absent a major catastrophe) and better than the industry average over the long term

Sound underwriting results on an absolute basis and relative to the industry. Level of outperformance versus industry grew as industry-wide results were affected by heavy catastrophe losses, while the Company’s emphasis on limiting exposure to catastrophe losses resulted in a comparatively smaller impact. Excluding losses from major catastrophes (Hurricanes Harvey, Irma and Maria and Mexican earthquakes), our combined ratio met our target.

7.1 points better than the property casualty insurance industry (96.7% vs. 103.8% (3)) 95.0% excluding major catastrophes
Net Investment Income	Stability of income from fixed maturity portfolio and higher yield over the long term from other assets

Income from the fixed maturity portfolio grew by 6.5% over 2016, while the portfolio yield improved by 0.1 points. Income from other assets was strong, despite a year-over-year decline in the non-fixed maturity yield. Maintaining a shorter fixed maturity duration forgoes some investment income but benefits the Company in a rising interest rate environment.

$576 million Fixed maturity yield 3.3%; Duration 3.0 years; Average rating AA-
Net Realized Gains On Investment Sales	Alternative investments, within acceptable risk limits, that produce capital gains

The gain on investments sold in 2017 exceeded expectations. The Company sold its interest in an office building in Washington, D.C., realizing a $124.3 million gain and realized further gains from sales of stock of HealthEquity, Inc.

Net realized gains $336 million (pre-tax)
Earnings Per Share	Year over year growth	2017 EPS declined from 2016 due to losses from major catastrophes and lower income from investment funds.	$4.26 compared to $4.68 in 2016
Book Value Per Share Growth	Year over year growth (taking into consideration capital management and changes in accumulated other comprehensive income (“AOCI”))

Positively affected in 2017 by earnings, unrealized investment gains, share repurchases and special dividends, offset by the change in currency translation adjustments. The strong growth excluding capital management and changes in AOCI was consistent with ROE and expectations.

$44.53 (6.9% growth) (10.9% growth before capital management and changes in AOCI)
Investments In New Businesses	Start new businesses when the best talent can be obtained	Market conditions and few disruptive events at competitors limited opportunities to start new businesses.	Formed 2 new businesses in Mexico
Management Consistency	Stability among senior management and smooth transitions	Added new key management positions. Continued to enhance management and leadership programs.	No unplanned turnover in senior positions
(1)	ROE data based on beginning of year stockholders’ equity.
(2)	Operating ROE of 6.3% in 2017.
(3)	Property casualty insurance industry combined ratio data from A.M. Best.

The Company’s 2017 ROE fell short of our long-term target of 15% due to robust competition, the low interest rate environment, and a high level of catastrophe activity. In addition, prior to the enactment of the Tax Cuts and Jobs Act, the U.S. corporate tax rate and the affiliated reinsurance loophole provided an uneven playing field for U.S. based property casualty insurance groups, placing additional pressure on our after-tax ROE. Despite these challenges, the Company’s 2017 ROE ranked in the 90th percentile of our compensation peer group. The 10.9% ROE was driven by a combined ratio that outperformed the industry by 7.1 points, greater net investment income and strong net realized gains on investment sales. Although

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net income per share declined modestly, book value per share before capital management and AOCI grew 10.9%, resulting in superior value creation for our stockholders.

➣	The 10% reduction in each of Mr. Rob Berkley’s and Mr. Wm. Berkley’s annual cash incentive awards takes into consideration the performance results in comparison to the prior year amounts tempered by the Company’s performance as compared to its compensation peer group.

➣	As Executive Chairman, in addition to his Board leadership role, Mr. Wm. Berkley maintains an active and significant presence in the Company. He continues to provide executive services to the Company by working with senior management to source, evaluate and implement strategic business and investment opportunities that promote long-term shareholder value creation. Among other things, he works actively to recruit and develop talent, enhance intellectual capital and corporate culture and provide corporate memory. In conjunction with the CEO, he directs government and industry outreach to inform public policy, provides industry thought leadership and contributes significantly to outreach to stockholders and financial institutions. He also provides direction concerning strategic leadership issues. He was instrumental in the Company’s efforts and those of a coalition of leading domestic insurers in a successful multi-year endeavor to level the playing field for domestic insurers through the recently enacted Tax Cuts and Jobs Act.

➣	The Compensation Committee determined to keep relatively flat the annual cash incentive awards paid to Messrs. Lederman and Shiel compared to 2016 levels based on the Company’s sound 2017 results.

➣	The amount paid to Mr. Baio reflects that he was in the role of Chief Financial Officer for the full year versus seven months in 2016 and the Company’s 2017 performance.

The amounts are summarized in the table below:

Name	2017 Annual Cash Incentive Award	2016 Annual Cash Incentive Award	Change From 2016

Mr. Rob Berkley(1)	$2,250,000	$2,500,000	-10%

Mr. Wm. Berkley(1)	$3,150,000	$3,500,000	-10%

Mr. Baio	$400,000	$330,000	21%

Mr. Lederman(1)	$430,000	$430,000	0%

Mr. Shiel(1)	$430,000	$425,000	1%

(1)	The 2017 and 2016 annual cash incentive awards for these individuals were made under the Annual Incentive Compensation Plan.

Process. For the CEO and the Executive Chairman, the Compensation Committee considered ROE and the supplemental performance measures set forth above and those outlined in “Business Highlights for Fiscal Year 2017” on pages 49-51, taking into account the Company’s results in comparison to its objectives and prior-year results, and relative to its compensation peer group and industry.

Based on the Company’s results, the CEO and the Executive Chairman made recommendations to the Compensation Committee concerning NEO annual incentive payment levels, other than for themselves.

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COMPENSATION DISCUSSION AND ANALYSIS

The recommendations were based on an evaluation of the Company’s ROE and supplemental performance measures (in comparison to expectations, the Company’s prior-year results, and relative to the compensation peer group and industry), and the award levels relative to prior-year award payouts. Each NEO’s individual accomplishments and contributions to the Company’s results were also evaluated. This additional subjective evaluation is not based on any specific pre-determined criteria and generally will not impact the award levels, either positively or negatively, except in cases of extraordinary performance. Based on the CEO’s and Executive Chairman’s assessments, no adjustments based on extraordinary individual performance were made to the annual cash incentive award amounts determined based on Company performance.

Mr. Baio, our Chief Financial Officer, did not participate in the Section 162(m)-based Annual Incentive Compensation Plan. However, the CEO and the Executive Chairman still followed the same general process as used for the other NEOs to develop their recommendation for his annual cash incentive award.

Long Term Incentives.

Performance-Based Restricted Stock Units. RSU awards with performance-based vesting conditions were made to our NEOs in 2017. Each of the NEOs received a target number of performance-based RSUs divided into three tranches. Each tranche may be earned based on the Company’s three-year average ROE performance for the three-year periods ending on each of June 30, 2020, 2021, and 2022, compared to the rate on the five-year U.S. Treasury Note (“T-Note”) as of July 1, 2017, as follows:

Excess ROE (1) ( i.e. , Average ROE Less the T-Note Rate)	Percentage of Target RSUs That Will Be Earned

Less than 500 basis points	0%

500 basis points	80%

633 basis points	90%

766 basis points	100% (target)

900 or more basis points	110%
(1)	For any Excess ROE performance between 500 and 900 basis points, linear interpolation will be used to determine the vesting fraction. For performance-based RSU awards, “Average ROE” is defined as net income from continuing operations divided by beginning-of-year stockholders’ equity, measured quarterly and averaged over the performance period.

The Compensation Committee chose ROE as the performance measure for 2017 performance-based RSU awards because it is a key performance indicator in our industry closely watched by investors. The Compensation Committee believes that using ROE for both these performance-based RSUs and as a primary metric to determine annual cash incentive awards is appropriate because the metric is well aligned with stockholder interests and because the Compensation Committee believes there is adequate balance with other performance criteria in both the annual plan (through the Compensation Committee’s use of negative discretion and review of multiple supplemental measures) and the long-term plan (with the LTIP focus on book value). The Compensation Committee decided to keep the same payout scale for the 2017 awards that was used in 2016 and 2015. Under this payout scale, any Excess ROE less than 500 basis points over the July 1 T-Note rate, for the year of grant, would result in no payout.

2018 Proxy Statement	69

COMPENSATION DISCUSSION AND ANALYSIS

In 2017, the target number of performance-based RSU awards to our NEOs were as follows (more detail is found in the 2017 Grants of Plan-Based Awards table on pages 78-79):

Name	Target Number of 2017 Performance-Based RSUs Awarded	Grant Date Fair Value of Target Number of 2017 Performance-Based RSUs Awarded	Grant Date Fair Value of Target Number of 2016 Performance-Based RSUs Awarded

Mr. Rob Berkley	47,325	$3,250,044	$3,250,330

Mr. Wm. Berkley	47,325	$3,250,044	$3,250,330

Mr. Baio	4,733	$ 325,039	$ 300,033

Mr. Lederman	6,917	$ 475,025	$ 475,096

Mr. Shiel	6,917	$ 475,025	$ 475,096

In general, the performance-based RSU awards are sized taking into consideration (i) that the purpose of the awards is primarily to incentivize future performance rather than to differentiate and reward immediate past performance, so they will not vary significantly in grant date terms from year to year and (ii) NEOs with similar level of responsibility receive similarly sized awards.

Dividend Equivalent Awards. We believe it is important for executives to be fully aligned with our stockholders. This alignment includes our dividend policy. Therefore, our performance-based RSU awards made to our NEOs generally include dividend equivalent rights with respect to vested shares. Recipients start earning shares after the third year, so we believe that it is important for these recipients to also share in the dividends generated by those shares at the same time. However, no dividend equivalents will be paid if the underlying shares do not vest.

LTIP Awards. Cash-denominated LTIP awards were granted in 2017 and will be earned based on growth in book value per share over the 2017-2021 period. The 2017 awards were structured similarly to awards made in prior years: units have no value at grant, but may gain in value during the subsequent five-year period based on growth in book value per share. If book value per share were to remain unchanged or decrease at the end of the five-year period, the earned value of an award would be zero. For the 2017 awards, the maximum LTIP unit value of $100 will be earned only for a 12.5% average annual increase in book value per share (as defined in the 2017 LTIP agreement), which implies a value for book value per share of $74.22 (from an opening value of $41.19), by the end of 2021. The Compensation Committee elected to set the performance requirement at 12.5% for the 2017 LTIP award, as it did in 2016, given the extended period of historically low interest rates. The Compensation Committee reviews the growth rate annually for new grants to set an appropriately rigorous performance target in light of interest rates and other factors and believes this performance hurdle is appropriate because it:

➣	Represents a challenging performance goal relative to actual book value per share growth in recent years to achieve the potential maximum value;

➣	Reflects the current operating environment reality for property casualty insurance companies; and

➣	Motivates our NEOs to pursue long-term goals aligned with stockholders’ interests while avoiding incentives for our NEOs to take excessive risks in the prevailing low interest rate environment.

70	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

In 2017, the NEOs were granted LTIP awards in the following amounts (more detail is found in the 2017 Grants of Plan-Based Awards table on pages 78-79):

Name	Number of 2017 LTIP Units Granted	Number of 2016 LTIP Units Granted

Mr. Rob Berkley	35,000	35,000

Mr. Wm. Berkley	35,000	35,000

Mr. Baio	3,000	2,500

Mr. Lederman	4,500	4,500

Mr. Shiel	4,500	4,500

In general, the LTIP awards are sized taking into consideration (i) that the purpose of the awards is primarily to incentivize future performance rather than to differentiate and reward immediate past performance, so they will not vary significantly from year to year, and (ii) NEOs with similar level of responsibility receive similarly sized awards. The 2017 LTIP award amounts remained the same as the amounts awarded in 2016, except for the CFO.

The levels of performance required to produce a maximum payout have proven to be rigorous and challenging in recent years. For the last three completed LTIP cycles, the payouts as a percentage of maximum potential value were as follows:

	2008 – 2012 Cycle	2011 – 2015 Cycle	2013 - 2017(1) Cycle

Payout (% of Maximum)	57%	79%	80%

(1)	Prior to 2014, LTIP awards were granted approximately every 30 months rather than annually.

For LTIP awards currently outstanding, the accrued payout values as of December 31, 2017 as a percentage of the maximum potential value are summarized as follows:

	2014 – 2018 Cycle	2015 – 2019 Cycle	2016 – 2020 Cycle	2017 – 2021 Cycle

Years Completed in 5-Year Cycle	4	3	2	1

Accrued Value as of December 31, 2017 (% of Maximum)	62.4%	51.8%	33.1%	13.9%

The Company moved to annual grant cycles beginning in 2014. Accruals for amounts earned under open LTIP cycles are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in the year that the amounts are earned (as required by SEC rules, even though the awards are not paid out until the end of the cycle, and may be forfeited). The values for 2017 in the Summary Compensation Table on pages 77-78 include amounts earned in 2017 under the 2013-2017, 2014-2018, 2015-2019, 2016-2020 and 2017-2021 performance cycles.

2018 Proxy Statement	71

COMPENSATION DISCUSSION AND ANALYSIS

Severance and Change in Control Benefits

The Company generally does not have any contracts, agreements, plans or arrangements that provide for severance or similar payments to the NEOs at, following, or in connection with any termination of employment (other than the benefits noted above in the discussion of the Executive Chairman’s Supplemental Benefits Agreement). However, the following agreements provide for certain benefits upon specific termination events:

Termination Event	Treatment

Death or Disability

➣  Legacy Time-Vested RSUs: Vest pro-rata based on the portion of the vesting period completed.

➣  Performance-Based RSUs: Vest pro-rata based on the portion of the performance period completed, assuming target performance.

➣  LTIP: Earned value determined as of the last completed fiscal year-end, and distributed in cash within 90 days.

Termination for Cause	➣ All Awards: Forfeit unvested portion.

Other Termination (For change in control, see paragraphs below)

➣  Legacy Time-Vested RSUs: Forfeit unvested portion unless vesting is accelerated by the Compensation Committee upon retirement.

➣  2014 Performance-Based RSUs: If after year three of the performance period, pro-rata vesting based on actual performance through the most recent fiscal year end (forfeit if before completion of year three of the performance period).

➣  Performance-Based RSUs granted 2015 and after: Forfeit unvested portion.

➣  LTIP: For termination due to eligible retirement or by the Company for other than cause, earned value determined as of the last completed fiscal-year end, and distributed in cash within 90 days. For other terminations, forfeit.

The prospect of a change in control of the Company can cause significant distraction and uncertainty for executive officers, including the NEOs. Therefore, the Compensation Committee believes that appropriate change in control provisions are important tools for aligning executive officers’ interests with those of stockholders, in change in control scenarios. These provisions allow our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment.

Beginning in 2014, in response to stockholder feedback, RSU and LTIP awards include “double trigger” treatment upon a change in control rather than vesting or paying out automatically in the event of a change in control. If the holder’s employment is terminated by the Company without “cause” or by the holder for “good reason” (each as defined in the award agreements) within 18 months following the change in control, the unvested RSUs will vest (in an amount corresponding to an assumed achievement of “target” performance, for performance-based RSUs) and the value of LTIP awards will be determined and fixed as of the end of the fiscal year prior to the termination. However, in the limited circumstances that LTIP awards are not assumed or substituted in connection with a change in control, then the value of LTIP awards will be determined and fixed as of the end of the fiscal year prior to the change in control.

With respect to LTIP awards granted prior to 2014, upon a change in control of the Company as described in the various plan documents, the value of such LTIP awards will be determined and fixed as of the end of the fiscal year prior to the change in control and paid to the participant within 90 days following the last day of the performance period that ends upon the change in control.

72	W. R. Berkley Corporation

COMPENSATION DISCUSSION AND ANALYSIS

For additional detail, see “Executive Compensation — Potential Payments Upon Termination or Change in Control” on pages 82-84 below.

Other Policies and Considerations

The Company maintains other policies and practices related to executive compensation and governance, including the following:

➣

Clawback. The Compensation Committee has mandated recapture provisions for RSUs and LTIP units, if award recipients (including the NEOs) engage in misconduct (no restatement of financial statements required) or breach post-employment restrictions (as those terms are defined in the applicable award agreements).

➣	Stock Ownership. Our NEOs are required to hold shares in the following amounts:

–	CEO: 10 times base salary

–	Executive Chairman: 10 times base salary

–	Other NEOs: 3 times base salary

All of our NEOs hold stock well in excess of their guideline amounts as noted in the following table:

Eligible Shares Owned for Purposes of Stock Ownership Guidelines

Name	Guideline	Guideline (# of Shares)(1)	Eligible Shares Owned – as of 4/4/2018(2)	Eligible Shares Owned (% of Guideline)

Mr. Rob Berkley	10x base salary	139,567	1,219,210	874%

Mr. Wm. Berkley	10x base salary	139,567	16,362,462	11,724%

Mr. Baio	3x base salary	23,029	35,484	154%

Mr. Lederman	3x base salary	27,216	309,891	1,139%

Mr. Shiel	3x base salary	27,216	265,513	976%
(1)	Based on the December 31, 2017 closing stock price of $71.65 as reported by the NYSE.
(2)	Based on shares that are owned by the NEO (as described below), less any pledged shares.

Shares counting toward meeting these ownership guidelines include: shares that are owned by the executive; shares that are beneficially owned by the executive, such as shares in “street name” through a broker or shares held in trust; shares underlying unvested or vested and deferred RSUs; and other unvested or vested and deferred equity awards denominated in common stock, excluding pledged shares and unvested performance-based RSUs. Covered executives have five years from the date the executive became an NEO to come into compliance with the guidelines.

In addition, after vesting, settlement of the RSUs is deferred (on a mandatory basis) and shares are not delivered until 90 days following the executive’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). This mandatory deferral applies to our NEOs and other senior executives (a group of approximately 80 in total). The mandatory deferral feature is akin to a requirement for executives to hold all shares they receive under equity awards until their separation

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COMPENSATION DISCUSSION AND ANALYSIS

from service. Executives have no ability to monetize vested RSUs until separation from service and the amounts deferred remain at risk in the event of a decline in the value of the Company’s stock.

➣	Prohibition on Hedging. The Company’s senior officers, as well as the presidents and chief financial officers of the Company’s operating units, are prohibited from hedging and other derivative transactions with respect to the Company’s common stock.

➣	Restrictions on Pledging. Shares used in fulfillment of the stock ownership guidelines may not be pledged or otherwise encumbered. In addition, vested but mandatorily deferred RSUs may not be pledged.

➣	Tax and Accounting Considerations. When reviewing compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of various payments and benefits to the Company and, when relevant, to its executives. Through December 31, 2017 and prior to the recent federal tax changes with the passage of the Tax Cuts and Jobs Act of 2017, Section 162(m) of the Code generally disallowed a tax deduction for compensation in excess of $1 million paid to the CEO and the three other most highly compensated NEOs employed at the end of the year (other than the Chief Financial Officer). Certain compensation was specifically exempt from the deduction limit to the extent that it did not exceed $1 million during any fiscal year or was “performance-based” as defined in Section 162(m) of the Code. As a result of passage of the Tax Cuts and Jobs Act, effective for taxable years beginning after December 31, 2017, the qualified “performance-based” compensation exemption was eliminated, with the effect that compensation in excess of $1 million paid to our named executive officers (including our Chief Financial Officer) will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Compensation Committee does not necessarily limit executive compensation to the amount deductible under the Code. Rather, it considers the available alternatives and acts to preserve the deductibility of compensation to the extent reasonably practicable and consistent with its other compensation objectives. As a result, prior to the passage of the Tax Cuts and Jobs Act, most of the Company’s compensation programs were generally intended to qualify for deductibility under Section 162(m) of the Code, including annual cash incentive awards, LTIP awards, and performance-based RSUs (but not time-vested RSUs). As noted above, RSU awards are mandatorily deferred upon vesting, so tax-deductibility of awards granted prior to November 2, 2017 may be preserved even for legacy time-vested awards based on grandfathering of the agreements.

Section 409A of the Code requires programs that allow executives to defer a portion of their current income — such as the Deferred Compensation Plan for Officers — to meet certain requirements regarding risk of forfeiture and election and distribution timing (among other considerations). Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is the Company’s intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Compensation — Stock Compensation, which requires the Company to recognize compensation expense for share-based payments (including RSUs).

74	W. R. Berkley Corporation

COMPENSATION COMMITTEE REPORT

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Compensation Committee

Mary C. Farrell, Chairwoman

Ronald E. Blaylock

Mark E. Brockbank

April 19, 2018

The above report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

2018 Proxy Statement	75

DISCUSSION OF RISK AND COMPENSATION PLANS

Discussion of Risk and Compensation Plans

The Company has implemented a variety of practices, policies, and incentive design features that are intended to ensure that employees are not encouraged to take unnecessary or excessive risks. As a result, the Compensation Committee believes that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. These practices, policies and incentive design features include:

➣	Multi-year equity vesting and multi-year performance periods (discussed on pages 60-61 of this proxy statement).

➣	Non-formulaic performance-based annual cash incentive awards (discussed on pages 55 and 64-69 of this proxy statement).

➣	Clawback practices (discussed on pages 60-61 and 73 of this proxy statement).

➣	Stock ownership guidelines for NEOs (discussed on pages 73-74 of this proxy statement).

➣	Review of pledging of shares by Executive Chairman (discussed below).

➣	Unsecured and unfunded deferred compensation program (discussed on pages 61-62 of this proxy statement).

➣	Prohibition on hedging and restrictions on pledging of shares held by executives (discussed on pages 61 and 74 of this proxy statement).

➣	Mandatory deferral of vested RSUs (with shares not being delivered until separation from service) for all NEOs and other senior officers (discussed on page 61 of this proxy statement).

As part of its contribution to risk oversight, the Compensation Committee annually reviews the pledging of shares by the Executive Chairman and reports to the Board of Directors. The Compensation Committee has noted that Mr. Wm. Berkley has not sold a share of the Company’s stock since 1969, other than in connection with cashless exercises of stock options or to cover taxes on vested restricted stock units from time to time, and has a strong track record of managing his pledged shares: through all economic environments, including the 2008-2009 financial crisis, he has never been required to sell any shares. His pledging actions are not designed to shift or hedge any economic risk associated with his ownership of the Company’s shares. He has pledged shares from time to time because he did not want to reduce his significant ownership stake and weaken his alignment with the Company’s stockholders.

Mr. Wm. Berkley has significantly reduced the number of shares pledged over the past few years. This reduction in his pledged holdings totals approximately 9.7 million shares, or an approximately 53% decline, since 2011. Moreover, his unpledged holdings total almost 16.4 million shares with an approximate market value of $1.2 billion as of April 4, 2018, which represents 117 times the Company’s stock ownership guidelines for the Executive Chairman. The Compensation Committee and the Board of Directors review this issue annually and are comfortable that, due to Mr. Wm. Berkley’s overall financial position, including the approximately 16.4 million unpledged shares that represent more than 65% of his total ownership, his pledging of a portion of his shares does not create a material risk to the Company. Recognizing the steps Mr. Wm. Berkley has taken to significantly reduce the number of his pledged shares and his very substantial unpledged shares, the Compensation Committee has determined that requiring Mr. Wm. Berkley to eliminate his pledging could have an adverse impact on the Company and its stockholders if he were to sell the shares as a result. Accordingly, the Compensation Committee reaffirmed its belief that it would be counterproductive for the Company’s Executive Chairman to sell shares of the Company to further reduce his pledged shares.

76	W. R. Berkley Corporation

EXECUTIVE COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned during 2017 by the Chief Executive Officer of the Company, the Chief Financial Officer of the Company and the three other highest paid executive officers of the Company in 2017, 2016 and 2015.

Summary Compensation Table

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)		Total ($)
W. Robert Berkley, Jr.	2017	1,000,000	—		3,575,015	5,253,700	450,824	(5)(6)	10,279,539
President and Chief	2016	993,769	—		3,575,396	5,312,850	481,274		10,363,290
Executive Officer	2015	850,000	—		3,194,346	3,815,350	400,470		8,260,165

William R. Berkley	2017	1,000,000	—		3,575,015	7,071,000	568,082	(5)(6)	12,214,097
Executive Chairman	2016	1,000,000	—		3,575,396	7,347,200	514,354		12,436,950
of the Board	2015	1,000,000	—		5,405,798	9,246,400	487,213		16,139,411

Richard M. Baio(7)	2017	550,000	400,000	(8)	357,523	225,245	47,230	(6)	1,579,998
Senior Vice President —	2016	497,981	330,000		330,037	205,380	45,778		1,409,176
Chief Financial Officer and Treasurer

Ira S. Lederman	2017	650,000	—		522,549	923,830	55,730	(6)	2,152,109
Executive Vice President	2016	650,000	—		522,564	913,070	63,187		2,148,821
and Secretary	2015	645,833	—		491,671	952,050	55,712		2,145,266

James G. Shiel	2017	650,000	—		522,549	923,830	55,730	(6)	2,152,109
Executive Vice President —	2016	650,000	—		522,564	908,070	59,459		2,140,094
Investments	2015	645,833	—		491,671	952,050	55,712		2,145,266
(1)	This column reflects each NEO’s principal position as of the date of this proxy statement.
(2)	Any amounts deferred, whether pursuant to a plan established under Section 401(k) of the Code or otherwise, are included for the year in which earned.
(3)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation.
For 2017, all of the stock awards reported in the Stock Awards column are performance-based RSUs. The grant date fair value of performance-based RSUs is based on the probable outcome of the performance-related component. The amounts in the table above assume that on the grant date of the awards the highest level of performance was probable and therefore such amounts represent the maximum potential value of the awards. For performance-based RSUs, fair value is calculated using the average of the high and low prices of the Company’s common stock reported by the NYSE on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
For additional information relating to the valuation assumptions with respect to the prior year grants, refer to note 23 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by the NEOs, which depends on the extent to which the RSUs are earned and the market value of the Company’s common stock on a date in the future when the RSUs are settled.
(4)	This column includes the dollar amount of annual cash incentive awards earned by Messrs. Rob Berkley, Wm. Berkley, Lederman and Shiel for performance during 2017 under the Annual Incentive Compensation Plan of $2.25 million, $3.15 million, $430,000 and $430,000, respectively. These awards were paid in March 2018. This column also includes the dollar amounts contingently earned during 2017 with respect to awards granted to each of the NEOs prior to 2018 pursuant to the LTIP, subject to the terms and conditions of the individual LTIP agreements. See the 2017 Grants of Plan-Based Awards table below for information relating to the Annual Incentive Compensation Plan. For additional information on the LTIP, refer to note 24 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.
(5)

This amount includes (i) Company director fees of $91,500 and 3,000 vested shares of the Company’s common stock awarded to directors on May 16, 2017, having a grant date fair value of $198,645 (calculated using the average of the high and low prices of the Company’s common stock reported on the NYSE on the date of grant), payable to each of Messrs. Rob Berkley and Wm. Berkley; (ii) the incremental cost to the Company related to personal use of Company-owned aircraft by Mr. Rob Berkley ($75,199) and Mr. Wm. Berkley ($95,387); and (iii) for Mr. Wm. Berkley only, secretarial and administrative assistant expenses of $97,310. To increase productivity and for reasons of security and personal

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EXECUTIVE COMPENSATION

safety, the Board of Directors has required Messrs. Rob Berkley and Wm. Berkley to use Company-owned or non-commercial aircraft for all air travel. The methodology used to calculate the cost to the Company is based on the aggregate incremental variable trip-related costs, including the cost of fuel, on-board catering, landing and parking fees, flight crew travel expenses, and ground transportation costs. Since the corporate aircraft are used primarily for business travel, the methodology excludes fixed costs which do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft, aircraft maintenance, and hangar expenses.

(6)	For Messrs. Rob Berkley, Wm. Berkley, Baio, Lederman and Shiel this amount includes Company contributions to the Profit Sharing Plan of $22,950 each, and payments under the Benefit Replacement Plan of $62,050, $62,050, $23,800, $32,300 and $32,300, respectively. For each of Messrs. Rob Berkley, Baio, Lederman and Shiel this amount includes premiums of $480 for term life insurance, and for Mr. Wm. Berkley it includes premiums of $240 for term life insurance. Pursuant to SEC rules, dividend equivalents on vested and deferred RSUs are not required to be reported because the amounts of future dividends are factored into the grant date fair value of the awards (and such dividend equivalents have been excluded from the amounts reported under the column “All Other Compensation”).
(7)	Mr. Baio was not a named executive officer prior to 2016. In accordance with SEC regulations, only compensation information starting in the fiscal year in which an individual became a named executive officer is reported in the Summary Compensation Table.
(8)	This amount represents the discretionary annual cash incentive bonus paid to Mr. Baio for 2017.

Plan-Based Awards

The following table shows information regarding awards granted to the NEOs in 2017 (portions of which are reflected to the extent required in the Summary Compensation Table):

2017 Grants of Plan-Based Awards

Name	Units (#)	Plan Name (Grant Date)	Estimated Possible and Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	Estimated Possible and Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Performance- Based RSU Awards(3) ($)
				Threshold (#)	Target (#)	Maximum (#)
W. Robert Berkley, Jr.	—	Annual Incentive Compensation Plan(1)	10,000,000
	35,000	2014 Long Term Incentive Plan(2)	3,500,000
	47,325	2012 Stock Incentive Plan (08/15/2017 Grant Date)		37,859	47,325	52,057	3,575,015
William R. Berkley	—	Annual Incentive Compensation Plan(1)	10,000,000
	35,000	2014 Long Term Incentive Plan(2)	3,500,000
	47,325	2012 Stock Incentive Plan (08/15/2017 Grant Date)		37,859	47,325	52,057	3,575,015
Richard M. Baio	3,000	2014 Long Term Incentive Plan(2)	300,000
	4,733	2012 Stock Incentive Plan (08/15/2017 Grant Date)		3,785	4,733	5,206	357,523
Ira S. Lederman	—	Annual Incentive Compensation Plan(1)	772,770
	4,500	2014 Long Term Incentive Plan(2)	450,000
	6,917	2012 Stock Incentive Plan (08/15/2017 Grant Date)		5,533	6,917	7,609	522,549
James G. Shiel	—	Annual Incentive Compensation Plan(1)	772,770
	4,500	2014 Long Term Incentive Plan(2)	450,000
	6,917	2012 Stock Incentive Plan (08/15/2017 Grant Date)		5,533	6,917	7,609	522,549

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EXECUTIVE COMPENSATION

(1)	Because of the nature of these awards, there is no target or minimum threshold performance level for an award. As such, the “Threshold” and “Target” columns have been omitted from this table. These amounts represented the potential maximum value of the annual cash incentive awards for 2017 under the Annual Incentive Compensation Plan, which was, for each of Messrs. Rob Berkley and Wm. Berkley, 1.5% of the Company’s pre-tax income, and for each of Messrs. Lederman and Shiel, 0.10% of the Company’s pre-tax income, in each case subject to a cap of $10 million per individual. The amount of annual cash incentive award actually awarded for the year, however, is determined by the Compensation Committee, which may exercise discretion to pay less (but not more) than the maximums. For 2017, the Compensation Committee exercised its discretion to award lesser amounts under the plan and the actual amount of annual cash incentive awards paid to Messrs. Rob Berkley, Wm. Berkley, Lederman and Shiel for performance during 2017 under the Annual Incentive Compensation Plan was $2.25 million, $3.15 million, $430,000 and $430,000, respectively (representing 22.5%, 31.5%, 55.6% and 55.6%, respectively, of their maximum potential awards), and such amounts are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2)	Each of these LTIP awards had no value at the time of grant. Because of the nature of the LTIP award design, there is no target or minimum threshold performance level. As such, the “Threshold” and “Target” columns have been omitted from this table. In order to earn the maximum value for each LTIP unit, a 12.5% average annual increase in book value per share, as defined in the LTIP agreement, must be attained over the five-year period. The future payout value for each LTIP unit is determined by multiplying the amount by which the ending per-share book value of the Company’s common stock exceeds the beginning per-share book value of the Company’s common stock over the five-year performance period by a factor of 3.03, subject to a maximum per-LTIP unit value of $100.00. The aggregate dollar value of the award to each NEO at payout will be the product of that per-LTIP unit value and the number of LTIP units awarded to the NEO. The dollar value of the awards will be paid to the executives at the end of the five-year performance period, subject to earlier payout of the earned value (i) upon death or a termination of employment on account of disability or eligible retirement, by the Company without cause, or, following a change in control, by the NEO for good reason, or (ii) upon a change in control if the LTIP units are not assumed or substituted in connection with such change in control, in each case where such earned value will be based on the per-LTIP unit value as of the end of the fiscal year immediately preceding the year in which such death, termination or change in control occurs. An NEO’s LTIP units will be forfeited if certain continued employment conditions are not satisfied through the end of the performance period. An NEO’s LTIP units may also be forfeited or subject to recapture if such executive engages in misconduct or violates certain provisions of the award during the performance period and for two years following the end of the performance period.
(3)	This column represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The performance-based RSUs provide an opportunity for employees to receive shares of the Company’s common stock if a performance measure is met for three separate three-year performance periods (over five years) beginning in 2017, 2018, and 2019. For each performance period, if the minimum performance measure is not met, no award is earned. If at least the minimum performance requirement is attained, award payouts can range from 80% to 110% of the target number of shares. The grant date fair value of performance-based RSUs is based on the probable outcome of the performance-related component. The amounts in the table above assume that on the grant date of the awards the highest level of performance was probable and therefore such amounts represent the maximum potential value of the awards. For performance-based RSUs, fair value is calculated using the average of the high and low prices of the Company’s common stock reported on the NYSE on the date of grant. These performance-based RSUs vest, to the extent earned, at the end of each three-year performance period, with a total period of five years required for awards to vest in full. After vesting, settlement of the RSUs is mandatorily deferred until 90 days following the NEO’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). For additional information regarding performance-based RSUs, see above under the heading “Compensation Discussion and Analysis — Additional Design Information — Long Term Incentives” on pages 60-61.
For additional information relating to the valuation assumptions with respect to the prior year grants, refer to note 23 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC. These amounts reflect the Company’s accounting expense for these awards and do not necessarily correspond to the actual value that will be received by the NEOs.

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Outstanding Equity Awards

The following table provides information on the holdings of unvested stock awards by the NEOs as of December 31, 2017. This table includes only stock awards, as no NEO held any option awards as of December 31, 2017. Each equity grant is shown separately for each NEO. The market value of the stock awards is based on the closing market price of the Company’s stock as of December 31, 2017, which was $71.65, as reported on the NYSE.

Outstanding Equity Awards at Fiscal 2017 Year-End

Name	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

W. Robert Berkley, Jr.	08/05/2014			65,000	(1)	4,657,250

	08/05/2015			51,810	(1)	3,712,187

	08/05/2016			55,477	(1)	3,974,928

	08/15/2017			47,325	(1)	3,390,837

William R. Berkley	08/05/2014			110,000	(1)	7,881,500

	08/05/2015			87,679	(1)	6,282,201

	08/05/2016			55,477	(1)	3,974,928

	08/15/2017			47,325	(1)	3,390,837

Richard M. Baio	08/05/2014			3,000	(2)	214,950

	08/05/2015			3,658	(2)	262,096

	08/05/2016			5,121	(1)	366,920

	08/15/2017			4,733	(1)	339,120

Ira S. Lederman	08/05/2014			10,000	(1)	716,500

	08/05/2015			7,975	(1)	571,409

	08/05/2016			8,109	(1)	581,010

	08/15/2017			6,917	(1)	495,604

James G. Shiel	08/05/2014			10,000	(1)	716,500

	08/05/2015			7,975	(1)	571,409

	08/05/2016			8,109	(1)	581,010

	08/15/2017			6,917	(1)	495,604

(1)	Represents performance-based RSUs, each of which represents the right to receive one share of common stock, subject to vesting and continued employment requirements. These performance-based RSUs will vest, to the extent earned, at the end of the five-year performance period, for awards granted in 2014, and at the end of three separate three-year performance periods (over five years), for awards granted in 2015, 2016 and 2017, provided the NEO remains employed by the Company on the relevant vesting date. For each performance period, at least a portion of these performance-based RSUs will be earned if a minimum performance requirement is met for that performance period. If the minimum performance requirement is not met, no award will be earned. If at least the minimum performance requirement is attained, award payouts can range from 80% to 110% of the target number of shares. After vesting, settlement of the RSUs is mandatorily deferred until 90 days following the NEO’s separation from service with the Company (subject to a six-month delay to comply with Section 409A of the Code). The number and market value of the performance-based RSUs reported in the table above have been calculated based on target performance level.
(2)

Represents RSUs, each of which represents the right to receive one share of common stock, subject to vesting and continued employment requirements. The RSUs granted to Mr. Baio in 2014 will vest in two equal installments on the fourth and fifth anniversaries of their grant date

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EXECUTIVE COMPENSATION

and the RSUSs granted to Mr. Baio in 2015 will vest in three equal installments on the third, fourth and fifth anniversaries of their grant date, provided in each case that he remains employed by the Company on the vesting date. If Mr. Baio separates from service prior to the vesting date on account of death, disability or as otherwise determined by the Compensation Committee, a pro rata share of the number of RSUs granted to him shall vest and be distributed to him generally 90 days (or in some cases, six months) following such termination date. Upon a separation from service for any other reason prior to vesting, all unvested RSUs will expire and be forfeited for no consideration. In addition, vested RSUs may be subject to recapture by the Company in certain circumstances. As such, Mr. Baio may never realize the full value of these RSUs if such forfeiture or recapture occurs. In the event of a change in control of the Company (as defined in the RSU agreements), all RSUs would vest in full and the shares of common stock underlying each RSU would be delivered to Mr. Baio. The Compensation Committee may generally accelerate the vesting of any or all RSUs at any time. These amounts do not include vested RSUs, the receipt of which has been mandatorily deferred.

Option Exercises and Stock Vested

We have not awarded stock options since 2004. No NEO holds any option awards, and during the year ended December 31, 2017, no NEO exercised any stock options. The following table shows the stock awards (e.g., RSUs) that vested for all the NEOs.

Stock Vested in 2017

Name	Number of Shares (RSUs) Acquired on Vesting(#)	Pre-Tax Value Realized on Vesting($)
W. Robert Berkley, Jr.	135,000(1)	9,241,088
William R. Berkley	250,000(1)	17,113,125
Richard M. Baio	11,000(2)	752,978
Ira S. Lederman	22,500(1)	1,540,182
James G. Shiel	22,500(1)	1,540,182

(1)	Represents RSUs granted on August 7, 2012 that vested on August 7, 2017 (for which the receipt of the vested shares has been mandatorily deferred until the earlier of the respective NEO’s separation from service or a change of control, except for shares withheld to pay Medicare taxes), when the market price of the Company’s stock was $68.4525 per share. For additional information regarding the deferred RSUs held by the NEOs as of December 31, 2017, see “—Nonqualified Deferred Compensation” below.
(2)	Represents 9,500 RSUs granted on August 7, 2012 that vested on August 7, 2017 when the market price of the Company’s stock was $68.4525 per share and 1,500 RSUs granted on August 5, 2014 that vested on August 5, 2017, when the market price of the Company’s stock was $68.4525 per share. For additional information regarding the deferred RSUs held by Mr. Baio as of December 31, 2017, see “— Nonqualified Deferred Compensation” below.

Non-Qualified Deferred Compensation

The table below provides information on the year-end balances of amounts deferred in prior years by the NEOs under the Deferred Compensation Plan for Officers.

Non-Qualified Deferred Compensation for 2017

Name	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FYE ($)(1)(2)
W. Robert Berkley, Jr.	—	—
William R. Berkley	101,179	2,532,215
Richard M. Baio	—	—
Ira S. Lederman	109,372	2,737,252
James G. Shiel	58,072	1,453,376

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EXECUTIVE COMPENSATION

(1)	These amounts are accrued, but are not secured or funded by the Company.
(2)	Does not include the following vested RSUs (the receipt of which has been mandatorily deferred until the earlier of the respective NEO’s separation from service or a change in control): Mr. Rob Berkley — 566,465 RSUs; Mr. Wm. Berkley — 1,794,273 RSUs; Mr. Baio — 25,987 RSUs; Mr. Lederman — 148,920 RSUs; and Mr. Shiel — 136,082 RSUs. These RSUs are fully vested, but delivery of the underlying shares has been mandatorily deferred until the NEO’s separation of service from the Company in order to align the NEO’s financial interests with those of the Company’s stockholders during the NEO’s employment.

The amounts set forth in the table above were deferred pursuant to the Company’s Deferred Compensation Plan for Officers in which the NEOs are eligible to participate on a voluntary basis. Under the plan, participants may elect to defer all or a portion of their base salary, annual cash incentive award, and excess profit sharing contribution for any year. Amounts deferred will accrue at a reasonable rate of interest, as determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the officer’s separation from service. At the officer’s election made at the time of deferral, the Company will pay the deferred amounts either in a lump sum or in no more than five annual installments beginning generally within 60 days of a date which is prior to or on the date of the officer’s separation from service (subject to a six-month delay to comply with Section 409A of the Code). For 2017, the Compensation Committee agreed to accrue interest on the deferred amounts at the prime rate of interest reported by JPMorgan Chase.

Potential Payments Upon Termination or Change in Control

Except as described in “Compensation Discussion and Analysis — Severance and Change in Control Benefits” above with respect to RSUs and LTIP awards, the Company does not have any contracts, agreements, plans or arrangements that provide for severance payments to the NEOs at, following, or in connection with any termination of employment. None of the NEOs has an employment agreement with the Company, and none of them, other than Mr. Wm. Berkley, has a change in control agreement with the Company. The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if a change in control had occurred or if an NEO’s employment had terminated on December 31, 2017. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and the Company’s stock price.

During the two-year period following Mr. Wm. Berkley’s termination as provided in the Supplemental Benefits Agreement or, if longer, the period that he performs consulting services to the Company or remains Chairman of the Board, he will be entitled to continue to receive certain perquisites, including continued use of the Company plane and a car and driver, in a manner consistent with his prior use of such perquisites. Additionally, for so long as Mr. Wm. Berkley requests, following such termination, the Company is required to provide him with office accommodations and support, including secretarial support, in a manner consistent with that provided prior to such termination. The Company estimates the cost associated with the benefits that are to be provided during the two-year period set forth above to be $800,000 per annum, and that the cost associated with the benefits to be provided upon request would be $170,000 per annum. After his termination, Mr. Wm. Berkley and his spouse are also entitled to receive lifetime health insurance coverage for which the Company estimates the actuarial present value of the cost to be $300,000. The estimated benefit to Mr. Wm. Berkley under the Supplemental Benefits Agreement described above, had he become entitled to receive such benefits upon a change in control occurring on

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EXECUTIVE COMPENSATION

December 31, 2017, does not include any gross-up as provided under the agreement because Mr. Wm. Berkley would not have been subject to the excise tax under Section 4999 of the Code.

The Supplemental Benefits Agreement prohibits Mr. Wm. Berkley from competing against the Company for two years following his resignation of employment other than for “good reason,” during which time Mr. Wm. Berkley has agreed to be available to provide consulting services to the Company.

Please see “Compensation Discussion and Analysis — Severance and Change in Control Benefits” above (including the table on page 72 ), for a description of the effects, with respect to all the NEOs, of a change in control or termination of employment as described in the various plan documents.

The following table provides the value, based upon the Company’s stock price, of RSUs and dividend equivalent awards that would become vested (but not the value of any already vested and deferred RSUs that would be settled), as well as the value of all performance units awarded under the LTIP (A) upon a change in control, (B) upon a change in control and termination, (C) if the NEO had died or become disabled or (D) if the NEO had a qualified retirement or was terminated by the Company for a reason other than cause, in each case as of December 31, 2017.

Potential Termination or Change in Control Payments Under RSUs and the LTIP

Name	RSUs ($)(1)	LTIP ($)(2)	Total ($)

W. Robert Berkley, Jr.

Change in Control	—	4,032,000	4,032,000

Change in Control and Termination(3)	15,735,155	3,049,300	18,784,455

Death or Disability	7,302,332	7,081,300	14,383,632

Qualified Retirement or Other than for Cause Termination	—	7,081,300	7,081,300

William R. Berkley

Change in Control	—	6,451,200	6,451,200

Change in Control and Termination(3)	21,529,419	3,863,200	25,392,619

Death or Disability	11,116,179	10,314,400	21,430,579

Qualified Retirement or Other than for Cause Termination	—	10,314,400	10,314,400

Richard M. Baio

Change in Control	—	322,560	322,560

Change in Control and Termination(3)	1,183,085	206,180	1,389,265

Death or Disability	479,461	528,740	1,008,201

Qualified Retirement or Other than for Cause Termination	—	528,740	528,740

Ira S. Lederman

Change in Control	—	806,400	806,400

Change in Control and Termination(3)	2,364,522	485,070	2,849,592

Death or Disability	1,109,856	1,291,470	2,401,326

Qualified Retirement or Other than for Cause Termination	—	1,291,470	1,291,470

James G. Shiel

Change in Control	—	806,400	806,400

Change in Control and Termination(3)	2,364,522	485,070	2,849,592

Death or Disability	1,109,856	1,291,470	2,401,326

Qualified Retirement or Other than for Cause Termination	—	1,291,470	1,291,470

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EXECUTIVE COMPENSATION

(1)	The amounts reported in this column include the value of performance-based RSUs, which (i) vest in full upon a termination of the NEO by the Company without cause or by the NEO for good reason, in each case within 18 months following a change in control of the Company, and (ii) vest pro-rata upon the NEO’s death or disability. For these purposes, pursuant to the individual award agreements, performance-based RSUs are deemed earned at the target level of performance.
In addition, upon a termination of the NEO by the Company without cause or by the NEO for good reason, in each case within 18 months following a change in control of the Company, the dividend equivalent awards granted in 2015 will be deemed earned based on target level of performance and will become vested and immediately payable in a lump-sum upon the date of such termination. Because these dividend equivalent rights relate to dividends payable on our common stock for periods commencing January 1, 2017 and January 1, 2018, and ending on the vesting date of the 2014 performance-based RSUs, appropriate amounts are reported in the table in respect of dividend equivalent payments.
In addition, if one of the NEOs were to die or become disabled, his dividend equivalent awards granted in 2015 will be deemed earned based on target level of performance, will vest on a pro-rata basis and become immediately payable in a lump-sum.
(2)	The amounts reported in this column are based on the value of LTIP units on December 31, 2016, the end of the fiscal year immediately prior to the fiscal year in which the termination or change in control is deemed to have occurred for purposes of this table. Had a change in control and termination occurred on or after January 1, 2018, the LTIP value including the amount earned during 2017 would have been as follows for the NEOs: Mr. Rob Berkley — $5,071,000; Mr. Wm. Berkley — $6,213,000; Mr. Baio — $352,865; Mr. Lederman — $782,500; and Mr. Shiel — $782,500.
(3)	Double-trigger awards were granted beginning in 2014.

Certain of the NEOs participate in the Deferred Compensation Plan for Officers, which permits the deferral of their base salary, annual cash incentive awards, and excess profit sharing contribution for any year. The last column of the Non-Qualified Deferred Compensation for 2017 table on pages 81-82 reports each NEO’s aggregate balance at December 31, 2017. The NEOs are entitled to receive the amount in their deferred compensation account in the event of a separation from service. The account balances continue to accrue interest income between the separation from service event and the date distributions are made, and therefore amounts payable to the NEOs, assuming a separation from service on December 31, 2017, would differ from those shown in the Nonqualified Deferred Compensation table for 2017 to some small degree to account for such interest. Mandatorily deferred RSUs that previously vested will be distributed to the recipient 90 days (or, in some cases, six months) following such separation from service.

Director Compensation

For 2017, our directors were compensated in accordance with the following table:

Compensation Element*

Annual Stipend	$84,000, paid in four equal quarterly payments

Annual Equity Grant	3,000 shares of the Company’s common stock, issued on the date of the Company’s Annual Meeting

Annual Stipend for Audit and Compensation Committee Members	$5,000

Annual Committee Chair Fee	$35,000 for each of the Audit and Compensation Committees

Board Meeting Fee	$1,500 for each meeting attended

Audit and Compensation Committee Meeting Fee	$1,000 for each substantive meeting attended

Stock Retention Guideline	Each director is to hold Annual Equity Grant shares until such time he or she is no longer serving as a member of the Company’s Board

Stock Ownership Guideline	Each director, within four years of becoming a director, is required to own an amount of the Company’s common stock equal to five times the Annual Stipend

*	All compensation elements, except the Annual Equity Grant, may be deferred at the director’s option. At year-end 2017, the stock ownership of all directors with at least four years of tenure met or exceeded the amount required by the Stock Ownership Guideline.

84	W. R. Berkley Corporation

EXECUTIVE COMPENSATION

The Company also maintains the Deferred Compensation Plan for Directors pursuant to which directors may elect to defer all or a portion of their retainer and/or meeting fees for any year. Amounts deferred may, at the election of the director, (1) be deemed invested in the Company’s common stock or (2) accrue a reasonable rate of interest, determined annually by the Compensation Committee. At the time of the deferral election, amounts may be deferred until any date on or before the director’s separation from service with the Board of Directors. The Company will pay the deferred amounts, at the election of the director made at the time of deferral, either in a lump sum or in no more than five annual installments beginning on a date which is prior to or on the date of the director’s separation from service with the Board of Directors. Upon the death of a director, the director’s deferred account balance will be distributed within 60 days following death. For 2017, the Compensation Committee determined that interest on the deferred amounts would accrue at the prime rate of interest reported by JPMorgan Chase.

The following table shows for the year ended December 31, 2017, information concerning the compensation of directors who are not named in the Summary Compensation Table:

2017 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Christopher L. Augostini	107,500	198,645	306,145

Ronald E. Blaylock	103,500	198,645	302,145

Mark E. Brockbank	102,500	198,645	301,145

George G. Daly	48,500	—	48,500

Mary C. Farrell	137,500	198,645	336,145

María Luisa Ferré	54,000	198,645	252,645

Jack H. Nusbaum	91,500	198,645	290,145

Mark L. Shapiro	142,500	198,645	341,145

(1)	Represents the fair value of 3,000 shares of the Company’s common stock on May 16, 2017, the date of grant ($66.215 per share) as reported on the NYSE.

CEO Pay Ratio

For 2017, Mr. Rob Berkley had total compensation, as reported in the Summary Compensation Table on pages 77-78, of $10,279,539. Our median employee had estimated total compensation of $86,174. Accordingly, the CEO pay ratio is 119 times that of the median employee. The annual total compensation of the median employee for 2017 was calculated using the same elements as those for the “Total Compensation” shown for our CEO in the Summary Compensation Table on pages 77-78.

The median employee was identified from a listing of all active employees, excluding the CEO, as of December 31, 2017, using the sum of base salary or wages, bonuses and commissions, to the extent applicable, for each employee. Compensation of employees paid in currencies other than the U.S. dollar was converted to dollars using exchange rates from Friday, December 29, 2017.

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Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans and arrangements as of December 31, 2017, including the W. R. Berkley Corporation 2003 Stock Incentive Plan, the W. R. Berkley Corporation 2012 Stock Incentive Plan and the W. R. Berkley Corporation 2009 Directors Stock Plan. The table also includes information regarding 750,942 RSUs awarded to officers of the Company and its subsidiaries (as adjusted for subsequent stock splits) under a plan not approved by stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by stockholders	7,754,653(1)	—(2)	2,871,874

Equity compensation plans not approved by stockholders	750,942(3)	—(2)	—

Total	8,505,895	—(2)	2,871,874

(1)	Represents 3,477,981 unvested RSUs and 4,276,672 vested RSUs that have been mandatorily or voluntarily deferred pursuant to their terms. As described in “Proposal 2: Approval of the 2018 Stock Incentive Plan”, we are seeking stockholder approval of the 2018 Stock Incentive Plan, which will replace the 2012 Stock Incentive Plan, at the Annual Meeting. If approved, the 2018 Stock Incentive Plan will become effective on May 31, 2018 and there will be 6,500,000 shares of the Company’s common stock reserved for issuance under the 2018 Stock Incentive Plan plus any shares remaining available for future issuance under the 2012 Stock Incentive Plan.
(2)	Outstanding securities consist solely of RSUs that become issuable without any cash payment required for such shares.
(3)	Represents RSUs, each of which represents the right to receive one share of common stock following the recipient’s termination of employment with the Company and its subsidiaries. Delivery of shares of common stock to participants in satisfaction of the settlement of RSUs will be satisfied exclusively from treasury shares held by the Company. All of these RSUs vested in full in one installment on April 4, 2008. In the event of a change in control of the Company (as defined in the RSU agreements), the shares of common stock underlying each RSU will be delivered to participants. The following list sets forth the names of the NEOs who received such RSUs on April 4, 2003 and the number of RSUs each individual received (as adjusted for subsequent stock splits): Mr. Rob Berkley — 33,750; Mr. Wm. Berkley — 455,625; Mr. Lederman — 33,750; and Mr. Shiel — 25,313. In addition, an aggregate of 202,504 RSUs were granted to 17 other officers of the Company and its subsidiaries. For additional information, refer to note 23 of the Company’s consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC.

86	W. R. Berkley Corporation

AUDIT COMMITTEE REPORT

Audit Committee Report

To the Board of Directors of W. R. Berkley Corporation:

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2017, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and KPMG LLP the audited financial statements for the year ended December 31, 2017 and KPMG LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with KPMG LLP the matters that are required to be discussed by Auditing Standards No. 16, Communications with Audit Committees. KPMG LLP has provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and the Audit Committee has discussed with KPMG LLP that firm’s independence. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to the Company and its affiliates are compatible with KPMG LLP’s independence.

Based on the considerations and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2017 be included in our Annual Report on Form 10-K for 2017. The Audit Committee has selected, and the Board of Directors has ratified, the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Audit Committee

Mark L. Shapiro, Chairman

Christopher L. Augostini

María Luisa Ferré

April 19, 2018

The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

2018 Proxy Statement	87

AUDIT AND NON-AUDIT FEES

Audit and Non-Audit Fees

The aggregate amount of the fees billed or expected to be billed by KPMG for its professional services provided in 2017 and 2016 were as follows:

Type of Fees	2017	2016
Audit fees(1)	$9,267,624	$9,165,032
Audit-related fees(2)	191,161	130,847
Tax fees(3)	142,438	138,202
All other fees(4)	98,910	124,731

Total fees	$9,700,133	$9,558,812

(1)	Audit fees consist of fees the Company paid to KPMG for professional services for the audit of the Company’s consolidated financial statements included in its Form 10-K and review of financial statements included in its Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements and public offerings of securities. KPMG performs an annual audit for many of our insurance company subsidiaries that are each required to file audited financial statements with their respective domiciliary insurance regulator.
(2)	Audit-related fees consist of fees associated with actuarial attestations, and the audit of the profit sharing plans.
(3)	Tax fees consist of fees for tax consultations and tax compliance services.
(4)	All other fees consist of fees for other non-audit related services.

Pre-Approval Policies

Consistent with SEC policies regarding auditor independence, the Audit Committee has adopted a policy regarding the pre-approval of services of the Company’s independent auditors. Pursuant to this policy, such services may be generally pre-approved on an annual basis; other services, or services exceeding the pre-approved cost levels, must be specifically pre-approved by the Audit Committee. The Audit Committee may also delegate pre-approval authority to one or more of its members. All of such fees for 2017 were approved by the Audit Committee in accordance with this policy.

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PRINCIPAL STOCKHOLDERS

Principal Stockholders

The following table sets forth as of April 4, 2018 (except as otherwise noted below) those persons known by the Company to be the beneficial owners of more than 5% of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

William R. Berkley 475 Steamboat Road Greenwich, CT 06830	25,000,723	(1)	19.8%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	10,372,065	(2)	8.2%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	9,073,477	(3)	7.2%

First Eagle Investment Management, LLC 1345 Avenue of the Americas New York, NY 10105	6,762,275	(4)	5.4%

(1)	Includes 3,013,590 shares of common stock held by Mr. Wm. Berkley; 19,872,307 shares of common stock held in a limited liability company of which Mr. Wm. Berkley is the controlling member and majority owner; 260,000 shares of common stock held by a trust of which Mr. Wm. Berkley acts as the investment advisor; 1,794,273 shares of common stock underlying vested RSUs (the receipt of which has been deferred); and 60,553 shares held by Mr. Wm. Berkley’s wife, as to which shares he disclaims beneficial ownership. Does not include (a) 110,000 target amount of shares of common stock underlying performance-based RSUs granted in 2014 which vest, to the extent earned, on August 5, 2019; (b) 87,679 target amount of shares of common stock underlying performance-based RSUs granted in 2015 which vest, to the extent earned, in thirds on August 5, 2018, 2019 and 2020; (c) 55,477 target amount of shares of common stock underlying performance-based RSUs granted in 2016 which vest, to the extent earned, in thirds on August 5, 2019, 2020 and 2021; or (d) 47,324 target amount of shares of common stock underlying performance-based RSUs granted in 2017 which vest, to the extent earned, in thirds on August 15, 2020, 2021 and 2022. We have established a grantor trust to hold shares of common stock deliverable upon settlement of vested but mandatorily deferred RSUs. As of April 4, 2018, the grantor trust owned 4,847,303 shares of common stock. The amount shown for Mr. Wm. Berkley in the table does not include shares held by the grantor trust. However, shares held by the grantor trust may be delivered to Mr. Wm. Berkley upon settlement of his 1,794,273 mandatorily deferred vested RSUs unless shares are issued to Mr. Wm. Berkley by the Company.
(2)	Information as of December 31, 2017 based on a Schedule 13G/A, dated January 29, 2018, filed with the SEC on behalf of BlackRock, Inc. The Schedule 13G/A discloses that BlackRock, Inc. had sole voting power as to 9,468,955 shares and sole dispositive power as to all 10,372,065 shares.
(3)	Information as of December 31, 2017 based on a Schedule 13G/A, dated February 7, 2018, filed with the SEC on behalf of The Vanguard Group. The Schedule 13G/A discloses that The Vanguard Group had sole voting power as to 77,187 shares, shared voting power as to 26,902 shares, sole dispositive power as to 8,982,125 shares and shared dispositive power as to 91,352 shares.
(4)	Information as of December 31, 2017 based on a Schedule 13G/A, dated February 9 2018, filed with the SEC on behalf of First Eagle Investment Management, LLC. The Schedule 13G/A discloses that First Eagle Investment Management, LLC had sole voting power as to 6,286,936 shares and sole dispositive power as to all 6,762,275 shares.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information as of April 4, 2018 regarding ownership by all directors, director nominees and executive officers of the Company, as a group, and each director and director nominee and each executive officer named in the Summary Compensation Table, individually, of the Company’s common stock. Except as described in the footnotes below, all amounts reflected in the table represent shares the beneficial owners of which have sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
All directors and executive officers as a group (15 persons)	28,004,446	(1)(2)(3)	22.2%
William R. Berkley	25,000,723	(1)(2)	19.8%
W. Robert Berkley, Jr.	1,219,210	(2)(4)	*
Christopher L. Augostini	18,000	(5)	*
Richard M. Baio	35,484	(2)(6)	*
Ronald E. Blaylock	29,285	(7)	*
Mark E. Brockbank	632,606	(8)	*
Mary C. Farrell	33,000		*
María Luisa Ferré	3,000		*
Ira S. Lederman	309,891	(2)(9)	*
Jack H. Nusbaum	92,825		*
Leigh Ann Pusey	—		*
Mark L. Shapiro	51,833	(10)	*
James G. Shiel	265,513	(2)	*

*	Less than 1%.
(1)	Includes 3,013,590 shares of common stock held by Mr. Wm. Berkley; 19,872,307 shares of common stock held in a limited liability company of which Mr. Wm. Berkley is the controlling member and majority owner; 260,000 shares of common stock held by a trust of which Mr. Wm. Berkley acts as the investment advisor; 1,794,273 shares of common stock underlying vested RSUs (the receipt of which has been deferred); and 60,553 shares held by Mr. Wm. Berkley’s wife, as to which shares he disclaims beneficial ownership. Of the 25,000,723 shares, 8,638,261 shares are pledged as security.
(2)	The amounts shown for Messrs. Rob Berkley, Wm. Berkley, Baio, Lederman and Shiel include the following number of shares of common stock underlying vested RSUs for which receipt of the common stock has been mandatorily deferred: Mr. Rob Berkley – 566,465 shares; Mr. Wm. Berkley – 1,794,723 shares; Mr. Baio – 25,897 shares; Mr. Lederman – 148,920 shares; and Mr. Shiel – 136,082 shares. In addition, the amount shown for Mr. Baio includes 6,658 shares of common stock underlying unvested time-based RSU awards, of which 2,719 will vest on each of August 5, 2018 and August 5, 2019 and 1,220 will vest on August 5, 2020. We have established a grantor trust to hold shares of common stock deliverable upon settlement of vested but mandatorily deferred RSUs. As of April 4, 2018, the grantor trust owned 4,847,303 shares of common stock. The amounts shown for Messrs. Rob Berkley, Wm. Berkley, Baio, Lederman and Shiel in the table do not include shares held by the grantor trust. However, shares held by the grantor trust may be delivered to Messrs. Rob Berkley, Wm. Berkley, Baio, Lederman and Shiel upon settlement of their mandatorily deferred vested RSUs unless shares are issued to them by the Company.

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PRINCIPAL STOCKHOLDERS

The amounts shown for Messrs. Rob Berkley, Wm. Berkley, Baio, Lederman and Shiel do not include shares of common stock underlying performance-based RSUs in the following target share amounts for each individual that are scheduled to vest, to the extent earned, as follows:

Name	Unvested Performance- Based RSUs Vesting August 5, 2018	Unvested Performance- Based RSUs Vesting August 5, 2019	Unvested Performance- Based RSUs Vesting August 5, 2020	Unvested Performance- Based RSUs Vesting August 15, 2020	Unvested Performance- Based RSUs Vesting August 5, 2021	Unvested Performance- Based RSUs Vesting August 15, 2021	Unvested Performance- Based RSUs Vesting August 15, 2022
W. Robert Berkley, Jr.	17,270	100,762	35,762	15,775	18,492	15,775	15,775
William R. Berkley	29,226	157,718	47,719	15,775	18,492	15,775	15,775
Richard M. Baio	—	1,707	1,707	1,577	1,707	1,578	1,578
Ira S. Lederman	2,658	15,361	5,362	2,305	2,702	2,306	2,306
James G. Shiel	2,658	15,361	5,362	2,305	2,702	2,306	2,306

(3)	The amounts shown for all directors and executive officers as a group (i) include an aggregate of 35,475 shares of common stock underlying RSUs, which are subject to forfeiture until vested and (ii) do not include 4,847,303 shares held by a grantor trust holding shares deliverable upon settlement of vested but mandatorily deferred RSUs, of the 28,004,446 shares, 8,644,891 shares are pledged as security.
(4)	Includes 260,000 shares of common stock held by a trust of which Mr. Rob Berkley is a trustee.
(5)	Does not include amounts deferred by Mr. Augostini under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 2,177 shares.
(6)	Includes 2,839 shares held in 401(k) account.
(7)	Of the 29,285 shares, 6,630 shares are pledged as security.
(8)	Includes 603,106 shares held in a corporation wholly owned by Mr. Brockbank. Does not include amounts deferred by Mr. Brockbank under the Company’s Deferred Compensation Plan for Directors that are deemed invested in the Company’s common stock, representing 22,335 shares as of April 4, 2018.
(9)	Includes 160,971 shares of common stock held by certain trusts of which Mr. Lederman is a trustee.
(10)	All such shares of common stock are held by a trust of which Mr. Shapiro is a trustee.

The Company knows of no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company. Under applicable Insurance Holding Company Acts in various states, a potential owner cannot exercise voting control over an amount in excess of 10% of the Company’s outstanding voting securities without obtaining prior regulatory approval.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of the copies of Forms 3, 4 and 5 received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its officers, directors and ten-percent stockholders were complied with during the year ended December 31, 2017, except that one director, Mary C. Farrell, did not timely report the acquisition of 49 shares during 2016. The acquisition was made in a managed account holding securities of a large number of different issuers over which the manager had trading discretion.

Other Matters to Come Before the Meeting

Management is not aware of any matters to come before the Annual Meeting other than as set forth above. However, since matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies intend to vote, act and consent in accordance with their best judgment with respect thereto.

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GENERAL INFORMATION

General Information

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares of our common stock at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at the Annual Meeting. This proxy statement and the Annual Report also give you information on these issues so that you can make an informed decision.

Our Board of Directors has made this proxy statement, proxy card and Annual Report available to you on the Internet because you own shares of W. R. Berkley Corporation common stock, in addition to delivering printed versions of this proxy statement, proxy card and the Annual Report to certain stockholders by mail.

When you vote by using the Internet, by telephone or, if you received your proxy card by mail, by dating, signing and returning the proxy card, you appoint Richard M. Baio and Ira S. Lederman, and either of them, as your representatives at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them. If an issue that is not on the proxy card comes up for vote, they will vote your shares in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by using the Internet, by telephone or, if you received your proxy card by mail, by dating, signing and returning your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials (“Notice”) in the mail instead of a printed set of proxy materials?

The SEC has adopted rules that permit us to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. We are sending the Notice to certain record stockholders. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review this proxy statement and our Annual Report over the Internet. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice. Stockholders who receive a printed set of proxy materials will not receive the Notice, but may still access our proxy materials and submit their proxies over the Internet.

If you received a paper copy of this proxy statement by mail and you wish to receive a Notice for next year’s Annual Meeting either in paper form or electronically via e-mail, you can elect to receive a paper Notice by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the Notice and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. To manage how you receive materials for future annual meetings, you may elect to receive electronic proxy and Annual Report access or a paper Notice, or you may elect to receive paper delivery of a full set of future proxy materials, by visiting www.proxyvote.com.

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GENERAL INFORMATION

Who is entitled to vote?

Holders of our common stock at the close of business on April 4, 2018 are entitled to vote. We refer to April 4, 2018 as the record date.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the place of the Annual Meeting on May 31, 2018 and will be accessible for ten days prior to the meeting at our principal place of business, 475 Steamboat Road, Greenwich, Connecticut, between the hours of 9:00 a.m. and 5:00 p.m.

How do I vote?

You may vote by using the Internet, by telephone or, if you received a proxy card by mail, by mail as described below. You also may attend the meeting and vote in person. If you hold shares of our common stock through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

➣	You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 30, 2018. Easy to follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

➣	You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 30, 2018. Easy to follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

➣	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be provided to any stockholder of record as of the record date who wants to vote at the Annual Meeting. However, if you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record (such as your bank or broker) to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time prior to voting of the shares represented by your proxy. You may do this by:

➣	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

➣	sending written notice of revocation to our corporate Secretary at 475 Steamboat Road, Greenwich, Connecticut 06830; or

➣	voting in person at the Annual Meeting.

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Attendance at the Annual Meeting will not by itself revoke a proxy.

How are the votes counted?

Votes cast by proxy will be tabulated by Broadridge Financial Solutions, Inc. Votes cast in person at the Annual Meeting will be tabulated by the inspectors of election appointed at the Annual Meeting, who will also determine whether a quorum is present.

How many votes do we need to hold the Annual Meeting?

The holders of a majority of our common stock outstanding and entitled to vote who are present either in person or represented by proxy constitute a quorum for the Annual Meeting. The election inspector will treat abstentions and “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. A “broker non-vote” is when a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner with respect to that matter.

On what items am I voting?

You are being asked to vote on four items:

➣	the election of five directors nominated by the Board of Directors and named in this proxy statement to hold office, for three of the nominees (Messrs. Wm. Berkley, Augustini and Brockbank), for a term of three years until the Annual Meeting in 2021, for one nominee (Ms. Ferré), for a term of two years until the Annual Meeting in 2020, and for one nominee (Ms. Pusey), for a term of one year until the Annual Meeting in 2019, in each case until their successors are duly elected and qualified;

➣	the approval of the W. R. Berkley Corporation 2018 Stock Incentive Plan (the “2018 Plan Proposal”);

➣	a resolution approving the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, or “say-on-pay” vote, which vote shall be on a non-binding advisory basis; and

➣	the ratification of the appointment of KPMG LLP as our independent registered public accountants for the fiscal year ending December 31, 2018.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?

With respect to the election of nominees for director, you may:

➣	vote FOR the election of the five nominees for director;

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GENERAL INFORMATION

➣	vote AGAINST the election of the five nominees;

➣	vote FOR one or more of the nominees and vote AGAINST the remaining nominees; or

➣	ABSTAIN from voting for the five nominees.

The election of directors requires the affirmative vote of a majority of the votes cast at the Annual Meeting (i.e., that the number of shares voted “FOR” such director’s election exceeds the number of shares voted “AGAINST” that director’s election). If you abstain from voting, it will have no effect on the vote. If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the election of directors. Accordingly, it is important that you provide voting instructions to your bank or broker, so that your shares may be voted in the election of directors. If you do not provide voting instructions to your bank or broker, it will have no effect on the vote.

What happens if an incumbent director nominated for reelection for director is not reelected?

If an incumbent director nominated for reelection is not reelected at the meeting by the required vote, he or she will remain in office until a successor is duly elected and qualified or until his or her earlier resignation or removal. Our Corporate Governance Guidelines provide that, in the event that an incumbent director is nominated and not reelected, (i) such director shall promptly tender his or her resignation in writing to the Board of Directors, subject to acceptance by the Board of Directors; and (ii) our Nominating and Corporate Governance Committee shall consider such resignation and recommend to the Board of Directors the action to be taken with respect to such resignation. Within 90 days following certification of the election results, the Board of Directors must act on the tendered resignation. Under our Corporate Governance Guidelines, if the Board of Directors does not accept the resignation, the Board will publicly disclose its reasons for not accepting the resignation, and the director will continue to serve until his or her successor is duly elected, or his or her earlier resignation or removal. If the Board accepts the resignation, then the Board of Directors, in its sole discretion, may fill any resulting vacancy in accordance with our By-Laws.

What happens if a nominee is unable to serve if elected?

The persons designated as proxies reserve full discretion to cast votes for other persons in the event any nominee is unable to serve. However, the Board of Directors has no reason to believe that any nominee will be unable to serve if elected. The proxies cannot be voted for a greater number of persons than five nominees.

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GENERAL INFORMATION

How may I vote for the 2018 Plan Proposal, and how many votes must the 2018 Plan Proposal receive to pass?

With respect to the 2018 Plan Proposal, you may:

➣	vote FOR the adoption of the 2018 Plan Proposal;

➣	vote AGAINST the 2018 Plan Proposal; or

➣	ABSTAIN from voting on the 2018 Plan Proposal.

The approval of the 2018 Plan Proposal requires the affirmative vote of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

As with the vote for nominees for director described above, if you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you only if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares for the 2018 Plan Proposal. Accordingly, if you want your shares to be voted on the 2018 Plan Proposal, it is important that you provide voting instructions to your bank or broker. If you do not provide voting instructions to your bank or broker, it will have no effect on the vote.

How may I vote for the say-on-pay proposal?

With respect to the say-on-pay proposal, you may:

➣	vote FOR the adoption of the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

➣	vote AGAINST the adoption of the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers; or

➣	ABSTAIN from voting on the resolution.

The approval of the say-on-pay proposal requires the affirmative vote of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

As with the vote for nominees for director and the 2018 Plan Proposal described above, if you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you only if you provide instructions on how to vote the shares. In the absence of instructions, however, banks and brokers do not have the authority to vote your shares on the say-on-pay proposal. If you do not instruct your bank or broker how to vote your shares, it will be treated as not expressing any preference. Accordingly, if you want your shares to be voted on the say-on-pay proposal, it is important that you provide voting instructions to your bank or broker. If you do not provide voting instructions to your bank or broker, it will have no effect on the vote.

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GENERAL INFORMATION

How may I vote for the ratification of the appointment of the Company’s independent registered public accountants, and how many votes must the proposal receive to pass?

With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

➣	vote FOR the proposal;

➣	vote AGAINST the proposal; or

➣	ABSTAIN from voting on the proposal.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

If you hold shares of our common stock through a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote the shares. However, unlike the other proposals in this proxy statement, absent instructions from you, banks and brokers do have the authority to vote your shares with respect to the ratification and appointment of our independent registered public accountants and may do so in their discretion.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends a vote:

➣	FOR all five director nominees;

➣	FOR the 2018 Plan Proposal;

➣	FOR the resolution approving, on a non-binding advisory basis, the compensation of the Company’s named executive officers; and

➣	FOR the ratification of the appointment of our independent registered public accountants.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you hold shares registered in your own name, and not through a bank or broker, and you return a signed card but do not provide voting instructions, your shares will be voted FOR all five director nominees, FOR the 2018 Plan Proposal, FOR the resolution approving the compensation of the Company’s named executive officers on a non-binding advisory basis, and FOR the ratification of the appointment of our independent registered public accountants.

Will my shares be voted if I do not vote?

If you own shares of our common stock and you do not vote (either in person at the Annual Meeting, by using the Internet, by telephone or, if you received a proxy card by mail, by signing and returning your

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GENERAL INFORMATION

proxy card by mail), or if you own shares through a bank or broker and do not provide voting instructions, then your shares will not be voted and will not count in deciding any matter, except that your bank or broker may vote your shares on the ratification of the appointment of our independent registered public accounting firm.

The election of directors, the 2018 Plan Proposal and the proposal regarding say-on-pay are not considered routine matters under NYSE rules relating to voting by banks and brokers. Accordingly, if a bank or brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to these proposals, the Bank or brokerage firm cannot vote the shares on that matter. Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote for election of directors. Regarding the 2018 Plan Proposal, the say-on-pay proposal and the ratification of the appointment of the Company’s independent registered public accountant, abstentions will have the same effect as a vote “Against”. In either case, broker non-votes will have no effect.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of our common stock as of the close of business on April 4, 2018) and a valid form of photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting.

Who pays for the solicitation of proxies and how are they solicited?

Proxies are being solicited on behalf of our Board of Directors. The expense of the solicitation of the proxies on behalf of the Board of Directors will be paid by the Company. We have engaged Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies from stockholders for a fee estimated at $8,000, plus expenses. In addition to the use of the mails, proxies may be solicited in person or by mail, telephone, facsimile or electronic transmission by our regular employees without additional compensation, as well as by Okapi employees. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their direct costs in sending the proxy materials, including the Notice, to the beneficial owners of our common stock.

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OUTSTANDING STOCK AND VOTING RIGHTS

Outstanding Stock and Voting Rights

Only stockholders of record at the close of business on April 4, 2018 are entitled to receive notice of and to vote at the Annual Meeting. The number of shares of our common stock outstanding and entitled to vote on that date was 126,391,254 shares of common stock. Each such share is entitled to one vote. At April 4, 2018, our executive officers and directors owned or controlled approximately 22.2% of our outstanding common stock. Information as to persons beneficially owning 5% or more of the common stock may be found under the heading “Principal Stockholders” above.

If a submitted proxy (other than a broker non-vote) does not specify a vote for or against a proposal, the persons named therein will vote “FOR” the election of the director nominees listed above, “FOR” the resolution approving the 2018 Plan Proposal, “FOR” the resolution approving the compensation of our named executive officers, on a non-binding advisory basis, and “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

As of the date hereof, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other business shall properly come before the Annual Meeting, the persons named in the proxy will vote according to their best judgment.

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STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP AND OTHER PROPOSALS

Stockholder Nominations for Board Membership and Other Proposals

It is anticipated that the next Annual Meeting after the one scheduled for May 31, 2018 will be held on or about June 6, 2019. The Company’s By-Laws require that, for nominations of directors or other business to be properly brought before an Annual Meeting, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company. In the case of the Annual Meeting to be held in 2019, such notice must be furnished no earlier than March 2, 2019 and no later than April 1, 2019. A copy of the applicable provisions of the By-Laws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

Since the Company did not receive notice of any stockholder proposal for the 2018 Annual Meeting, the named proxies will have discretionary authority to vote on any stockholder proposals presented at such meeting.

In addition to the foregoing, and in accordance with the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting to be held in 2019, such proposal must be received by the Secretary of the Company by December 20, 2018 in the form required under and subject to the other requirements of the applicable rules of the SEC. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

The Company’s (i) Annual Report on Form 10-K for the year ended December 31, 2017; (ii) Corporate Governance Guidelines; (iii) Code of Ethics and Business Conduct; (iv) Statement of Business Ethics for the Board of Directors; (v) Code of Ethics for Senior Financial Officers; (vi) Audit Committee Charter; (vii) Compensation Committee Charter; and (viii) Nominating and Corporate Governance Committee Charter are available on our website at www.wrberkley.com and are also available without charge to any stockholder of the Company who requests a copy in writing. Requests for copies of any or all of these documents should be directed to the Secretary, W. R. Berkley Corporation, 475 Steamboat Road, Greenwich, Connecticut 06830.

By Order of the Board of Directors,

WILLIAM R. BERKLEY

Executive Chairman

2018 Proxy Statement	101

ANNEX A

Reconciliation of Non-GAAP Financial Measures

We have included certain non-GAAP financial measures in this proxy statement.

“Pre-tax return on equity” is defined as pre-tax income divided by beginning of year stockholders’ equity. Management believes that pre-tax return on equity provides a useful measure of the Company’s performance in comparison to competitors based in jurisdictions with lower corporate income tax rates. Pre-tax income is a non-GAAP financial measure defined as net income plus income tax expense. The following is a reconciliation of net income available to common stockholders to pre-tax income available to common stockholders.

	Fiscal Year Ended December 31,
Reconciliation of Net Income to Pre-Tax Income	2015	2016	2017
	($ in thousands; unaudited)

Net Income	$503,694	$601,916	$549,094

Income tax expense	$227,923	$292,953	$219,433

Pre-tax income	$731,617	$894,869	$768,527

2018 Proxy Statement	A-1

ANNEX A

Forward-Looking Statements

This proxy statement and those documents incorporated by reference herein may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “potential,” “continued,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words. Any forward-looking statements contained or incorporated by reference in this proxy statement, including statements related to our outlook for the industry and for our performance for the year 2018 and beyond, are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to:

➣	the cyclical nature of the property casualty insurance industry;

➣	the impact of significant competition including new alternative entrants to the industry;

➣	the long-tail and potentially volatile nature of the insurance and reinsurance business;

➣	product demand and pricing;

➣	claims development and the process of estimating reserves;

➣	investment risks, including those of our portfolio of fixed maturity securities and investments in equity securities, including investments in financial institutions, municipal bonds, mortgage-backed securities, loans receivable, investment funds, real estate, merger arbitrage, energy related and private equity investments;

➣	the effects of emerging claim and coverage issues;

➣	the uncertain nature of damage theories and loss amounts;

➣	natural and man-made catastrophic losses, including as a result of terrorist activities;

➣	general economic and market activities, including inflation, interest rates and volatility in the credit and capital markets;

➣	the impact of the conditions in the financial markets and the global economy, and the potential effect of legislative, regulatory, accounting or other initiatives taken in response, on our results and financial condition;

➣	foreign currency and political risks (including those associated with the United Kingdom’s withdrawal from the European Union, or “Brexit”) relating to our international operations;

➣	our ability to attract and retain key personnel and qualified employees;

➣	continued availability of capital and financing;

➣	the success of our new ventures or acquisitions and the availability of other opportunities;

➣	the availability of reinsurance;

➣	our retention under the Terrorism Risk Insurance Program Reauthorization Act of 2015;

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ANNEX A

➣	the ability or willingness of our reinsurers to pay reinsurance recoverables owed to us;

➣	other legislative and regulatory developments, including those related to business practices in the insurance industry;

➣	credit risk relating to our policyholders, independent agents and brokers;

➣	changes in the ratings assigned to us or our insurance company subsidiaries by rating agencies;

➣	the availability of dividends from our insurance company subsidiaries;

➣	potential difficulties with technology and/or data security;

➣	the effectiveness of our controls to ensure compliance with guidelines, policies and legal and regulatory standards; and

➣	other risks detailed in our Annual Report on Form 10-K for the year ended December 31, 2017 and from time to time in our other filings with the SEC.

We describe some of these risks and uncertainties in greater detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017. These risks and uncertainties could cause our actual results for the year 2018 and beyond to differ materially from those expressed in any forward-looking statement we make. Any projections of growth in our revenues would not necessarily result in commensurate levels of earnings. Our future financial performance is dependent upon factors discussed elsewhere in this proxy statement and the documents incorporated by reference herein. Forward-looking statements speak only as of the date on which they are made.

2018 Proxy Statement	A-3

ANNEX B

W. R. BERKLEY CORPORATION

2018 STOCK INCENTIVE PLAN

1. Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based incentives to Eligible Persons to encourage such persons to expend maximum effort in the creation of stockholder value.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

“2003 Plan” means the W. R. Berkley Corporation 2003 Stock Incentive Plan, as amended from time to time.

“2012 Plan” means the W. R. Berkley Corporation 2012 Stock Incentive Plan, as amended from time to time.

“Affiliate” means, with respect to any person or entity, any other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity.

“Award” means any Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Award, or other Stock-based award granted under the Plan.

“Award Agreement” means a written agreement (including an electronic writing to the extent permitted by applicable law) between the Company and a Participant evidencing the terms and conditions of any Award granted under the Plan.

“Board” means the Board of Directors of the Company.

“Cause” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, the occurrence of any one of the following events: (i) fraud, personal dishonesty, embezzlement or acts of gross negligence or gross misconduct on the part of the Participant in the course of his or her employment or services, (ii) the Participant’s engagement in conduct that is materially injurious to the Company or an Affiliate of the Company, (iii) the Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on the reputation or business of the Company or an Affiliate of the Company; (iv) public or consistent drunkenness by the Participant or his or her illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or an Affiliate of the Company or which impairs, or could reasonably be expected to impair, the performance of the Participant’s duties to the Company or an Affiliate of the Company; (v) willful failure by the Participant to

2018 Proxy Statement	B-1

ANNEX B

follow the lawful directions of a superior officer; or (vi) the Participant’s continued and material failure to fulfill his or her employment obligations to the Company or Affiliate of the Company. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such Award Agreement or Participant Agreement.

“Change in Control” means:

(1) the acquisition by any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (a “Person”), other than a WRB Affiliate, of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this paragraph (1), the following acquisitions shall not give rise to a Change in Control: (x) any acquisition directly from the Company or any of its Affiliates, (y) any acquisition by any employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), and (z) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities;

(2) the date upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including but not limited to a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(3) the consummation of a reorganization, merger, sale, consolidation, amalgamation or share exchange, or the sale or disposition of all or substantially all of the assets of the Company (a “Reorganization”), unless immediately following such Reorganization (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Reorganization beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding equity and the total voting power eligible to elect directors of (A) the corporation or other entity resulting from such Reorganization (the “Surviving Company”) or (B) if applicable, the ultimate parent entity that has, directly or indirectly, beneficial ownership of one hundred percent (100%) of the voting securities of the Surviving Company (the “Parent Company”), in substantially the same proportions as their ownership immediately prior to such Reorganization of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be (excluding any increase in such ownership by WRB Affiliates), (ii) no Person, other than WRB Affiliates or an employee benefit plan

B-2	W. R. Berkley Corporation

ANNEX B

sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of twenty-five percent (25%) or more of the then-outstanding equity and the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company, or if there is no Parent Company, the Surviving Company, and (iii) at least a majority of the members of the board of directors of the Parent Company, or if there is no Parent Company, the Surviving Company, following the consummation of the Reorganization are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

“Committee” means the Board or such other committee consisting of two or more Qualified Members appointed by the Board to administer the Plan. If at any time a committee has not been designated as the Committee, the Compensation Committee of the Board shall constitute the Committee, or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee, and all references herein to the Committee shall be deemed to be references to the Board.

“Company” means W. R. Berkley Corporation, a Delaware corporation.

“Corporate Event” has the meaning set forth in Section 12(b) below.

“Data” has the meaning set forth in Section 22(d) below.

“Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, disability of such Participant, as determined by the Committee in its sole discretion. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement. Notwithstanding the foregoing, a Participant shall not be deemed to have suffered a Disability hereunder with respect to any Awards constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Disability unless such Participant is considered “disabled” within the meaning of Section 409A of the Code.

“Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (i) two years after the date on which the Participant was granted the Incentive Stock Option or (ii) one year after the date upon which the Participant acquired the Stock.

“Effective Date” means May 31, 2018.

“Eligible Person” means (1) each employee and officer of the Company or of any of its Affiliates, including each such employee and officer who may also be a director of the Company or any of its Affiliates, (2) each non-employee director of the Company or any of its Affiliates, (3) each other natural person who provides substantial services to the Company or any of its Affiliates as a consultant or advisor (or a wholly owned alter ego entity of the natural person providing such services of which such person is an employee, shareholder or partner) and who is designated as eligible by the Committee, and (4) each natural person

2018 Proxy Statement	B-3

ANNEX B

who has been offered employment or a consultancy by the Company or any of its Affiliates; provided that such prospective employee or consultant may not receive any payment or exercise any right relating to an Award until such person has commenced employment or service with the Company or its Affiliates; provided further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term Affiliate as used in this definition shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain other than the last corporation or other entity owns equity possessing at least fifty percent (50%) or more of the total combined voting power of all classes of equity in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to qualify as an Incentive Stock Option, the term “Affiliate” as used in this definition shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code or a “parent corporation” with respect to the Company within the meaning of Section 424(e) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or its Affiliates for purposes of eligibility for participation in the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules and regulations thereunder and successor provisions and rules and regulations thereto.

“Expiration Date” means the date upon which the term of an Option or Stock Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.

“Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, except as otherwise determined by the Committee in a manner consistent with Section 409A of the Code, the average of the high and low prices reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination, or if the date of determination is not a trading day for such exchange, the average of the high and low prices on the most recent trading day. If the Stock is not listed on a national securities exchange, the Fair Market Value shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

“Good Reason” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Good Reason, the occurrence of any one of the following events, unless the Participant agrees in writing that such event shall not constitute Good Reason: (A) a material reduction in the Participant’s duties or responsibilities from those in effect immediately prior to a Change in Control; (B) a material reduction in the Participant’s base salary below the levels in effect immediately prior to a Change in Control; or (C) relocation of the Participant’s primary place of employment to a location more than fifty (50) miles from its location, and further from the Participant’s primary residence, immediately prior to a Change in Control; provided, however, that with respect to any Good Reason termination, the Company will be given not less than thirty (30) days’ written notice by the Participant (within sixty (60) days of the occurrence of the event constituting Good Reason) of the Participant’s intention to terminate the Participant’s employment for Good Reason, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and such termination shall be effective at the expiration of such thirty (30) day notice period only if the

B-4	W. R. Berkley Corporation

ANNEX B

Company has not fully cured such act or acts or failure or failures to act that give rise to Good Reason during such period; provided, further, that notwithstanding any provision in this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within six (6) months of the initial existence of the applicable condition. In the event that there is an Award Agreement or Participant Agreement defining Good Reason, “Good Reason” shall have the meaning provided in such Award Agreement or Participant Agreement.

“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Named Executive Officer” means, as of any date of determination, a “named executive officer” (as such term is defined under Item 402(a)(3) of Regulation S-K) of the Company listed in the Company’s most recently filed proxy statement for its annual meeting of stockholders.

“Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

“Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase one (1) or more shares of Stock at a specified exercise price during a specified period.

“Participant” means an Eligible Person who has been granted an Award under the Plan, or if applicable, such other person or entity that holds an Award.

“Participant Agreement” means an employment or services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

“Performance Award” means an Award of Restricted Stock or Restricted Stock Units, or any other Stock-based Award, granted to a Participant under Section 9 hereof, which Award is subject to the achievement of Performance Objectives during a Performance Period.

“Performance Objectives” means the performance objectives established pursuant to the Plan for Participants who have received Performance Awards.

“Performance Period” means the period designated for the achievement of Performance Objectives.

“Plan” means this W. R. Berkley Corporation 2018 Stock Incentive Plan, as amended from time to time.

“Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.

“Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

“Restricted Stock Unit” means a notional unit, granted to a Participant pursuant to Section 7 hereof, representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

2018 Proxy Statement	B-5

ANNEX B

“Securities Act” means the Securities Act of 1933, as amended from time to time, including rules and regulations thereunder and successor provisions and rules and regulations thereto.

“Service Recipient” means, with respect to a Participant holding a given Award, either the Company or the Affiliate of the Company by which the original grantee of such Award is principally employed or to which such original grantee provides services, or following a Termination, either the Company or the Affiliate of the Company by which the original grantee of such Award was most recently employed or to which such original grantee was most recently providing services, as applicable.

“Stock” means the Company’s common stock, par value $0.20 per share, and such other securities as may be substituted for such stock pursuant to Section 12 hereof.

“Stock Appreciation Right” means a conditional right, granted to a Participant under Section 8 hereof, to receive an amount equal to the value of one (1) share of Stock in excess of the specified base price per share at the time of exercise.

“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa, or a Participant transfers employment or service from the Company to an Affiliate of the Company, or vice versa, or from one Affiliate of the Company to another Affiliate of the Company), such change in status will not be deemed a Termination hereunder. Notwithstanding the foregoing, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

“WRB Affiliate” means, collectively, William R. Berkley and any of his “family members,” within the meaning of Securities Act Form S-8 (including, for the avoidance of doubt, great-grandchildren), and his Affiliates.

B-6	W. R. Berkley Corporation

ANNEX B

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants, (2) grant Awards, (3) determine the type, number of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards, (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (6) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time, and (7) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all persons, including, without limitation, the Company, its Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan.

(c) Rule 16b-3. The provisions of the Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act and shall be construed and interpreted in a manner so as to comply with such rules. Notwithstanding foregoing and any other provision of the Plan to the contrary, if for any reason the Committee does not meet the requirements of Rule 16b-3 of the Exchange Act, such noncompliance with the requirements of Rule 16b-3 of the Exchange Act shall not affect the validity of Awards, interpretations, or other actions of the Committee.

4. Shares Available Under the Plan.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 12 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall equal the sum of (1) 6,500,000, (2) the number of shares of Stock authorized for issuance or transfer under the 2012 Plan that are not subject to awards outstanding or previously exercised or settled as of the Effective Date, (3) to the extent that an award outstanding under the 2003 Plan or 2012 Plan as of the Effective Date expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the grantee of the full number of shares to which the award related, the number of shares that are undelivered on a one-for-one basis, in the case of awards under the 2003 Plan, and on a one-for-2.47 basis, in the case of awards under the 2012 Plan. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the Company on the open market or by private purchase. Following the Effective Date, no new awards shall be granted under the 2012 Plan.

2018 Proxy Statement	B-7

ANNEX B

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. For each share of Stock delivered pursuant to any awards other than Options and Stock Appreciation Rights, the number of shares of Stock available for delivery hereunder shall be reduced by 2.47. To the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without a delivery to the Participant of the full number of shares to which the Award related, the undelivered shares will again be available for grant with awards other than Options and Stock Appreciation Rights being added back to the share reserve on a one-for-2.47 basis. Shares of Stock withheld or surrendered in payment of the exercise price or taxes relating to an Award (including shares of Stock subject to a Stock Appreciation Right that are not issued to the Participant upon Stock settlement of such Stock Appreciation Right) shall be deemed to constitute shares delivered to the Participant and shall not be available for future Awards under the Plan.

(c) Individual Award Limitations. Notwithstanding anything to the contrary herein, the maximum number of shares of Stock with respect to which Options, Stock Appreciation Rights, and Performance Awards may be granted to any individual in any one calendar year shall not exceed 2,250,000. The maximum value of the aggregate payment that any individual may receive with respect to a Performance Award that is valued in dollars in respect of any annual Performance Period is $10,000,000, and for any Performance Period in excess of one (1) year, such amount multiplied by a fraction, the numerator of which is the number of months in the Performance Period and the denominator of which is twelve (12).

(d) Incentive Stock Options. All shares of Stock reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.

(e) Minimum Vesting Period. No Award may vest over a period that is less than one (1) year from the date of grant; provided, however, that the foregoing minimum vesting period shall not apply to: (i) Awards granted in payment of or exchange for an equivalent amount of salary, bonus or other earned cash compensation (including Performance Awards); or (ii) Awards involving an aggregate number of shares of Stock not in excess of five percent (5%) of the aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4 hereof).

(f) Minimum Holding Period. Any Award granted under the Plan to a Named Executive Officer or any other Participant that the Committee may determine shall provide that the Stock subject to such Award, net of shares of Stock withheld or otherwise applied to satisfy tax withholding obligations, shall be subject to a minimum holding period of at least twelve (12) months from the date such Award vests or is exercised, subject to exceptions for death, Disability, retirement and other termination of employment events as may be prescribed by the Committee.

5. Options.

(a) General. Certain Options granted under the Plan are intended to qualify as Incentive Stock Options. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant

B-8	W. R. Berkley Corporation

ANNEX B

to the definition above) of the Company. The provisions of separate Options shall be set forth in separate Award Agreements, which agreements need not be identical.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted.

(c) Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant; provided, however, that exercise price shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option.

(d) Payment for Stock. Payment for shares of Stock acquired pursuant to Options granted hereunder shall be made in full upon exercise of an Option (1) in immediately available funds in United States dollars, or in cash equivalents, (2) by delivery of shares of Stock having a value equal to the exercise price, (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise). Anything herein to the contrary notwithstanding, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e) Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Award Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion remove any restrictions on or accelerate the vesting of any Option in connection with a Participant’s death, Disability or retirement. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires.

(f) Termination of Service. Except as provided by the Committee in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason, (1) all vesting with respect to such Participant’s outstanding Options shall cease, (2) each of such Participant’s outstanding unvested Options shall expire as of the date of such Termination, and (3) each of such Participant’s outstanding vested Options shall remain exercisable until the earlier of the applicable Expiration Date and the date that is ninety (90) days after the date of such Termination.

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ANNEX B

(g) Special Provisions Applicable to Incentive Stock Options.

(1) Any Incentive Stock Option granted to an Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any “subsidiary corporation” (within the meaning of Section 424(f) of the Code) or a “parent corporation,” within the meaning of Section 424(e) of the Code, in each case with respect to the Company, (i) shall have an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (ii) shall not be exercisable more than five (5) years after the date on which it is granted; provided, however, that to the extent that any such Option does not qualify as an Incentive Stock Option, such Option shall be treated as a Nonqualified Stock Option.

(2) To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(3) Each Participant who receives an Incentive Stock Option shall be deemed to have agreed to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

(4) No Incentive Stock Options may be granted hereunder following February 28, 2028.

6. Restricted Stock.

(a) General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Award Agreements, which agreements need not be identical. Subject to the restrictions set forth in Section 6(b), and except as otherwise set forth in the applicable Award Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Award Agreement, (i) cash dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate and (ii) any dividends or distributions consisting of shares of Stock or other property shall be paid to the Participant and shall be subject to the same restrictions on transferability and forfeiture as the shares of Restricted Stock with respect to which they were paid. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Award Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion remove any restrictions on or accelerate the vesting of any Award of Restricted Stock in connection with a Participant’s death, Disability or retirement. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock

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ANNEX B

shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. In addition to any other restrictions set forth in a Participant’s Award Agreement, until such time as the Restricted Stock has vested pursuant to the terms of the Award Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock.

(c) Termination of Service. Except as provided by the Committee in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock shall cease, and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the original purchase price paid for the Restricted Stock, or if the original purchase price is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

7. Restricted Stock Units.

(a) General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate Award Agreements, which agreements need not be identical.

(b) Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Award Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion remove any restrictions on or accelerate the vesting of any Restricted Stock Unit in connection with a Participant’s death, Disability or retirement. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason.

(c) Settlement. Restricted Stock Units shall be subject to a deferral period as set forth in the applicable Award Agreement, which may or may not coincide with the vesting period, as determined by the Committee in its discretion. Delivery of Stock, cash, or property, as determined by the Committee, will occur upon a specified delivery date or dates upon the expiration of the deferral period specified for the Restricted Stock Units in the Award Agreement. Unless otherwise set forth in a Participant’s Award Agreement, dividends, if any, with respect to shares of Stock underlying Restricted Stock Units shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Stock to which such dividends relate.

(d) Termination of Service. Except as provided by the Committee in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units shall cease, (2) each of such Participant’s outstanding unvested Restricted Stock Units shall be forfeited for no consideration as of the date of such Termination, and (3) any shares of Stock remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the Award Agreement.

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ANNEX B

8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate Award Agreements, which agreements need not be identical.

(b) Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted.

(c) Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that the applicable base price shall not be less than the Fair Market Value on the date of grant.

(d) Vesting. Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Award Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion remove any restrictions on or accelerate the vesting of any Stock Appreciation Right in connection with a Participant’s death, Disability or retirement. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. If a Stock Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires.

(e) Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property as specified in an Award Agreement or determined by the Committee, in each case having a value, in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one (1) share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f) Termination of Service. Except as provided by the Committee in an Award Agreement or otherwise, in the event of a Participant’s Termination for any reason, (1) all vesting with respect to such Participant’s outstanding Stock Appreciation Rights shall cease, (2) each of such Participant’s outstanding unvested Stock Appreciation Rights shall expire as of the date of such Termination, and (3) each of such Participant’s outstanding vested Stock Appreciation Rights shall remain exercisable until the earlier of the applicable Expiration Date and the date that is ninety (90) days after the date of such Termination.

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ANNEX B

9.    Performance Awards.

(a) General. Performance Awards may be granted hereunder to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Performance Awards, including the determination of the Committee with respect to the form of payout of Performance Awards, shall be set forth in separate Award Agreements, which agreements need not be identical.

(b) Value of Performance Awards. In addition to any other non-performance terms included in the Award Agreement, the Committee shall set the applicable Performance Objectives in its discretion, which objectives, depending on the extent to which they are met, will determine the value of a Performance Award, and the amount, if any, that will be paid out to the Participant.

(c) Earning of Performance Awards. Upon the expiration of the applicable Performance Period or other non-performance-based vesting period, if longer, the holder of a Performance Award shall be entitled to receive payout on the value of the Performance Award earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Objectives have been achieved and any other non-performance-based terms met.

(d) Form and Timing of Payment of Performance Awards. Payment of earned Performance Awards shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Awards in the form of cash, Stock, or other Awards (or in a combination thereof) equal to the value of the earned Performance Awards at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any cash, Stock, or other Awards issued in connection with a Performance Award may be issued subject to any restrictions deemed appropriate by the Committee.

(e) Termination of Service. Except as provided by the Committee in an Award Agreement or otherwise, if, prior to the time that the applicable Performance Period has expired, a Participant undergoes a Termination for any reason, all of such Participant’s Performance Awards shall be forfeited by the Participant to the Company for no consideration.

(f) Performance Objectives.

(1) Each Performance Award shall specify the Performance Objectives that must be achieved before such Award shall become earned. The Company may also specify a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

(2) Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual Participant, the specific Service Recipient, or an Affiliate, division, department, business unit, or function of or within the Company or the Service Recipient, or any combination thereof. Performance Objectives may be measured on an absolute or relative basis. Relative performance may be measured by comparison to a peer company or group of peer companies, by comparison between one or more Affiliates, divisions, departments, business units, or functions, or by comparison to a financial market index or indices.

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ANNEX B

(3) The Committee shall adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the applicable date of grant of a Performance Award that are unrelated to the performance of the Company or Participant and result in a distortion of the Performance Objectives or the related minimum acceptable level of achievement. Potential transactions or events giving rise to adjustment include, but are not limited to, (i) restructurings, discontinued operations, extraordinary items or events, and other unusual or nonrecurring charges; (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; and (iii) a change in tax law or accounting standards required by generally accepted accounting principles.

10. Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

11. Change in Control.

(a) Notwithstanding any other provisions of the Plan, an Award Agreement or Participant Agreement to the contrary, with respect to any Award that is assumed or substituted for in connection with a Change in Control, the vesting, payment, purchase or distribution of such Award may not be accelerated by reason of the Change in Control for any Participant unless the Participant experiences an involuntary Termination (as defined in Section 11(c) below) as a result of the Change in Control.

(b) In the event of a Change in Control, unless otherwise provided for in an Award Agreement or Participant Agreement or specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges, any Award held by a Participant who experiences an involuntary Termination as a result of a Change in Control shall vest as follows:

(1) With respect to any Award that is subject to performance-based vesting conditions, a prorated portion of such Award shall become vested and no longer subject to forfeiture based on actual performance through the date of such Termination, as determined by the Committee, and shall be settled in accordance with its terms; and

(2) With respect to any Award that is not subject to performance-based vesting conditions, such Award shall immediately become fully vested and no longer subject to forfeiture and settled in accordance with its terms.

(c) For purposes of this Section 11, a Participant will be deemed to experience an involuntary Termination as a result of a Change in Control if the Participant experiences a Termination by the Service Recipient

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ANNEX B

other than for Cause or by the Participant for Good Reason, or otherwise experiences a Termination under circumstances which entitle the Participant to mandatory severance payment(s) pursuant to applicable law, or, in the case of a non-employee director of the Company, if the non-employee director’s service on the Board terminates in connection with or as a result of a Change in Control, in each case, during the eighteen (18) month period following such Change in Control.

(d) For purposes of this Section 11 and Section 12(b) below, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award is assumed or substituted for with one of comparable value and remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control.

(e) For purposes of this Section 11, an event shall only constitute a Change in Control if the event constituting a Change in Control also constitutes “a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” within the meaning of Section 409A(a)(2)(A)(v) of the Code and the regulations promulgated thereunder.

12. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. The aggregate number of shares of Stock that may be granted or purchased pursuant to Awards (as set forth in Section 4 above), the number of shares of Stock covered by each outstanding Award, and the price per share of Stock underlying each such Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee, as to the number, price, or kind of a share of Stock or other consideration subject to such Awards (1) in the event of changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (2) in connection with any extraordinary dividend declared and paid in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) in the event of any change in applicable laws or circumstances that results in or could result in, in either case, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan.

(b) Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement or otherwise, in connection with (i) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (ii) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash, (iii) subject to Section 11 above, a Change in Control, or (iv) the reorganization or liquidation of the Company (each, a “Corporate Event”), the Committee may, in its discretion, provide for any one or more of the following:

(1) The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in subsection (a) above, and to the extent that such Awards are Performance Awards or other Awards that vest subject to the

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ANNEX B

achievement of Performance Objectives or similar performance criteria, such Performance Objectives or similar performance criteria shall be adjusted appropriately to reflect the Corporate Event;

(2) The acceleration of vesting of any or all Awards not assumed or substituted for in connection with such Corporate Event, subject to the consummation of such Corporate Event, with any Performance Awards or other Awards that vest subject to the achievement of Performance Objectives or similar performance criteria deemed earned at the target level (or if no target is specified, the maximum level) with respect to all unexpired performance periods;

(3) The cancellation of any or all Awards not assumed or substituted for in connection with such Corporate Event (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options, Stock Appreciation Rights, and other Awards subject to exercise, the applicable exercise or base price; provided, however, that holders of Options, Stock Appreciation Rights, and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise or base price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise or base price, such Awards shall be canceled for no consideration; and

(4) The replacement of any or all Awards (other than Awards that are intended to qualify as “stock rights” that do not provide for a “deferral of compensation” within the meaning of Section 409A of the Code) with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date.

Payments to holders pursuant to paragraph (3) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise or base price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this subsection (b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (C) deliver customary transfer documentation as reasonably determined by the Committee. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c) Fractional Shares. Any adjustment provided under this Section 12 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award.

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ANNEX B

13. Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

14. Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, an Award Agreement, or by action taken by the Committee, no person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that person.

15. Transferability of Awards.

Except as otherwise specifically provided in the Plan, an Award Agreement, or by the Committee, Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, no Award shall be transferable for value or consideration; provided that, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

16. Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

17. Compliance with Laws.

The obligation of the Company to deliver Stock upon vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the Securities and Exchange Commission pursuant to the Securities Act or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

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ANNEX B

18. Withholding Obligations.

As a condition to the vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the minimum amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the vesting, exercise, or settlement date of the Award, as applicable; provided, however, that the aggregate Fair Market Value of the number of shares of Stock that may be used to satisfy tax withholding requirements may not exceed the minimum statutorily required withholding amount with respect to such Award (unless the Committee determines, in its discretion, that a greater number of shares of Stock may be used to satisfy tax withholding requirements without resulting in adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)).

19. Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b) Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(c) Stockholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 12 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time to the extent necessary to bring such Awards into compliance with applicable law or stock exchange rules or to prevent adverse tax or accounting consequences to the Company or Participants under Section 409A of the Code or accounting rules.

(d) No Repricing of Awards Without Stockholder Approval. Notwithstanding subsection (a) or (b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from the events described in Section 12(a) above), (2) any other action that is treated as a repricing under generally accepted accounting principles, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise

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ANNEX B

or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 12(b) above.

20. Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the Effective Date. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

21. Effective Date of the Plan.

The Plan is effective as of the Effective Date, subject to stockholder approval.

22. Miscellaneous.

(a) Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (2) the Company retain physical possession of the certificates, and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.

(c) Restrictive Covenants. The Committee may subject any Award to forfeiture or repayment in the event that the Participant competes with the business of the Company or any of its Affiliates or solicits employees or clients of the Company or any of its Affiliates.

(d) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the

2018 Proxy Statement	B-19

ANNEX B

Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(e) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–United States tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 22(e) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–United States nationals or are primarily employed or providing services outside the United States.

(f) No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated,

B-20	W. R. Berkley Corporation

ANNEX B

against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate or articles of incorporation or bylaws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(g) Payments Following Accidents or Illness. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(h) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware without reference to the principles of conflicts of laws thereof.

(i) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(j) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any person or persons other than such member.

(k) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

*    *    *

2018 Proxy Statement	B-21

W. R. BERKLEY CORPORATION

ATTN: IRA S. LEDERMAN, SECRETARY

475 STEAMBOAT ROAD

GREENWICH, CT 06830

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E46157-P00888 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

W. R. BERKLEY CORPORATION

The Board of Directors recommends you vote FOR the following proposals:
1.	Election of Directors
	Nominees	For	Against	Abstain			For	Against	Abstain
	1a. William R. Berkley	☐	☐	☐	2.	To approve the W. R. Berkley Corporation 2018 Stock Incentive Plan.	☐	☐	☐
	1b. Christopher L. Augostini	☐	☐	☐	3.

Non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, or “say-on-pay.”

	1c. Mark E. Brockbank	☐	☐	☐			☐	☐	☐
	1d. María Luisa Ferré	☐	☐	☐
	1e. Leigh Ann Pusey	☐	☐	☐	4.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2018.	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

E46158-P00888

W. R. BERKLEY CORPORATION

Annual Meeting of Stockholders

May 31, 2018 1:00 PM

This proxy is solicited by the Board of Directors

The undersigned stockholder of W. R. BERKLEY CORPORATION hereby appoints RICHARD M. BAIO and IRA S. LEDERMAN, and either of them, the true and lawful agents and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of common stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the executive offices of the Company, 475 Steamboat Road, Greenwich, Connecticut, on May 31, 2018 at 1:00 p.m., and at any adjournment of such meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side